AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 1997
                                           REGISTRATION STATEMENT NO. 333-22637

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                   AMENDMENT
                                     NO. 1
                                       TO
                                   FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------

                                 H.T.E., INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            FLORIDA                              7389                       59-2133858
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)


                                                                                           DENNIS J. HARWARD
                                                                                   CHAIRMAN OF THE BOARD, PRESIDENT,
                                                                                      AND CHIEF EXECUTIVE OFFICER
                                                                                             H.T.E., INC.
               390 NORTH ORANGE AVENUE, SUITE 2000                              390 NORTH ORANGE AVENUE, SUITE 2000
                       ORLANDO, FLORIDA 32801                                           ORLANDO, FLORIDA 32801
                           (407) 841-3235                                                   (407) 841-3235
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
 INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)           INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------

                         COPIES OF COMMUNICATIONS TO:

       RANDOLPH H. FIELDS, ESQ.               RICHARD A. HEINLE, ESQ.
     GREENBERG, TRAURIG, HOFFMAN,                 FOLEY & LARDNER
    LIPOFF, ROSEN & QUENTEL, P.A.       111 NORTH ORANGE AVENUE, SUITE 1800
 111 NORTH ORANGE AVENUE, SUITE 2050          ORLANDO, FLORIDA 32801
        ORLANDO, FLORIDA 32801                 PHONE (407) 423-7656
         PHONE (407) 420-1000                   FAX (407) 648-1743
          FAX (407) 420-5909

                                ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ---------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED APRIL 7, 1997

                                    HTE LOGO

                               2,500,000 SHARES

                                  H.T.E., INC.

                                 COMMON STOCK
                                ----------------

     Of the 2,500,000 shares of Common Stock offered hereby 1,950,000 are being offered by H.T.E., Inc. ("HTE" or the "Company") and 550,000 shares are being offered by certain selling shareholders (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of the shares from the Selling Shareholders. See "Principal and Selling Shareholders." Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has made application to list the Common Stock on the Nasdaq National Market under the symbol "HTEI."

                                ----------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                SEE "RISK FACTORS" ON PAGES 6 THROUGH 11.

                               ----------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                                 UNDERWRITING
                    PRICE TO     DISCOUNTS AND    PROCEEDS TO        PROCEEDS TO
                     PUBLIC     COMMISSIONS(1)     COMPANY(2)    SELLING SHAREHOLDERS
Per Share   ......      $              $               $                  $
Total(3)    ......      $              $               $                  $

--------------------------------------------------------------------------------

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $700,000.

(3) The Company has granted to the Underwriters a 45-day option to purchase up to 375,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to the Company and Proceeds to the Selling Shareholders will be $ , $ , $ and $ , respectively. See "Underwriting."

                                ----------------

     The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the certificates for the shares of Common Stock will be available for delivery at the offices of Volpe Brown Whelan & Company, LLC, One Maritime Plaza, San
Francisco, California on or about         , 1997.

VOLPE BROWN WHELAN & COMPANY                        JANNEY MONTGOMERY SCOTT INC.

                   THE DATE OF THIS PROSPECTUS IS      , 1997

[GRAPHIC DESCRIPTION FOR INSIDE FLAP]

INSIDE FLAP GRAPHIC

HTE TOTAL ENTERPRISE SOLUTION

[CIRCULAR REPRESENTATION]

PUBLIC             FINANCIAL
SAFETY             SYSTEMS
SYSTEMS


COMMUNITY          UTILITIES
SERVICE
SYSTEMS


                               ----------------


     HTE is a leading provider of enterprise-wide software applications to public sector organizations. The Company's Total Enterprise Solution currently includes 35 applications addressing four functional areas: financial management, community services, public safety and utility management. The Company's products operate as integrated suites or as stand-alone applications and function with a variety of computer and network hardware, operating systems, database software and desktop applications provided by other vendors. The Company also offers project management, full implementation services and 24-hour customer support.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

[DESCRIPTION OF PICTURES FOR INSIDE FOLDOUT COVER]

Financial Management
HTE's financial suite is designed specifically for government entities. Applications adhere to fund accounting principles and provide integrated financial management functions including general ledger, budgeting, purchasing, payroll and asset management.
[PICTURE OF WOMAN AT COMPUTER]

[PICTURE OF COMPUTER SCREEN OF FINANCIAL SOFTWARE APPLICATION]
Applications
* GMBA
* INFISYS
* Extended Reporting
* Accounts Receivable
* Cash Receipts
* Payroll/Personnel
* Applicant Tracking
* Purchasing/Inventory
* Fleet Management
* Asset Management I
* Asset Management II

Community Services
[PICTURE OF MAN USING PREENABLED MOBILE COMPUTER EQUIPMENT]
HTE's Community Services System is based on a centralized land and location database that provides common access to property information for business licenses, building permits, planning and zoning activities, and tax billing and collections. The applications generate all necessary documentation and improve revenue tracking processing and payment collection.


[PICTURE OF COMPUTER SCREEN OF COMMUNITY SERVICE SOFTWARE--CODE ENFORCEMENT APPLICATION]
Applications
* Land/Parcel Management
* Building Permits
* Code Enforcement
* Business Licenses
* Planning and Zoning
* Tax Billing and Collections
* Parks and Recreation

[DESCRIPTION OF PICTURES FOR OPPOSITE PAGE]

Public Safety
[PICTURE OF POLICE OFFICER IN VEHICLE WITH LAPTOP COMPUTER]
Designed for the modern, fast-paced public safety environment, HTE's public safety solution offers police, fire, rescue and other emergency personnel an integrated suite of applications that provide real-time access to vital information.
[PICTURE OF CENTRAL SYSTEM]


[PICTURE OF COMPUTER SCREEN OF COMPUTER AIDED DISPATCH APPLICATION SOFTWARE] Applications
* Computer Aided Dispatch IV
* Computer Aided Dispatch III
* CRIMES Management
* Crackdown
* FIRES Management
* Fire Resources Activity Tracking
* Fire Prevention
* Emergency Medical Services
* Mobile Data Systems
* Integrated Mapping
* Case Management
* Citation Management

Utilities
[PICTURE OF CABLE]
HTE's utility application suite facilitates the management of electric, water, gas and other services by automating tasks such as customer location maintenance, meter reading, generation of service orders, bill processing and refunds.

[PICTURE OF COMPUTER SCREEN OF UTILITY MANAGEMENT SYSTEM APPLICATION SOFTWARE AND EMPLOYEE USING FIELD EQUIPMENT]
Applications
* Customer Information System
* Continuing Property Records
* Work Orders/Facility Management
* Distribution Management
* Contract Management

                              PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE INFORMATION DISCUSSED UNDER "RISK FACTORS." EXCEPT AS SET FORTH IN THE CONSOLIDATED FINANCIAL STATEMENTS AND UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THE PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION, AND (II) GIVES EFFECT TO A RECAPITALIZATION AND RELATED 53-FOR-ONE SPLIT AS DESCRIBED IN "-THE RECAPITALIZATION." THE COMPANY CHANGED ITS FISCAL YEAR END FROM MARCH 31 TO DECEMBER 31 EFFECTIVE DECEMBER 31, 1996.


                                  THE COMPANY

     HTE develops, markets, implements and supports fully-integrated enterprise-wide software applications designed specifically for public sector organizations, including state, county and city governments, other municipal agencies and publicly owned utilities. For the past 15 years, the Company has focused its applications, business and marketing exclusively on the public sector and has established itself as a market leader. HTE's fully-integrated enterprise-wide software applications are designed to enable public sector organizations to improve delivery of services, reduce costs, enhance revenue collection, operate successfully within budgetary constraints, comply with government regulations and improve overall operating efficiencies. The Company's Total Enterprise Solution currently includes 35 applications addressing four functional areas: financial management, community services, public safety and utility management. The Company's products operate as integrated suites of applications or as stand-alone applications and function with a variety of computer and network hardware, operating systems, database software and desktop applications provided by other vendors.

     The public sector marketplace is composed of state, county and city governments, other municipal agencies and publicly owned utilities. Like many private sector businesses, public sector organizations are facing increasing pressure to improve delivery of goods and services while striving to reduce costs and generate additional revenue. In response, public sector organizations are employing information technology solutions in an effort to streamline and automate administrative intensive processes, improve timeliness and quality of services and generally enhance operating efficiencies. In 1996, state and local government agencies spent approximately $34.5 billion on information technology and related products according to G2 Research, Inc. This total included approximately $5.0 billion for software, $6.7 billion for external services and $7.4 billion for hardware. Approximately $15.4 billion was spent on internal services such as in-house MIS departments.

     In the 1970s and 1980s, local governments and utility companies began to use computerized operations management systems principally based on mainframe computers and later based on minicomputers. These legacy systems typically were developed on a custom basis using proprietary operating systems and database software. As a result, these systems are often difficult and expensive to maintain, update and change. In recent years, a number of software providers have offered "point solutions" that focus on a single function and are not interoperable with other software applications. Additionally, certain vendors offer generalized software applications that frequently are not specifically tailored to the nuances of the public market and do not enable information sharing across multiple departments. Many public sector organizations currently are faced with a pressing need to integrate mission-critical functions and databases by replacing stand-alone applications and customized software with solutions that manage the flow of information across the enterprise.

     HTE offers fully-integrated enterprise-wide software solutions designed to automate and integrate the operations of public sector organizations. The applications in the Company's Financial Management System are based on government fund accounting and provide integrated financial management functions including the general ledger, budgeting, purchasing and asset management. The Company's Community Services System provides a centralized land and location database solution which expedites access to property data, building licenses and permits, planning and zoning processes and tax and billing collections. Public Safety applications offer police, fire and rescue entities and other emergency personnel a complete public safety solution through an integrated suite of applications which provide immediate field access to vital information. The Company's Utility Systems facilitate electric, water and gas utility services by automating tasks such as customer location maintenance, meter reading maintenance, bill processing, delinquencies, penalties, refunds and write-offs. All of the Company's applications are designed to work together seamlessly and allow users to share functions and eliminate redundant data and repetitive tasks.


     In addition to offering a comprehensive suite of applications, the Company provides maintenance services and a complete range of professional services, including system planning and implementation, project management, training and education, and custom applications analysis, design and development. The Company markets and sells its products through a direct sales force. The Company's focus on the public sector has allowed it to develop significant expertise regarding public sector organizations and to design feature-rich solutions that address the specific needs of these organizations. As of December 31, 1996, the Company had over 1,000 customers in the U.S. and Canada, including installations in all 50 U.S. states.

                                  THE OFFERING

Common Stock offered by:
  The Company    ..........................................    1,950,000 shares
  The Selling Shareholders   ..............................      550,000 shares
Common Stock to be outstanding after this offering   ......    7,313,651 shares(1)
Use of Proceeds  ..........................................    Repayment of indebtedness, working capital and
                                                               other general corporate purposes and potential
                                                               acquisitions. See "Use of Proceeds."
Proposed Nasdaq National Market symbol   ..................    HTEI

----------------

(1) Excludes 954,000 shares of Common Stock reserved for issuance pursuant to the Company's 1997 Executive Incentive Compensation Plan and 53,000 options issued to an employee exercisable as of January 1, 1997. See
    "Management-1997 Executive Incentive Compensation Plan."



                              THE RECAPITALIZATION

     Immediately prior to the effective date of this offering, the Company will complete a recapitalization (the "Recapitalization") pursuant to which each outstanding share of the Company's currently authorized Class A common stock, mandatorily redeemable Class C common stock and convertible mandatorily redeemable preferred stock ("Redeemable Preferred Stock") will automatically be converted into 53 shares of a newly authorized class of Common Stock. As part of the Recapitalization, the Company will pay in cash all accrued dividends on the Redeemable Preferred Stock. See Notes 6, 7 and 16 of Notes to Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                      YEAR ENDED MARCH 31,
                                                        ----------------------------------------
                                                        1993         1994        1995       1996
                                                        ----         ----        ----       ----
 STATEMENT OF OPERATIONS DATA:
 Total revenues  ....................................   $11,315    $ 14,584    $19,706    $30,200
 Income (loss) from operations  .....................        17      (1,019)       955        637
 Net income (loss)  .................................      (189)     (1,045)       712        299
 Net income (loss) attributable to
   common stockholders   ............................      (189)     (1,045)       628        115
 Pro forma net income (loss) attributable to
   common stockholders(1)   .........................       (86)       (692)       379        115
 Pro forma net income (loss) per common and
   common equivalent share(1)(2)  ...................   $ (0.03)   $  (0.20)   $  0.11    $  0.05
 Pro forma weighted average number of common
   and common equivalent shares outstanding(2)   ....     3,106       3,504      4,311      5,481



                                                           NINE MONTHS ENDED
                                                               DECEMBER 31,
                                                          -------------------
                                                          1995           1996
                                                          ----           ----
                                                         (UNAUDITED)
 STATEMENT OF OPERATIONS DATA:
 Total revenues  ....................................     $ 20,673     $28,688
 Income (loss) from operations  .....................       (1,393)      1,606
 Net income (loss)  .................................         (858)        834
 Net income (loss) attributable to
   common stockholders   ............................         (996)       (169)
 Pro forma net income (loss) attributable to
   common stockholders(1)   .........................         (996)       (169)
 Pro forma net income (loss) per common and
   common equivalent share(1)(2)  ...................     $  (0.16)    $  0.15
 Pro forma weighted average number of common
   and common equivalent shares outstanding(2)   ....        5,481       5,481



                                                                                DECEMBER 31, 1996
                                                                -----------------------------------------------
                                                                                PRO FORMA
                                                                                   FOR
                                                                 ACTUAL    RECAPITALIZATION(3)   AS ADJUSTED(4)
                                                                ---------  -------------------   ---------------
BALANCE SHEET DATA:
Cash and cash equivalents  ....................................  $  740           $  308             $18,764
Working capital (deficit)  ....................................    (410)            (843)             19,979
Total assets   ................................................  24,781           24,348              42,804
Notes payable to related parties, less current portion   ......     240              240                   -
Total stockholders' equity (deficit)  ........................     (722)           3,267              24,329



---------

(1) Prior to their October 31, 1994 acquisition, certain businesses acquired by the Company were taxed as S corporations. Pro forma net income (loss) for the years ended March 31, 1993, 1994 and 1995 reflects historical data as adjusted for all income being taxed as a C corporation.

(2) Pro forma net income (loss) per common and common equivalent share and the pro forma weighted average number of common and common equivalent shares outstanding reflects the Company's historical data as adjusted for the Recapitalization and the options and stock issued during the period commencing 12 months prior to the initial filing of the registration statement for this offering. For purposes of the pro forma net income (loss) per common and common equivalent share, the treasury stock method has been used assuming an initial offering price of $12.00 per share.

(3) Gives retroactive effect to the Recapitalization and related payment of accrued dividends. See "-The Recapitalization."

(4) Adjusted to reflect the sale of 1,950,000 shares of Common Stock by the Company at an assumed initial public offering price of $12.00 per share and the application of the net proceeds therefrom as set forth in "Use of Proceeds."

                                 RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

     UNEVEN PATTERNS OF QUARTERLY OPERATING RESULTS. The Company does not believe that the percentage increases in revenues achieved in prior periods should be indicative of anticipated results in future periods. The Company's revenues and operating results are subject to quarterly and other fluctuations resulting from a variety of factors, including the effect of budgeting and purchasing practices of its customers, the length of customer evaluation processes for the Company's solutions, the timing of customer system conversions, and the Company's sales practices. Historically, the Company has recognized a decrease in software licenses in the fiscal quarter ended June 30 and achieved its highest income in the fiscal quarter ended March 31 primarily due to the Company's sales practices. This quarterly trend may not continue in the future. Because a substantial portion of revenues may not be generated until the end of each quarter, the Company may not be able to adjust or reduce spending in response to sales shortfalls or delays. These factors can cause significant variations in operating results from quarter to quarter. The Company believes that quarter to quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial
Condition and Results of Operations-Quarterly Operating Results."

     OPERATING LEVERAGE. Consistent with many companies in the software industry, the Company's business model is characterized by a high degree of operating leverage. The Company's expense levels are based, in significant part, on the Company's expectations of future revenues and are therefore relatively fixed in the short term. If revenue levels fall below expectations, net income is likely to be adversely affected. There can be no assurance that the Company will be able to increase or even maintain its current level of profitability on a quarterly or annual basis in the future.

     RISKS ASSOCIATED WITH PUBLIC SECTOR MARKET. Substantially all of the Company's revenues to date have been attributable to sales of software and services to state, county and city governments, other municipal agencies and publicly owned utilities. The Company expects that sales to such public sector customers will account for substantially all of the Company's revenues in the future. Virtually all of these public sector organizations have existing information processing systems. Accordingly, in order to continue to increase its sales to this market, the Company must persuade these organizations to replace or upgrade existing information processing systems. Change to an organization's information system is a costly, time consuming and operationally disruptive process for the customer. Conversion to a new information processing system must typically be done without any disruption of service and, accordingly, the Company's potential customers perceive a high degree of risk in connection with the adoption of a new system. In addition, the purchase of the Company's products involves a significant commitment of capital, with attendant delays frequently associated with large capital expenditures by an organization. For these and other reasons, the sales cycle associated with the purchase of the Company's products is typically lengthy and subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews, over which the Company has little or no control. There can be no assurance that potential customers for the Company's products in the public sector market will continue to make information processing system replacement decisions at rates necessary to maintain demand for the Company's products and sustain market growth or that the Company's products will be accepted by public sector organizations that consider replacing their current information processing systems. A significant reduction in demand or acceptance of the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

     COMPETITION. The Company faces competition from a variety of software vendors which offer products and services similar to those offered by the Company and from companies offering to develop custom software. Certain competitors have greater technical, marketing and financial resources than the Company. The Company also competes with in-house management information services staff. The

Company believes competitive differentiators in the public sector market are functionality, product flexibility, ease of implementation in adapting product to individual customers' needs without custom programming, enterprise product breadth, individual product features, service reputation and price.

     The Company believes the market is highly fragmented with a large number of competitors that vary in size, primary computer platforms and overall product scope. Within its markets, the Company competes from time to time with (i) custom software and services providers such as Andersen Consulting, KPMG Peat Marwick and Oracle Corporation, (ii) companies which focus on selected segments of the public sector market including PeopleSoft, Inc., Systems Computer & Technology, Inc., J.D. Edwards & Company, Inc. and (iii) a significant number of smaller private companies. Many of these companies currently do not focus exclusively on the public sector or offer fully-integrated enterprise-wide software applications. There can be no assurance that such competitors will not develop products or offer services that are superior to the Company's products or services or that achieve greater market acceptance.

     The Company could face additional competition as other established and emerging companies enter the public sector software application market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third-parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Further, competitive pressures could require the Company to reduce the price of its software licenses and related services, which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition. See "Business-Competition."

     ABILITY TO RESPOND TO TECHNOLOGICAL CHANGE. The Company's future success will depend significantly on its ability to enhance its current products and develop or acquire and market new products which keep pace with technological developments and evolving industry standards as well as respond to changes in customer needs. There can be no assurance that the Company will be successful in developing or acquiring product enhancements or new products to address changing technologies and customer requirements. See "Business-Strategy."

     MANAGEMENT OF GROWTH. The Company has recently experienced a period of significant revenue growth and an expansion in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations. This growth has resulted in new and increased responsibility for management personnel and has placed additional strain upon the Company's operational, administrative and financial resources. To accommodate recent growth, compete effectively and manage potential future growth, the Company must continue to implement and improve information systems, procedures and controls and expand, train, motivate and manage its staff. These demands will require the addition of new management personnel. The Company's future success will depend in part on the ability to attract and retain personnel. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors- Dependence on Key Personnel" and "Business-Employees."

     DEPENDENCE ON KEY PERSONNEL. The Company's continued success will depend upon the availability and performance of its senior management team, particularly Dennis J. Harward, President and Chief Executive Officer, and Jack
L. Harward, Executive Vice President, each of whom possess unique and extensive industry knowledge and experience. The Company currently maintains a $3.0 million key-man life insurance policy on Dennis J. Harward. Success will also depend to a significant degree upon the continuing contributions of its key management, sales, marketing, customer support and product development personnel. The loss of key management or technical personnel could adversely affect the Company. The Company believes that its future success will depend in large part upon its ability to attract and retain highly-skilled managerial, sales, customer support and product development personnel. The Company has at times experienced and continues to experience difficulty in recruiting qualified personnel. Competition for qualified software development, sales and other personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Management-Employment Agreements and Change in Control Agreements."

     ACQUISITION RISK. In November 1996, the Company acquired Bellamy Software Ltd. ("Bellamy") for consideration consisting of $375,000 cash, a $300,000 note and 63,600 shares of Common Stock. For additional information regarding this and other recent acquisitions by the Company, see Note 3 of Notes to Consolidated Financial Statements. As part of its growth strategy, the Company intends to evaluate the acquisition of other companies, assets or product lines that would complement or expand its existing business in attractive geographic or service markets or that would broaden its customer relationships. Although the Company periodically considers possible acquisitions, no specific acquisitions are being negotiated. In addition, although the Company conducts due diligence reviews of potential acquisition candidates, the Company may not be able to identify all material liabilities or risks related to potential acquisition candidates. There can be no assurance that the Company will be able to locate and acquire any business, retain key personnel and customers of an acquired business or integrate any acquired business successfully. Additionally, there can be no assurance that financing for any acquisition, if necessary, will be available on acceptable terms, if at all, or that the Company will be able to accomplish its strategic objectives in connection with any acquisition. See "Business-Strategy."


     RISKS ASSOCIATED WITH EXPANDING SALES FORCE. To date, the Company has sold its products and services through its direct sales force. The Company's ability to achieve significant revenue growth in the future will depend in large part on its success in recruiting and training sufficient sales personnel and establishing and maintaining relationships with strategic partners. Although the Company is currently investing, and plans to continue to invest, significant resources to expand its sales force, the Company has at times experienced and may continue to experience difficulty in recruiting qualified sales personnel. There can be no assurance that the Company will be able to expand successfully its sales force or that any such expansion will result in an increase in revenues. Failure by the Company to expand its sales force could adversely affect the Company's business, operating results and financial condition. See "Business-Strategy" and "-Sales and Marketing."


     DEPENDENCE ON KEY SUPPLIERS AND RELATIONSHIPS. The Company purchases certain key components of its products, including the adapter code and certain application development tools from single or limited source suppliers. For certain of these components there are relatively few suppliers. The Company currently has relatively few agreements that would assure delivery of such components from such suppliers. Generally, these contracts are terminable by either party upon 60 to 90 days notice. Establishing additional or replacement suppliers for any of the numerous components used in the Company's products, if required, may not be accomplished or could involve significant additional costs. The ability of any of the Company's suppliers to provide functional components in a timely manner, or the inability of the Company to locate qualified alternative suppliers for components at a reasonable cost, could adversely affect the Company's business, financial condition and results of operations. The Company's success also depends in part upon its alliances and relationships with leading hardware and software vendors. A change in these relationships could have a material adverse effect on the results of operations and financial condition while the Company seeks to establish alternative relationships. In addition, substantially all of the Company's hardware revenues are derived from the sale of IBM AS/400 systems in connection with the Company's remarketer arrangements with IBM. Any change in this relationship potentially could have an adverse effect on the Company's financial performance. The Company may also need to establish additional alliances and relationships in order to keep pace with evolutions in technology and enhance its service offerings, and there can be no assurance such additional alliances will be established. See "Business-HTE's Layered Software Architecture" and "-Sales and Marketing."

     RISKS ASSOCIATED WITH SALES TO GOVERNMENT AGENCIES. Government organizations require compliance with various legal provisions and procurement regulations. The adoption of new or modified procurement regulations could adversely affect the Company by increasing costs to the Company of competing for sales or by impacting the Company's ability to perform government contracts.
Any violation (intentional or otherwise) of these regulations could result in the imposition of fines, and/or debarment from award of additional government contracts which could have a material adverse effect on the Company.

     RISK OF SOFTWARE DEFECTS. Software products as internally complex as those developed by the Company may contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although the Company has not experienced material adverse effects resulting from any such defects or errors to date, there can be no assurance that defects and errors will not be found after commencement of product shipments. Any such defects could result in loss of revenues or delay market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business-Product Development."

     PRODUCT LIABILITY. The Company markets to its customers complex, mission-critical, enterprise- wide applications. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although the Company has not experienced any significant product liability claims to date, the sale and support of software by the Company may entail the risk of such claims, which may be substantial. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

     PROPRIETARY RIGHTS, RISKS OF INFRINGEMENT AND SOURCE CODE RELEASE. The Company regards certain features of its internal operations, software and documentation as confidential and proprietary, and relies on a combination of contract and trade secret laws and other measures to protect its proprietary intellectual property. The Company has no patents and, under existing copyright laws, has only limited protection. The Company believes that, due to the rapid rate of technological change in the computer software industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of the Company's employees, frequent product enhancements and timeliness and quality of support services.


     The Company provides its products to customers under exclusive licenses, which generally are non-transferable and have a perpetual term. The Company generally licenses its products solely for the customer's internal operations and only on designated computers. In certain circumstances, the Company makes enterprise-wide licenses available for select applications. The Company provides source code to its customers for several products and has escrowed its source code for the benefit of all customers. The provision of source code may increase the likelihood of misappropriation or other misuse of the Company's intellectual property. See "Business-Intellectual Property, Proprietary
Rights and Licenses."

     BENEFITS OF THE OFFERING TO CURRENT SHAREHOLDERS. One of the principal purposes of this offering is to create a public market for the Company's Common Stock. The Selling Shareholders will receive an aggregate of approximately $6.1 million of the net proceeds of this offering (assuming an initial public offering price of $12.00 per share). As a result of this offering, the Selling Shareholders will also beneficially own Common Stock having an aggregate market value (based on an assumed initial offering price of $12.00 per share) of approximately $54.7 million. The Company's current shareholders acquired their Common Stock at an average price per share of approximately $0.70. In addition, approximately

$300,000 of the net proceeds of this offering will be used to retire a note held by one of the Company's minority shareholders. See "Use of Proceeds,"
"Dilution" and "Principal and Selling Shareholders."

     SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS; POSSIBLE ADVERSE EFFECT ON FUTURE MARKET PRICES. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have outstanding 7,313,651 shares of Common Stock (based upon the number of shares outstanding as of December 31, 1996), of which the 2,500,000 shares sold in this offering will be freely tradeable. Approximately 4.6 million of the remaining shares are subject to agreements with the Underwriters under which such shares may not be offered, sold or otherwise disposed of for a period of 180 days after the date of this Prospectus without the prior written consent of Volpe Brown Whelan & Company, LLC, but will thereafter be eligible for sale pursuant to Rule 144 of the Securities Act. In addition, outstanding options to purchase 53,000 shares of Common Stock were fully vested as of December 31, 1996, all of which options are subject to a 180-day lock-up agreement. In recent offerings in which it has served as lead manager of underwriters, Volpe Brown Whelan & Company, LLC has consented to early releases from lock-up agreements only in a limited number of circumstances, after considering all circumstances that it deemed to be relevant. Volpe Brown Whelan & Company, LLC will, however, have complete discretion in determining whether to consent to early releases from the lock-up agreements delivered in connection with this offering, and no assurance can be given that it will not consent to the early release of all or a portion of the shares of Common Stock and options covered by such lock-up agreements. After the date of this Prospectus, the Company intends to register the Common Stock issued or to be issued under the Company's 1997 Executive Incentive Compensation Plan (the "Executive Incentive Plan"). See "Description of Capital Stock- Registration Rights" and "Shares Eligible for Future Sale."


     FORWARD-LOOKING INFORMATION. In connection with a January 1997 interview by a Central Florida- area software industry publication, the Company's Chief Executive Officer disclosed revenue forecasts of $42 million for the 12 months ended March 31, 1997, $57 million for fiscal year 1998 and $100 million for 2000. Such revenue forecasts are forward-looking information and as such are inherently subject to risk and uncertainty. Important factors which could cause the Company's actual results to differ materially and adversely from the projected revenue levels include each of those discussed elsewhere within this "Risk Factors" section, as well as a failure by the Company to implement successfully any aspect of its growth strategy during the applicable time periods. See "Business-Strategy." Accordingly, there can be no assurance that the Company will achieve such levels of revenues, or, if attained, what effect such revenues will have on the Company's net earnings or earnings per share.


     NO PRIOR TRADING MARKET FOR COMMON STOCK; POTENTIAL VOLATILITY OF STOCK PRICE. Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined through negotiations among the Company and the representatives of the Underwriters based on several factors and may not be indicative of the market price of the Common Stock after this offering. The market price of the shares of Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, conditions and trends in the software and other technology industries, adoption of new accounting standards affecting the software industry, changes in financial estimates by securities analysts, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of technology companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against the company. There can be no assurance that such litigation will not occur in the future with respect to the Company; such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, operating results and financial condition. See "Underwriting."

     CONTROL BY PRINCIPAL SHAREHOLDERS, OFFICERS AND DIRECTORS. Upon completion of this offering, the present directors, executive officers and principal shareholders of the Company and their affiliates will beneficially own approximately 65.8% of the outstanding Common Stock. As a result, these shareholders will be able to exercise control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Shareholders."


     EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS; ANTITAKEOVER EFFECTS. Certain provisions of Florida law and the Company's Amended Articles of
Incorporation ("Amended Articles") may deter or frustrate a takeover attempt of the Company that a shareholder might consider in his best interest. The Company is subject to the "affiliated transactions" and "control share acquisition" provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an "affiliated transaction" be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder" or by a majority of disinterested directors. Voting rights must also be conferred on "control shares" acquired in specified control share acquisitions, generally only to the extent conferred by resolution approval by the shareholders, excluding holders of shares defined as "interested shares."
The Company's Amended Articles, among other things, provide that (i) any action required or permitted to be taken by the shareholders of the Company may be effected only at an annual or special meeting of shareholders, and not by written consent of the shareholders, (ii) any meeting of the shareholders may be called only by the Board of Directors or upon the written demand of the holders of not less than 50% of the votes entitled to be cast at a special meeting,
(iii) an advance notice procedure must be followed for nomination of directors and for other shareholder proposals to be considered at annual shareholders' meetings, and (iv) the Company's Board of Directors be divided into three classes, each of which serves for different three-year periods. In addition, the Company will be authorized to issue additional shares of Common Stock and up to five million shares of preferred stock in one or more series, having terms fixed by the Board of Directors without shareholder approval, including voting, dividend or liquidation rights that could be greater than or senior to the rights of holders of Common Stock. Issuance of additional shares of Common Stock or new shares of Preferred Stock could also be used as an anti-takeover device. Except as set forth herein, the Company has no current intentions or plans to issue additional Common Stock or issue Preferred Stock. See "Description of Capital Stock."

     BROAD MANAGEMENT DISCRETION AS TO USE OF PROCEEDS. The principal purposes of this offering are to obtain additional working capital, to create a public market for the Company's Common Stock and to facilitate the Company's future access to public equity markets. The Company expects to use most of the net proceeds of this offering for working capital and general corporate purposes. A portion of the net proceeds of the offering may also be used to acquire or invest in products, technologies or businesses that broaden or enhance the Company's current product or service offerings. Other than as set forth herein, there are no current agreements or understandings with respect to any acquisitions, investments or other transactions. Accordingly, the Company's management will retain broad discretion as to the allocation of a substantial portion of the net proceeds from this offering. Pending such uses, the Company intends to invest the net proceeds in short-term, investment-grade, interest-bearing securities. See "Use of Proceeds."

     DILUTION. Investors purchasing shares of Common Stock in this offering will incur immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price and will incur additional dilution upon the exercise of stock options and warrants. See "Dilution."

                                  THE COMPANY

     HTE was incorporated in Florida in 1981. When used in this Prospectus, unless the context requires otherwise, the terms "Company" and "HTE" refer to H.T.E., Inc. The Company's principal executive offices are located at 390 North Orange Avenue, Suite 2000, Orlando, Florida 32801 and its telephone number is (407) 841-3235.

                                USE OF PROCEEDS


     The net proceeds from the sale of the 1,950,000 shares of Common Stock offered by the Company will be approximately $21.1 million ($25.2 million if the Underwriters' over-allotment option is exercised in full) at an assumed offering price of $12.00 per share after deducting the aggregate underwriting discounts and the estimated expenses of the offering. The Company intends to use a portion of the proceeds to repay its revolving credit facility, which matures on June 30, 1998 and bears interest at the fluctuating prime rate plus 11/4%. On February 15, 1997, an aggregate of approximately $1.8 million was outstanding under the revolving credit facility. Amounts repaid on the revolving credit facility may be reborrowed. The Company further intends to repay $300,000 aggregate principal balance on notes payable to related parties arising from the purchase of Bellamy which notes accrue interest at 10% per annum.

     The principal purposes of this offering are to obtain additional working capital, to create a public market for the Company's Common Stock and to facilitate the Company's future access to public equity markets. The Company expects to use most of the net proceeds of this offering for working capital and general corporate purposes. A portion of the net proceeds of the offering may also be used to acquire or invest in products, technologies or businesses that broaden or enhance the Company's current product or service offerings. Other than as set forth herein, there are no current agreements or understandings with respect to any acquisitions, investments or other transactions. Pending such uses, the Company intends to invest the remaining net proceeds in short-term, investment grade, interest- bearing securities.

     The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders.


                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock. The Company currently anticipates that it will retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company's revolving credit facility restricts the payment of dividends without the consent of the bank.

                                 CAPITALIZATION


     The following table sets forth (i) the capitalization of the Company as of December 31, 1996, (ii) the capitalization on a pro forma basis after giving retroactive effect to the Recapitalization (see "Prospectus Summary-The Recapitalization") and (iii) the capitalization as adjusted to reflect the sale of 1,950,000 shares of Common Stock by the Company at an assumed offering price of $12.00 per share (the midpoint of the estimated initial public offering price range) after deducting estimated offering expenses and underwriting discounts. See "Use of Proceeds" and "Certain Transactions." This information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.



                                                                            DECEMBER 31, 1996
                                                                     --------------------------------
                                                                                     PRO FORMA
                                                                                        FOR
                                                                      ACTUAL    RECAPITALIZATION(1)   AS ADJUSTED(2)
                                                                     --------- ---------------------- --------------
                                                                                      (IN THOUSANDS)
Notes payable to related parties, less current portion (3)    ......   $ 240            $ 240              $    -
                                                                       -----            -----              ------
Mandatorily redeemable Preferred Stock, 7% cumulative, $.0002 par value, convertible preferred stock (including accrued dividends of
 $432,542 at December 31, 1996), 2,000,000 shares authorized;
 1,769,494 shares issued (liquidation preference of $3,246,000 at
 December 31, 1996), none pro forma or as adjusted   ...............   4,303                -                   -
Mandatorily redeemable Class C, Common Stock:
 .0002 par value, 200,000 shares authorized; 63,600 shares issued;
 none pro forma or as adjusted  ....................................     119                -                   -
                                                                       -----            -----              ------
Stockholders' equity:
 Preferred Stock, $.01 par value 5,000,000 shares authorized,
  no shares outstanding    .........................................       -                -                   -
 Common Stock:
  Class A:
   $.0002 par value, 4,000,000 shares authorized; 3,530,557 shares
     issued; none pro forma or as adjusted   ........................      1                -                   -
  Class B:
   $.01 par value, 200,000 shares authorized; no shares
   outstanding  ....................................................       -                -                   -
  Common Stock, $.01 par value, 25,000,000 shares authorized,
   5,363,651 shares pro forma for the Recapitalization, and
   7,313,651 shares as adjusted (4)  ...............................       -               54                  73
  Additional paid-in capital    ....................................     229            4,165              25,208
  Accumulated deficit  .............................................    (947)            (947)               (947)
  Cumulative translation adjustment   ..............................      (5)              (5)                 (5)
                                                                       -----            -----              ------
 Total stockholders' equity (deficit)   ...........................    (722)            3,267              24,329
                                                                       -----            -----              ------
  Total capitalization    ..........................................  $3,940           $3,507             $24,329
                                                                       =====            =====              ======



---------

(1) See "Prospectus Summary-The Recapitalization" and Notes 6, 7 and 16 of Notes to Consolidated Financial Statements.
(2) Adjusted to give effect to the sale of 1,950,000 shares of Common Stock offered by the Company at an assumed offering price of $12.00 per share and the application of the net proceeds therefrom. See "Use of Proceeds."

(3) For a description of the Company's debt, see Notes 3, 4 and 5 of Notes to Consolidated Financial Statements.
(4) Excludes 954,000 shares of Common Stock reserved for issuance pursuant to the 1997 Executive Incentive Compensation Plan. See "Management-1997 Executive Incentive Compensation Plan."

                                    DILUTION


     The net tangible book value of the Company, at December 31, 1996, was $(682,477) or $(0.13) per share of Common Stock. Net tangible book value per share represents the total assets of the Company less intangible assets and total liabilities, divided by 5,363,651 shares of Common Stock outstanding. After giving effect to the sale of the 1,950,000 shares of Common Stock offered hereby by the Company at an assumed initial public offering price of $12.00 per share (the midpoint of the estimated initial public offering price range), and after deducting estimated offering expenses and underwriting discounts, the pro forma net tangible book value of the Company as of December 31, 1996 would have been approximately $19.9 million or $2.73 per share of Common Stock. This represents an immediate and substantial dilution to new investors purchasing shares in this offering.


The following table illustrates the per share dilution:

Assumed initial public offering price per share    .....................                 $12.00
 Pro forma net tangible book value per share as of December 31, 1996         $(0.13)
 Increase in net tangible book value per share attributable to this
   offering and proceeds therefrom    ..................................       2.86
                                                                            -------
Pro forma net tangible book value per share after this offering   ......                   2.73
                                                                                         ------
Dilution per share to new investors (1)   ..............................                 $ 9.27
                                                                                         ======

---------
(1) Determined by subtracting the pro forma net tangible book value per share after this offering from the amount of cash paid by a new investor for a share of Common Stock.


     The following table summarizes, on a pro forma basis as of December 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid therefor (using an assumed initial public offering price of $12.00 per share for the new investors) and the average price per share paid by the existing shareholders and by the new investors purchasing shares of Common Stock in this offering before deduction of the estimated underwriting discounts and commissions and offering expenses payable by the Company.


                                      SHARES PURCHASED     TOTAL CONSIDERATION(1)
                                  ----------------------- -------------------------
                                                                                    AVERAGE PRICE
                                     NUMBER     PERCENT      AMOUNT       PERCENT     PER SHARE
                                  ------------ ---------- -------------- ---------- -------------
Existing shareholders(2)   ......   5,363,651      73.3%    $3,731,876       13.8%       $ 0.70
New investors  ..................   1,950,000      26.7%    23,400,000       86.2%       $12.00
                                   ----------    ------     -----------    ------        ------
  Total  ........................   7,313,651     100.0%   $27,131,876      100.0%
                                   ==========    ======     ===========    ======

---------

(1) Excludes 550,000 shares to be sold in this offering by the Selling Shareholders. See "Principal and Selling Shareholders." Sales by Selling Shareholders in this offering will reduce the number of shares held by existing shareholders to 4,813,651, or approximately 65.8% of the total number of shares of Common Stock to be outstanding after this offering (approximately 62.6% if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares held by new investors to 2,500,000, or approximately 34.2% of the total number of shares of Common Stock to be outstanding after this offering (2,875,000 shares, or approximately 37.4%, if the Underwriters' over-allotment option is exercised in full).
(2) Includes shares of Common Stock issuable pursuant to the Recapitalization. See "Prospectus Summary-The Recapitalization" and Notes 6, 7 and 16 of Notes to Consolidated Financial Statements.

     The foregoing tables assume no exercise of outstanding options. At December 31, 1996, the Company had options outstanding to purchase 53,000 shares of Common Stock at a weighted average exercise price of $1.81 per share. If all outstanding options as of December 31, 1996 are exercised, there would be dilution of less than $0.01 per share to new investors.

                           SELECTED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The following selected consolidated financial data of the Company as of and for the nine months ended December 31, 1995 and the years ended March 31, 1993 and 1994 have been derived from unaudited consolidated financial statements of the Company. In the Company's opinion, such unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments (except for the effect of the change in the estimated life of capitalized computer software development costs), necessary for a fair presentation of the financial position and results of operations for such periods. The selected consolidated financial data of the Company as of December 31, 1996 and March 31, 1995 and 1996 and for the periods ended March 31, 1995 and 1996 and December 31, 1996 have been derived from and are qualified by reference to the Company's Consolidated Financial Statements audited by Arthur Andersen LLP, independent certified public accountants, included elsewhere herein.


                                                                                 YEAR ENDED MARCH 31,
                                                                   --------------------------------------------
                                                                      1993         1994        1995        1996
                                                                   ---------- -----------  --------- ----------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues:
 Software licenses ..............................................    $ 4,834     $ 6,149      $ 9,808    $11,151
 Professional services ..........................................      2,775       3,087        3,666      6,203
 Hardware .......................................................      1,548       1,757          921      6,157
 Maintenance and other ..........................................      2,158       3,591        5,311      6,689
                                                                     -------     -------      -------   --------
  Total revenues ................................................     11,315      14,584       19,706     30,200
                                                                     -------     -------      -------   --------
Operating expenses:
 Cost of software licenses ......................................        536       1,379        1,280      3,396
 Cost of professional services ..................................      2,567       2,942        3,452      5,029
 Cost of hardware ...............................................      1,049       1,116          719      4,822
 Cost of maintenance and other ..................................      1,183       2,090        3,246      3,118
 Research and development .......................................      1,162       1,604        2,006      3,491
 Sales and marketing ............................................      1,605       2,293        3,829      4,666
 General and administrative .....................................      3,196       4,179        4,219      5,041
                                                                     -------     -------      -------   --------
  Total operating expenses ......................................     11,298      15,603       18,751     29,563
                                                                     -------     -------      -------   --------
Income (loss) from operations ...................................         17      (1,019)         955        637
Other expenses:
 Interest expense ...............................................        161         135          104        127
                                                                     -------     --------     -------   --------
Income (loss) before provision for income taxes .................       (144)     (1,154)         851        510
Provision (benefit) for income taxes ............................         45        (109)         139        211
                                                                     -------     --------     -------   --------
Net income (loss) ...............................................       (189)     (1,045)         712        299
Accretion and accrual of dividends on mandatorily redeemable
  preferred stock ...............................................         --         --           (84)      (184)
                                                                     -------     -------      -------   --------
Net income (loss) attributable to common stockholders  ..........    $  (189)    $(1,045)     $   628    $   115
                                                                     =======     =======      =======   ========
Pro forma provision (benefit) for income taxes(1) ...............       (103)       (353)         249         --
                                                                     -------     -------      --------  --------
Pro forma net income (loss) attributable to common
  stockholders(1) ...............................................    $   (86)    $  (692)     $   379    $   115
                                                                     =======     =======      ========  ========
Pro forma net income (loss) per common and common equivalent
  share(1)(2) ...................................................    $ (0.03)    $ (0.20)     $  0.11    $  0.05
                                                                                 =======      ========  ========
Pro forma weighted average number of common and common
  equivalent shares outstanding .................................      3,106       3,504        4,311      5,481

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                      NINE MONTHS ENDED
                                                                        DECEMBER 31,
                                                                   ---------------------
                                                                      1995        1996
                                                                   ---------- ----------
INCOME STATEMENT DATA:
Revenues:
 Software licenses ..............................................    $ 6,552     $ 9,139
 Professional services ..........................................      4,528       5,586
 Hardware .......................................................      4,788       7,435
 Maintenance and other ..........................................      4,805       6,528
                                                                     --------   --------
  Total revenues ................................................     20,673      28,688
                                                                     --------   --------
Operating expenses:
 Cost of software licenses ......................................      2,647       2,402
 Cost of professional services ..................................      3,823       3,223


                                                                      NINE MONTHS ENDED
                                                                        DECEMBER 31,
                                                                   ---------------------
                                                                      1995        1996
                                                                   ---------- ----------

 Cost of hardware ...............................................      3,741       5,890
 Cost of maintenance and other ..................................      2,317       2,216
 Research and development .......................................      2,586       3,729
 Sales and marketing ............................................      3,312       5,228
 General and administrative .....................................      3,640       4,394
                                                                     --------   --------
  Total operating expenses ......................................     22,066      27,082
                                                                     --------   --------
Income (loss) from operations ...................................     (1,393)      1,606
Other expenses:
 Interest expense ...............................................         70         191
                                                                     -------    --------
Income (loss) before provision for income taxes .................     (1,463)      1,415
Provision (benefit) for income taxes ............................       (605)        581
                                                                     -------    --------
Net income (loss) ...............................................       (858)        834
Accretion and accrual of dividends on mandatorily redeemable
  preferred stock ...............................................       (138)     (1,003)
                                                                     -------    --------
Net income (loss) attributable to common stockholders  ..........    $  (996)    $  (169)
                                                                     =======    ========
Pro forma provision (benefit) for income taxes(1) ...............         --         --
                                                                     --------   --------
Pro forma net income (loss) attributable to common
  stockholders(1) ...............................................    $  (996)    $  (169)
                                                                     =======    ========
Pro forma net income (loss) per common and common equivalent
  share(1)(2) ...................................................    $ (0.16)    $  0.15
                                                                     =======    ========
Pro forma weighted average number of common and common
  equivalent shares outstanding .................................      5,481       5,481

                                                                           MARCH 31,                      DECEMBER 31,
                                                         --------------------------------------------  ---------------
                                                            1993        1994        1995       1996           1996
                                                         ---------- ----------  --------- -----------  ---------------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents .............................    $    599    $    737     $ 1,653    $   388     $   740
Working capital .......................................      (1,629)     (3,188)       (748)      (916)       (410)
Total assets ..........................................       8,980       8,180      13,786     17,941      24,781
Notes payable to related parties, less current portion          225         150          75         --         240
Total stockholders' equity (deficit) ..................         714        (591)       (629)      (552)       (722)


(1) Prior to their October 31, 1994 acquisition, certain businesses acquired by the Company were taxed as S corporations. The pro forma net income
    (loss) for the years ended March 31, 1993, 1994 and 1995 reflects historical data as adjusted for all income being taxed as a C corporation. See Note 11 of Notes to Consolidated Financial Statements.

(2) Pro forma net income (loss) per common and common equivalent share and the pro forma weighted average number of common and common equivalent share outstanding reflects the Company's historical data as adjusted for the Recapitalization and options and stock issued during the period commencing 12 months prior to the initial filing of the registration statement for this offering. For purposes of the pro forma net income
    (loss) per common and common equivalent share, the treasury stock method has been used assuming an initial offering price of $12.00 per share. See
    Note 1 of Notes to Consolidated Financial Statements.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     HTE develops, markets, implements and supports fully-integrated enterprise-wide software applications designed specifically for public sector organizations, including state, county and city governments, other municipal agencies and publicly owned utilities. HTE's software applications are designed to enable public sector organizations to improve delivery of services, reduce costs, enhance revenue collection, operate successfully within budgetary constraints, comply with government regulations and improve overall operating efficiencies. The Company's Total Enterprise Solution currently includes 35 applications addressing four functional areas: financial management systems, community service, public safety and utility management. The Company's products operate as integrated suites of applications or as stand-alone applications and function with a variety of computer and network hardware, operating systems, database software and desktop software provided by other vendors.

     The Company provides its software applications and business solutions to customers in public sector markets under license agreements and service contracts. HTE's revenues are derived principally from (i) software licenses,
(ii) professional services, (iii) hardware and (iv) maintenance and other. Revenues from software licenses are generated from contracts that grant the right to use the Company's software products. Revenues from professional services are derived from a variety of services, including project management, custom programming, consulting, conversion and education programs, systems planning and integration and other services. Hardware revenues include sales of computers, data collection equipment, peripherals and related network and communications products purchased from third-parties and sold by the Company to its customers. Maintenance and other revenues include revenues associated with software maintenance and support services.

     The Company recognizes revenue from software licenses when the related license agreement has been executed and the software has been shipped to the customer, provided that no significant Company obligations remain related to the software license and collection of the receivable is deemed probable. The Company typically contracts professional services on a cost-plus-fixed-fee basis, although the Company also provides certain services on a time-and-material basis, depending on the overall project scope, project risks and client requirements. Professional services are recognized as services are performed. Hardware revenues are recognized at the time the products are shipped. Revenues from maintenance and other are recognized ratably over the term of the applicable maintenance agreement.

     The sales cycle for the Company's systems is typically six to 18 months from initial contact to contract signing. The product delivery cycle is variable based on the customer's implementation plan. Complete product implementation typically occurs within six to nine months, but can extend beyond nine months on contracts involving significant and continuing customer service requirements, particularly with enterprise-wide solutions. Accordingly, the product delivery cycle depends upon the combination of products purchased and the defined implementation plan.


     The Company capitalizes software development for costs associated with the development of product masters incurred subsequent to establishing technological feasibility. This methodology is in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." These costs relate primarily to the development of new products and major enhancements to existing products to accommodate new markets or platforms using existing technologies and programming methods. The capitalized costs are amortized on a straight-line basis over a 36-month period, commencing when each product is available to the market. Effective April 1, 1995, management changed the estimated useful life of capitalized computer software development costs from 60 months to 36 months. As a result, the Company recognized additional amortization expense of $1.3 million during the year ended March 31, 1996. This change was reflected in the cost of software licenses and resulted in an increase as a percentage of software licenses revenue from 18.8% to 30.5% for the year ended March 31, 1996.

     In fiscal year 1995, the Company entered into a new remarketer agreement with IBM. Prior to fiscal 1996, the Company derived hardware revenues primarily from royalties for customer referrals. This new arrangement resulted in an increase of hardware revenues and associated costs of hardware. This increase in revenue was derived principally from the sale of AS/400 systems.


     The Company derives substantially all of its revenues from domestic operations. In November 1996, HTE established a presence in Canada through the acquisition of Bellamy. Effective December 31, 1996, the Company changed its fiscal year end from March 31 to December 31 to conform to industry practices.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage of total revenues represented by certain revenue, expense and income items:

                                                                                                       NINE MONTHS
                                                                                                          ENDED
                                                                  YEAR ENDED MARCH 31,                DECEMBER 31,
                                                          ------------------------------------   -----------------------
                                                           1994         1995         1996         1995         1996
                                                          ----------   ----------   ----------   ----------   ----------
Revenues:
 Software licenses    .................................        42.2%       49.8%        36.9%         31.7%       31.9%
 Professional services   ..............................        21.2        18.6         20.6          21.9        19.5
 Hardware    ..........................................        12.0         4.7         20.4          23.2        25.9
 Maintenance and other   ..............................        24.6        26.9         22.1          23.2        22.7
                                                             ------      ------       ------        ------      ------
  Total revenues   ....................................       100.0       100.0        100.0         100.0       100.0
                                                             ------      ------       ------        ------      ------
Operating expenses:
 Cost of software licenses  ...........................         9.5         6.5         11.2          12.8         8.4
 Cost of professional services    .....................        20.2        17.5         16.7          18.5        11.3
 Cost of hardware  ....................................         7.6         3.7         16.0          18.1        20.5
 Cost of maintenance and other    .....................        14.3        16.5         10.3          11.2         7.7
 Research and development   ...........................        11.0        10.2         11.6          12.5        13.0
 Sales and marketing  .................................        15.7        19.4         15.4          16.0        18.2
 General and administrative    ........................        28.7        21.4         16.7          17.6        15.3
                                                             ------      ------       ------        ------      ------
  Total operating expenses  ...........................       107.0        95.2         97.9         106.7        94.4
                                                             ------      ------       ------        ------      ------
Income (loss) from operations  ........................        (7.0)        4.8          2.1          (6.7)        5.6
Other expenses:
 Interest expense  ....................................         0.9         0.5          0.4           0.3         0.7
                                                             ------      ------       ------        ------      ------
Income (loss) before provision for income taxes  ......        (7.9)        4.3          1.7          (7.0)        4.9
Provision (benefit) for income taxes
 (pro forma 1994 and 1995)  ...........................        (0.7)        0.7          0.7          (2.9)        2.0
                                                             ------      ------       ------        ------      ------
Net income (loss) (pro forma 1994 and 1995)   .........        (7.2)%       3.6%         1.0%         (4.1)%       2.9%
                                                             ======      ======       ======        ======      ======

COMPARISON OF NINE MONTHS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995


     REVENUES. The Company's total revenues were $28.7 million for the nine months ended December 31, 1996 compared to $20.7 million for the nine months ended December 31, 1995, an increase of $8.0 million, or 38.8%. Revenues from software licenses were $9.1 million for the nine months ended December 31, 1996 compared to $6.6 million, an increase of $2.6 million or 39.5%, as a result of an increase in the number of applications available for sale combined with the benefits of an increased investment in sales and marketing. Revenues from professional services were $5.6 million for the nine months ended December 31, 1996 compared to $4.5 million for the nine months ending December 31, 1995, an increase of $1.1 million, or 23.4%, as the Company increased the number of its service offerings. Hardware revenues were $7.4 million for the nine months ended December 31, 1996 compared to $4.8 million for the nine months ended December 31, 1995, an increase of $2.6 million or 55.3%, as the Company expanded its third-party remarketing sales through IBM. Revenues from maintenance and other were $6.5 million for the nine months ended December 31, 1996, compared to $4.8 million for the nine months ended December 31, 1995, an increase of $1.7 million, or 35.8%, as a result of maintenance contracts associated with new software licenses, customer system upgrades and increases in the fees charged for annual maintenance.

     COST OF REVENUES. Cost of software licenses, which include third-party royalties and amortization of computer software development costs, was $2.4 million for the nine months ended December 31, 1996 compared to $2.6 million for the nine months ended December 31, 1995, a decrease of $245,000 or 9.3%. This was due to the acceleration of amortization of computer software development costs of $1.0 million during the year ended March 31, 1996 as a result of the change in the estimated useful life from 60 months to 36 months. Taking into account the change in estimated useful life adjustment, the normalized increase was $755,000, or 45.8%, for the nine months ended December 31, 1996 compared to the nine months ended December 31, 1995. This change was primarily due to increased costs related to third-party public safety products. Cost of professional services, which consists principally of personnel costs and other costs related to the services business, was $3.2 million for the nine months ended December 31, 1996 compared to $3.8 million for the nine months ended December 31, 1995, a decrease of $600,000, or 15.7%, a result of minimizing non-billable travel and other administrative costs as this line of business expanded. Cost of hardware, which consists primarily of costs payable to vendors for hardware, was $5.9 million for the nine months ended December 31, 1996 compared to $3.7 million for the nine months ended December 31, 1995, an increase of $2.1 million, or 57.5%, which is directly related to increased sales of hardware. Cost of maintenance and other, which includes cost of customer support and documentation, for the nine months ended December 31, 1996 was $2.2 million compared to $2.3 million for the nine months ended December 31, 1995, a decrease of $100,000, or 4.4%.


     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses are comprised primarily of salaries and a portion of the Company's overhead for its in-house staff and amounts paid to outside consultants to supplement the product development efforts of its in-house staff. Research and development expenses were $3.7 million for the nine months ended December 31, 1996 compared to $2.6 million for the nine months ended December 31, 1995, an increase of $1.1 million, or 44.2%, due to increased staffing levels and associated costs.

      SALES AND MARKETING EXPENSES. Sales and marketing expenses consist primarily of salaries, commissions, travel and related benefits and administrative costs allocated to the Company's sales and marketing personnel. Sales and marketing expenses were $5.2 million for the nine months ended December 31, 1996 compared to $3.3 million for the nine months ended December 31, 1995, an increase of $1.9 million, or 57.8%. This increase was attributable to the Company's expansion of its direct sales force, increased marketing efforts, travel and other expenses related directly to increased sales activity.


     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses include the costs of corporate operations, finance and accounting, human resources and other general operations of the Company. General and administrative expenses were $4.4 million for the nine months ended December 31, 1996 compared to $3.6 million for the nine months ended December 31, 1995, an increase of $754,000, or 20.7%. This increase was due to additional staffing in finance and accounting, human resources and contract administration required to support the Company's growth.

COMPARISON OF FISCAL YEARS ENDED MARCH 31, 1996 AND MARCH 31, 1995


     REVENUES. The Company's total revenues were $30.2 million for the year ended March 31, 1996 compared to $19.7 million for the year ended March 31, 1995, an increase of $10.5 million, or 53.3%. Software licenses were $11.2 million for the year ended March 31, 1996 compared to $9.8 million for the year ended March 31, 1995, an increase of $1.3 million, or 13.7%, as result of new software licenses. Professional services were $6.2 million for the year ended March 31, 1996 compared to $3.7 million for the year ended March 31, 1995, an increase of $2.5 million, or 69.2%, as the Company began to expand its professional services business. Hardware revenues were $6.2 million for the year ended March 31, 1996 compared to $921,000 for the year ended March 31, 1995, an increase of $5.2 million, or 568.5%, as the Company entered into a new remarketer agreement with IBM. Revenues from maintenance and other were $6.7 million for the year ended March 31, 1996 compared to $5.3 million for the year ended March 31, 1995, an increase of $1.4 million, or 25.9%, as a result of new software licenses and customer system upgrades.


     COST OF REVENUES. Cost of software licenses was $3.4 million for the year ended March 31, 1996 compared to $1.3 million for the year ended March 31, 1995, an increase of $2.1 million, or 165.3%. This increase is primarily due to the acceleration of software development capitalization amortization of $1.3 million during the year ended March 31, 1996 as a result of the change in useful life from 60 months to 36 months. Taking into account the change in life adjustment, the normalized increase from the year ended March 31, 1996 compared to the year ended March, 31 1995 was $816,000, primarily due to additional costs associated with third-party products. Cost of professional services was $5.0 million for the year ended March 31, 1996 compared to $3.5 million for the year ended March 31, 1995, an increase of $1.6 million, or 45.7%, a result of expanding to offer full service professional services. Cost of hardware revenues was $4.8 million for the year ended March 31, 1996 compared to $719,000 for the year ended March 31, 1995, a $4.1 million increase, or 570.7%, directly related to the increased revenue from year to year. Cost of maintenance and other for the year ended March 31, 1996 was $3.1 million compared to $3.2 million for the year ended March 31, 1995, a decrease of $128,000, or 4.0%.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $3.5 million for the year ended March 31, 1996 compared to $2.0 million for the year ended March 31, 1995, an increase of $1.5 million, or 74.1%, due to increased staffing levels and associated costs.

     SALES AND MARKETING EXPENSES. Sales and marketing expenses were $4.7 million for the year ended March 31, 1996, compared to the $3.8 million for the year ended March 31, 1995, an increase of $837,000, or 21.9%. This increase was attributable to travel and other expenses related directly to increased sales activity.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $5.0 million for the year ended March 31, 1996 compared to $4.2 million for the year ended March 31, 1995, an increase of $822,000, or 19.5%. This increase was due to additional staffing and related expenses in finance and accounting, human resources and contract administration required to support comparison expansion.

COMPARISON OF FISCAL YEARS ENDED MARCH 31, 1995 AND MARCH 31, 1994

     REVENUES. The Company's total revenues were $19.7 million for the year ended March 31, 1995 compared to $14.6 million for the year ended March 31, 1994, an increase of $5.1 million, or 35.1%. Revenues from software licenses were $9.8 million for the year ended March 31, 1995 compared to $6.1 million for the year ended March 31, 1994, an increase of $3.7 million, or 59.5%, as a result of sales of new product offerings. Revenues from professional services were $3.7 million for the year ended March 31, 1995 compared to $3.1 million for the year ended March 31, 1994, an increase of $579,000, or 18.8%, resulting from increased training services related to new software licenses. Hardware revenues were $921,000 for the year ended March 31, 1995 compared to $1.8 million for the year ended March 31, 1994, a decrease of $836,000, or 47.6%, due to changes in royalty agreements from year to year. Revenues from maintenance and other were $5.3 million for the year ended March 31, 1995 compared to $3.6 million for the year ended March 31, 1994, an increase of $1.7 million, or 47.9% as a result of new software licenses and customer system upgrades.

     COST OF REVENUES. Cost of software licenses was $1.3 million for the year ended March 31, 1995 compared to $1.4 million for the year ended March 31, 1994, a decrease of $99,000 or 7.2%. Cost of professional services increased to $3.5 million for the year ended March 31, 1995 from $2.9 million for the year ended March 31, 1994, an increase of $510,000, or 17.3%. Cost of hardware revenues was $719,000 for the year ended March 31, 1995 compared to $1.1 million for the year ended March 31, 1994, a decrease of $397,000, or 35.6%, related to change in royalty agreements from year to year. Cost of maintenance and other increased to $3.2 million for the year ended March 31, 1995 from to $2.1 million for the year ended March 31, 1994, an increase of $1.2 million, or 55.3%.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $2.0 million for the year ended March 31, 1995 compared to $1.6 million for the year ended March 31, 1994, an increase of $402,000, or 25.1%, due to increased staffing levels and associated costs.

     SALES AND MARKETING EXPENSES. Sales and marketing expenses increased to $3.8 million for the year ended March 31, 1995, from the $2.3 million for the year ended March 31, 1994, an increase of $1.5 million, or 67.0%. The increase was attributable to travel and other expenses related directly to increased sales activity.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $4.2 million for the years ended March 31, 1995 and 1994.

QUARTERLY OPERATING RESULTS

     The following tables set forth certain unaudited quarterly results of operations for each of the eight quarters ended December 31, 1996, together with such data as a percentage of total revenue. In the opinion of management, this quarterly information has been prepared on the same basis as the annual Consolidated Financial Statements presented elsewhere in this Prospectus and includes all material adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information for the periods presented when read in conjunction with the Consolidated Financial Statements and the Notes thereto. The operating results for any quarter are not necessarily indicative of results of the full year or of any future quarter.

                                                                   QUARTER ENDED
                                                       -----------------------------------
                                                        MARCH 31,    JUNE 30,    SEPT. 30,
                                                          1995         1995        1995
                                                       ------------ ----------- ----------
                                                                  (IN THOUSANDS)
Revenues:
 Software licenses   .................................    $3,251      $ 1,435      $2,062
 Professional services  ..............................       965        1,602       1,574
 Hardware   ..........................................       251          872       1,412
 Maintenance and other  ..............................     1,517        1,494       1,543
                                                          ------      -------      ------
  Total revenues  ....................................     5,984        5,403       6,591
                                                          ------      -------      ------
Operating expenses:
 Cost of software licenses    ........................       587        1,172         731
 Cost of professional services   .....................       917        1,314       1,259
 Cost of hardware    .................................       196          629       1,092
 Cost of maintenance and other   .....................       863          754         716
 Research and development  ...........................       603          849         828
 Sales and marketing    ..............................     1,097        1,039       1,011
 General and administrative   ........................     1,292        1,121       1,152
                                                          ------      -------      ------
  Total operating expenses ...........................     5,555        6,878       6,789
                                                          ------      -------      ------
Income (loss) from operations ........................       429       (1,475)       (198)
Other expenses:
 Interest expense ....................................        34           17          20
                                                          ------      -------      ------
Income (loss) before provision for income taxes    ...       395       (1,492)       (218)
Provision (benefit) for income taxes   ...............        65         (617)        (90)
                                                          ------      -------      ------
Net income (loss)    .................................    $  330      $  (875)     $ (128)
                                                          ======      =======      ======



                                                                              QUARTER ENDED
                                                       ----------------------------------------------------------
                                                        DEC. 31,    MARCH 31,    JUNE 30,    SEPT. 30,   DEC. 31,
                                                          1995        1996         1996        1996        1996
                                                       ----------- ------------ ----------- ------------ --------
                                                                              (IN THOUSANDS)
Revenues:
 Software licenses   .................................   $3,055       $4,599       $1,036      $3,409      $4,694
 Professional services  ..............................    1,352        1,675        1,701       1,578       2,307
 Hardware   ..........................................    2,504        1,369        2,300       1,914       3,221
 Maintenance and other  ..............................    1,768        1,884        2,051       2,191       2,286
                                                         ------       ------       ------      ------      ------
  Total revenues  ....................................    8,679        9,527        7,088       9,092      12,508
                                                         ------       ------       ------      ------      ------
Operating expenses:
 Cost of software licenses    ........................      744          749          676         906         820
 Cost of professional services   .....................    1,250        1,206        1,056       1,109       1,058
 Cost of hardware    .................................    2,020        1,081        1,815       1,443       2,632
 Cost of maintenance and other   .....................      847          801          636         724         856
 Research and development  ...........................      909          905        1,224       1,197       1,308
 Sales and marketing    ..............................    1,262        1,354        1,332       2,098       1,798
 General and administrative   ........................    1,367        1,401        1,251       1,355       1,788
                                                         ------       ------       ------      ------      ------
  Total operating expenses ...........................    8,399        7,497        7,990       8,832      10,260
                                                         ------       ------       ------      ------      ------
Income (loss) from operations ........................      280        2,030         (902)        260       2,248
Other expenses:
 Interest expense ....................................       33           57           64          61          66
                                                         ------       ------       ------      ------      ------
Income (loss) before provision for income taxes    ...      247        1,973         (966)        199       2,182
Provision (benefit) for income taxes   ...............      102          816         (397)         82         896
                                                         ------       ------       ------      ------      ------
Net income (loss)    .................................   $  145       $1,157       $ (569)     $  117      $1,286
                                                         ======       ======       ======      ======      ======


                                                          AS A PERCENTAGE OF TOTAL REVENUES
                                                        -----------------------------------
                                                                    QUARTER ENDED
                                                        -----------------------------------
                                                         MARCH 31,    JUNE 30,    SEPT. 30,
                                                           1995         1995        1995
                                                        ------------ ----------- ----------
Revenues:
 Software licenses    .................................      54.3%         26.6%       31.3%
 Professional services   ..............................      16.1          29.6        23.9
 Hardware    ..........................................       4.2          16.1        21.4
 Maintenance and other   ..............................      25.4          27.7        23.4
                                                           ------       --------     ------
  Total revenues   ....................................     100.0         100.0       100.0
                                                           ------       --------     ------
Operating expenses:
 Cost of software licenses  ...........................       9.8          21.7        11.1
 Cost of professional services    .....................      15.3          24.3        19.1
 Cost of hardware  ....................................       3.3          11.6        16.6
 Cost of maintenance and other    .....................      14.4          14.0        10.9
 Research and development   ...........................      10.1          15.7        12.6
 Sales and marketing  .................................      18.3          19.2        15.3
General and administrative  ...........................      21.6          20.8        17.5
                                                           ------       --------     ------
  Total operating expenses  ...........................      92.8         127.3       103.1
                                                           ------       --------     ------
Income (loss) from operations  ........................       7.2         (27.3)       (3.1)
Other expenses:
 Interest expense  ....................................       0.6           0.3         0.3
                                                           ------       --------     ------
Income (loss) before provision for income taxes  ......       6.6         (27.6)       (3.4)
Provision (benefit) for income taxes    ...............       1.1         (11.4)       (1.4)
                                                           ------       --------     ------
Net income (loss)  ....................................       5.5%        (16.2)%      (2.0)%
                                                           ======       ========     ======



                                                                     AS A PERCENTAGE OF TOTAL REVENUES
                                                        ----------------------------------------------------------
                                                                               QUARTER ENDED
                                                        ----------------------------------------------------------
                                                         DEC. 31,    MARCH 31,    JUNE 30,    SEPT. 30,   DEC. 31,
                                                           1995        1996         1996        1996        1996
                                                        ----------- ------------ ----------- ------------ --------
Revenues:
 Software licenses    .................................      35.2%       48.3%        14.6%       37.5%       37.5%
 Professional services   ..............................      15.6        17.6         24.0        17.4        18.4
 Hardware    ..........................................      28.8        14.3         32.5        21.0        25.8
 Maintenance and other   ..............................      20.4        19.8         28.9        24.1        18.3
                                                           ------      ------       ------      ------      ------
  Total revenues   ....................................     100.0       100.0        100.0       100.0       100.0
                                                           ------      ------       ------      ------      ------
Operating expenses:
 Cost of software licenses  ...........................       8.6         7.9          9.5         9.9         6.5
 Cost of professional services    .....................      14.4        12.7         14.9        12.2         8.5
 Cost of hardware  ....................................      23.3        11.3         25.6        15.9        21.0
 Cost of maintenance and other    .....................       9.8         8.4          9.0         7.9         6.8
 Research and development   ...........................      10.5         9.5         17.3        13.2        10.5
 Sales and marketing  .................................      14.5        14.2         18.8        23.1        14.4
General and administrative  ...........................      15.7        14.7         17.6        14.9        14.3
                                                           ------      ------       ------      ------      ------
  Total operating expenses  ...........................      96.8        78.7        112.7        97.1        82.0
                                                           ------      ------       ------      ------      ------
Income (loss) from operations  ........................       3.2        21.3        (12.7)        2.9        18.0
Other expenses:
 Interest expense  ....................................       0.4         0.6          0.9         0.7         0.5
                                                           ------      ------       ------      ------      ------
Income (loss) before provision for income taxes  ......       2.8        20.7        (13.6)        2.2        17.5
Provision (benefit) for income taxes    ...............       1.2         8.6         (5.6)        0.9         7.2
                                                           ------      ------       ------      ------      ------
Net income (loss)  ....................................       1.6%       12.1%        (8.0)%       1.3%      10.3%
                                                           ======      ======       ======      ======      ======

     The Company's revenues and operating results are subject to quarterly and other fluctuations resulting from a variety of factors, including the effect of budgeting and purchasing practices of its customers, the length of the customer evaluation process for Company's solutions, the timing of customer system conversions, and the Company's sales practices. Historically, the Company has experienced a decrease in software license fees in the fiscal quarter ended June 30 and achieved its highest income in the fiscal quarter ended March 31 due to the Company's sales practices. Recently, the Company implemented a new sales and marketing program which the Company believes will moderate such fluctuations. Based on this change in sales practices combined with the change in fiscal year-end, the Company believes that historical quarterly operating data should not be relied upon as an indicator of future performance. However, the Company has often recognized a substantial portion of its revenues during the last month of each quarter. Since a significant portion of the Company's operating expenses is relatively fixed, the Company may not be able to adjust or reduce spending in response to sales shortfalls or delays. These factors can cause significant variations in operating results from quarter to quarter. The Company believes that quarter to quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. To conform to industry standards, the Company has changed its fiscal year end from March 31 to December 31 effective December 31, 1996.


LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company has funded its operations primarily through cash generated from operations, supplemented by borrowings under a bank line of credit and the private sale of certain equity securities. Cash flow provided by (used in) operating activities was $(887,000) and $2.1 million for the nine months ended December 31, 1995 and 1996 on net income (loss) of $(858,000) and $834,000, respectively. In 1996, cash flow provided by operating activities reflected increases in deferred taxes, deferred revenue and accounts payable and was partially offset by an increase in accounts receivable. Cash flow provided by (used in) operating activities was $1.4 million and $(104,000) for the fiscal years ended March 31, 1995 and 1996 on net income of $712,000 and $299,000, respectively.

     Cash used in investing activities (capital expenditures, software development investments and acquisitions) totaled $2.2 million for the nine months ended December 31, 1995 and 1996. Cash used in investing activities totaled $1.9 million and $2.8 million in the fiscal years ended March 31, 1995 and 1996, respectively. Capital expenditures were primarily comprised of the Company's investments in equipment and related software associated with increased staffing. In addition, the Company made significant investments in upgrading internal systems.

     Cash flow from financing activities was $431,000 for the nine months ended December 31, 1996, relating primarily to the issuance of capital stock which raised $252,000 and net borrowings of $179,000. See "Certain
Transactions."

     The Company also recently expanded its available borrowing capacity. On January 16, 1997, the Company entered into an Advised Line of Credit Agreement (the "Loan Agreement") with Barnett Bank, N.A. (the "Bank"), under which the Bank extended a line of credit of up to a maximum borrowing amount of $6.0 million with an expiration date of June 30, 1998. Borrowings under the Loan Agreement are collateralized by accounts receivable, inventory, equipment, furniture, furnishings, fixtures and intellectual property. The line of credit bears interest at the Bank's prime interest rate per annum plus 11/4% per annum. The Company may not declare or pay any dividends on any shares of Common Stock of the Company now or hereafter outstanding, without the Bank's prior written consent.

     The Company believes its cash balances, cash generated from operations, borrowings available under its line of credit and proceeds from this offering will satisfy the Company's working capital and capital expenditure requirements for at least the next 12 months. In the longer term, the Company may require additional sources of liquidity to fund future growth. Such sources of liquidity may include additional equity offerings or debt financings. In the normal course of business, the Company evaluates acquisitions of businesses, products and technologies that complement the Company's business. The Company has no present commitments or agreements with respect to any such transaction. However, the Company may acquire businesses, products or technologies in the future.

                                   BUSINESS

OVERVIEW

     HTE develops, markets, implements and supports fully-integrated enterprise-wide software applications designed specifically for public sector organizations, including state, county and city governments, other municipal agencies and publicly owned utilities. For the past 15 years, the Company has focused its applications, business and marketing exclusively on the public sector and has established itself as a market leader. HTE's fully-integrated enterprise-wide software applications are designed to enable public sector organizations to improve delivery of services, reduce costs, enhance revenue collection, operate within budgetary constraints, comply with government regulations and improve overall operating efficiencies. The Company's Total Enterprise Solution currently includes 35 applications addressing four functional areas: financial management, community services, public safety and utility management. The Company's products operate as integrated suites of applications or as stand-alone applications and function with a variety of computer and network hardware, operating systems, database software and desktop applications provided by other vendors.

     As of December 31, 1996, the Company had over 1,000 customers in the U.S. and Canada, including installations in all 50 U.S. states. The Company markets and sells its products through a direct sales force. The Company's focus on the public sector has allowed it to develop significant expertise regarding public sector organizations and to design feature-rich solutions that address the specific needs of these organizations.

INDUSTRY BACKGROUND

     The public sector marketplace is composed of state, county and city governments, other municipal agencies and publicly owned utilities. The local government market comprises over 3,000 counties and over 19,000 municipalities in the U.S., not including school districts, townships and special governmental districts. The utility market includes approximately 1,800 water, gas and electric utilities, each serving between 25,000 and 500,000 consumers. With respect to public safety agencies, there are approximately 50,000 police, fire and emergency service agencies in the U.S. In 1996, state and local government agencies spent approximately $34.5 billion on information technology and related products according to G2 Research, Inc. This total included approximately $5.0 billion for software, $6.7 billion for external services and $7.4 billion for hardware. Approximately $15.4 billion was spent on internal services such as in-house MIS staff.

     The public sector marketplace is currently undergoing significant organizational and business changes. Recently, the federal government has ceded additional program and funding responsibilities to state and local governments, resulting in a growing requirement at the local level to fill the gap between increasing constituent demands and limited resources. Like many private sector businesses, public sector organizations are facing increasing pressure to improve delivery of goods and services while striving to reduce costs and generate additional revenue. In response, public sector organizations are employing information technology solutions in an effort to streamline and automate administrative intensive processes, improve timeliness and quality of services and generally enhance operating efficiencies. In addition, public organizations are seeking to use information technology to create new sources of revenue and enhance existing revenue collection.

     Certain information technology issues facing state and local governments also impact public utilities, many of which are owned by municipalities. In addition, recent deregulation in the utility market has resulted in greater competition between public and private utilities. Consequently, public utilities are under pressure to retain their customer bases and focus their efforts on enhancing the level of service, improving operating practices and reducing costs. Specifically, utilities seek to ensure timely and effective utilization of inventory, equipment and human resources, along with improved customer service levels. Utilities must also comply with government regulations covering environmental, worker health and safety and other matters.

     In the 1970s and 1980s, local governments and utility companies began to use computerized operations management systems principally based on mainframe computers and later based on minicomputers. These legacy systems typically use proprietary operating systems and database software and are frequently developed on a custom basis to meet the specific needs of a customer. The proprietary and custom nature of legacy systems often limits their accessibility and interoperability with other software applications, systems and resources. Further, these systems often do not address current needs and are becoming increasingly difficult and expensive to maintain, update and change. Currently, many public sector organizations are faced with a pressing need to integrate mission-critical functions and databases by replacing stand-alone applications and customized software with cost-effective enterprise-wide solutions that improve overall operational efficiencies and manage the flow of information between departments.

     In recent years, the increased performance and lower cost of desktop computers, together with improvements in network communications, have contributed to a shift by organizations from centralized computer systems to more distributed environments that support the integration of a variety of "client" (end-user) and "server" (host-based) applications. The first generation of client/server software applications primarily consisted of "point solutions" that focused on a single function, such as the general ledger or human resource management. Point solutions are not easily interoperable with point solutions from other providers, making access to information between departments difficult and requiring redundant data entry or expensive customization and maintenance. Because point solutions frequently do not operate on the customer's existing system, they often require a long implementation process involving the costly migration of large amounts of data from existing systems and the purchase of new hardware and software.

     One alternative to replacing or upgrading a legacy system is to outsource information technology needs to independent providers. Outsourcing generally encompasses a wide array of services ranging from custom software development to assuming full responsibility for information systems management, including both equipment and personnel. Outsourcing often provides a solution to the problem faced by public organizations of retaining the expertise and personnel necessary to maintain legacy systems. Further, outsourcing often represents a means of avoiding many of the costs associated with the in- house design, implementation and management of complex information systems. However, in many cases, outsourcing itself does not provide an enterprise-wide solution, but rather simply represents a shift of the information management problems from the public sector organization to an independent third-party service provider.

     A number of software vendors have begun to offer generalized client/server products to the public sector market, though these are frequently private sector providers with little public sector industry expertise. Additionally, their solutions typically are not enterprise-wide and as a result do not enable multiple departments, such as police and court records departments, to share information. These solutions often do not fulfill the specific functional requirements of the public sector marketplace such as complying with government fund accounting, procurement processes and regulated budgeting processes. Consequently, public sector organizations frequently experience lengthy and expensive customization and implementation cycles. Moreover, these solutions may not be sufficiently flexible to cost-effectively accommodate the ongoing needs of public sector organizations as they modify and improve their operations.

     The deficiencies of these currently available solutions have become increasingly apparent as organizations have attempted to reengineer their operations management practices. Organizations are now attempting to identify and implement preferred approaches within their specific organizations to manage and control a broad range of operations and information. To implement this re-engineering, public sector organizations are seeking software solutions that allow them to manage enterprise-wide information and to distribute that information to employees and the public. As a result of the increased complexity and sophistication required to meet new computing challenges, public sector organizations are demanding robust solutions to their information processing needs which are based on proven technologies and incorporate the application knowledge specific to the public sector market.

HTE'S TOTAL ENTERPRISE SOLUTION

     The Company's fully-integrated, enterprise-wide software solution enables public sector organizations to improve delivery of services, reduce costs, enhance revenue collection, operate successfully within budgetary constraints, comply with government regulations and improve overall operating efficiencies. HTE's Total Enterprise Solution is based on 15 years of public sector expertise and consists of a full suite of software applications, as well as a complete range of customer services, support and training. The Company's Total Enterprise Solution provides the following:

     INTEGRATED ENTERPRISE-WIDE SOLUTIONS AND DEPTH OF FUNCTIONALITY. HTE offers a Total Enterprise Solution, currently consisting of 35 applications, which provides feature-rich systems for financial management, community service, public safety and utility management. HTE's products operate as stand-alone applications or as integrated suites which provide users with a consistent graphical user interface and the ability to easily access data and share information between multiple departments and agencies. The Company's applications are based upon proven technologies and are designed to function in mission-critical environments.

     ADAPTABILITY/FLEXIBILITY/SCALABILITY. HTE solutions are readily adaptable to meet a customer's initial needs and are designed with sufficient flexibility to respond to a customer's specific system refinements and ongoing changes once the system is fully in service. The scalability of the Company's software applications and the customer's ability to migrate within the Company's product family allow public sector organizations to increase operating levels and expand application functionality. In addition, the Company offers several application programming interfaces to enable customers to develop customized reporting and satisfy unique requirements.

     MULTI-PLATFORM LAYERED SOFTWARE ARCHITECTURE. The Company's layered software architecture isolates the application logic from the graphical user interface and database. This feature enables the Company to utilize multiple platforms and effectively integrate new technologies with existing software. The layered architecture allows customers to protect their investments in information systems while positioning them to adopt new object-based solutions, high performance servers and database management systems with no loss of functionality.

     CENTRALIZED SYSTEM ADMINISTRATION. System administration is centralized in HTE solutions, thereby simplifying system management, reducing the need for in-house system administrators and programmers and mitigating the need for third-party services. HTE's applications incorporate extensive security features designed to protect data from unauthorized retrieval or modification. Simplified menus and data access can be tailored to meet each organization's requirements.

     COST EFFECTIVE PUBLIC SECTOR IMPLEMENTATION METHODOLOGY. The Company utilizes a highly responsive implementation planning process and focused consulting and training services specifically designed to satisfy the functionality and deployment needs of public sector customers. By offering rapid product deployment and easy migration among its product lines, the Company seeks to minimize the productivity interruption to organizations that typically results from the introduction of new technology, thereby enabling organizations to realize more quickly the associated benefits.

STRATEGY

     The Company's objective is to be the leading provider of enterprise-wide information solutions to the public sector marketplace. Principal elements of the Company's strategy include:

     PROMOTE INTEGRATED ENTERPRISE-WIDE SOLUTIONS. HTE believes that the fully-integrated suite of proven, feature-rich applications comprising the Company's Total Enterprise Solution provides significant opportunities with its existing customer base as well as with new customers. The Company believes a substantial opportunity exists to sell additional products to current customers who have only a few of the Company's applications. HTE also intends to leverage its robust suite of applications to potential new customers that are currently looking for a point solution, such as a single department- based application, but prefer products which may be easily integrated with other applications in the future. HTE will continue to devote significant resources on marketing solutions to potential customers seeking enterprise-wide alternatives.


     CAPITALIZE ON PUBLIC SECTOR EXPERTISE. The Company intends to capitalize on its public sector knowledge and experience to enhance sales in existing markets, such as the utilities market, and expand into new market segments, such as foreign governments and educational institutions. For the past 15 years, the Company has focused exclusively on the public sector marketplace. The Company believes this focus has resulted in the development of a core expertise and background in areas such as government fund accounting, as well as the "front-office" and "back-office" mission-critical activities of police, fire and other emergency personnel. In addition, HTE believes its public sector focus has allowed the Company to develop a large customer base, with over 1,000 installations across North America. The Company believes the size and geographic breadth of its customer base offers significant leverage with regards to new business, since references from existing customers often result in future sales opportunities.

     DELIVER NEW APPLICATIONS AND TECHNOLOGY TO THE PUBLIC SECTOR. The advantages of open systems are being demanded in the public sector marketplace. The Company intends to continue to serve these needs by maintaining its reputation for proven and effective use of recent advances in technology as they emerge and gain acceptance by the public sector market. The Company seeks to develop new applications and incorporate new product functionality, such as Internet integration, object technology, decision support and wireless communications.

     EXPAND SALES FORCE AND MARKETING INITIATIVES. The Company intends to increase its penetration of the public sector market by expanding the distribution of its products into new and existing geographic markets. To accomplish this expansion, the Company is actively increasing the size of its direct sales force and is currently implementing a new multi-phased sales approach combining telemarketing with field sales operations. In addition, the Company intends to continue to build collaborative relationships with customers in order to develop new applications and assist customers in keeping pace with technology and in maintaining compliance with government regulations.

     SUPPLEMENT INTERNAL GROWTH THROUGH STRATEGIC ACQUISITIONS. The Company views acquisitions as a means of acquiring technology and application expertise, broadening its customer base and expanding internationally. The Company believes that the public sector application vendor market is highly fragmented with many small point solution companies and that the industry is currently entering a period of consolidation. The Company intends to pursue acquisition opportunities which accomplish its objective of becoming the leading provider of enterprise-wide information solutions to the public sector. Over the past three years the Company has supplemented its internal growth with five strategic acquisitions.

HTE'S INTEGRATED SOFTWARE PRODUCTS

     HTE offers fully-integrated enterprise-wide software solutions designed to automate and integrate the operations of public sector organizations. The Company has designed its products based on the philosophy that complete application integration is essential for the effective sharing of information across an organization. Offering true enterprise-wide integration, the Company's applications provide more than simple integration; they work together seamlessly, sharing functions and eliminating redundant data and repetitive tasks. Transactions are processed by a single application, and the information is immediately ready for use by other interfaced applications. The license fee for a typical sale ranges from approximately $80,000 to $400,000, depending on hardware configurations, number of users and applications licensed.

     The following table summarizes the Company's applications and the principal benefits of the integrated application system.

                                            FINANCIAL MANAGEMENT SYSTEMS
                                                   11 APPLICATIONS
----------------------------------------------------------------------------------------------------------
/bullet/    A comprehensive integrated financial reporting system designed to monitor organizational goals and performance.
/bullet/    Eliminates redundant data entry and centralizes and minimizes record management and retrieval of historical information through interfacing modules.
/bullet/    Complies with Governmental Accounting, Auditing, and Financial Reporting ("GAAFR") and
            Government Finance Officers Account ("GFOA") standards.
/bullet/    Streamlines IRS reporting and offers custom budgeting tools.


                                               COMMUNITY SERVICE SYSTEMS
                                                     7 APPLICATIONS
----------------------------------------------------------------------------------------------------------
/bullet/   A centralized information system which expedites access to property data, building licenses and permits, code enforcement proceedings, planning and zoning processes and tax billing and collections.
/bullet/   Generates all documentation and improves revenue tracking, processing and payment collection.
/bullet/   Routes projects to various agencies and promotes communication between agencies.
/bullet/   Manages community parks and recreational facilities.


                                                PUBLIC SAFETY SYSTEMS
                                                   12 APPLICATIONS
---------------------------------------------------------------------------------------------------
/bullet/   A complete suite of solutions which provides critical information to users in emergency situations through mobile computing technologies.
/bullet/   Integrates police, fire and emergency medical service reporting and communications with state and federal information systems and facilitates sharing of vital information.
/bullet/   Increases personnel safety and provides for better public service by allowing police and emergency personnel to remain in the field.


                                                    UTILITY SYSTEMS
                                                    5 APPLICATIONS
-------------------------------------------------------------------------------------------------------
/bullet/   A broad utility management system designed to handle a full range of services including bill processing, equipment management and customer service information.
/bullet/   Provides immediate access to customer information and work orders and tracks assets and resources.

FINANCIAL MANAGEMENT SYSTEMS

     The Company's Financial Management products provide key financial management and accounting functions for public sector organizations. HTE's Integrated Financial System ("INFISYS") and Government Management and
Budgetary Accounting ("GMBA") software applications represent the core of HTE's Financial Management System. These applications are based on fund accounting and are designed to take full advantage of open systems. These two applications have similar functionality but serve different tiers of the market.


   GMBA SYSTEM. Targeted at smaller local governments and agencies, GMBA integrates general ledger, budgeting, accounts payable, projects/grants management, and investment tracking. GMBA is compliant with GAAFR and GFOA standards and offers interactive processing, multiple security levels, and extensive reporting capabilities.

   INFYSIS SYSTEM. Targeted at larger organizations, INFISYS integrates general ledger, budgeting, accounts payable, projects/grants management, and investment tracking. Offers built-in extended reporting features with flexible charts-of-accounts.

   EXTENDED REPORTING. Creates user-defined financial reports which may be downloaded to desktop business applications.

   ACCOUNTS RECEIVABLE. Tracks all charges, produces invoices, and generates statements. Features fee and penalty processing, third-party billing, write-offs, aging control, and automatic charges.

   CASH RECEIPTS. Offers rapid, accurate control over all cash transactions and deposits and provides centralized cash collection of multiple payment types.


   PAYROLL/PERSONNEL. Provides a flexible, user-defined system for meeting specialized public sector payroll requirements. Features automated accrual tracking, direct deposit, Equal Opportunity Employment Commission reporting, and easy data entry capabilities.


   APPLICANT TRACKING. Tracks the recruitment process from requisition through employee selection.

   PURCHASING/INVENTORY. Features inventory control, vendor quote history, account security and inventory allocation for specific projects and offers bar code scanning capability. Creates purchase orders and provides inventory requisition and bid processing.

   FLEET MANAGEMENT. Tracks and reports equipment maintenance, related parts, fuel and labor costs. Features automated scheduling of maintenance and integrates with automated refueling systems.

   ASSET MANAGEMENT I. Provides information relating to capital inventory and tracks depreciable and nondepreciable assets and supports bar coding capability.

   ASSET MANAGEMENT II. Allows users access to construction-related accounting procedures in addition to the capabilities of Asset Management I.

COMMUNITY SERVICE SYSTEMS

     The Company's systems provide a centralized land and location database solution which expedites access to property data, building licenses and permits, code enforcement proceedings, planning and zoning processes and tax and billing collections. The system also manages community parks and recreational facilities.

   LAND/PARCEL MANAGEMENT. Eliminates duplication of information across applications by managing a shared database of land and location data for utilization by all HTE land-based applications. Features a street dictionary with location of liens and stores property valuations for unlimited years. Offers user-defined property use, zoning and jurisdiction.

   BUILDING PERMITS. Automates the permitting process by tracking plan approval, storing structure specifications and assessing and processing fees. Offers inspection scheduling and a comprehensive voice response solution, enabling contractors to request or cancel inspections and receive inspection results by remote access. Offers mobile, pen-enabled graphical user interface software applications that allow building inspectors to easily supply and receive timely, accurate information while working in the field.

   CODE ENFORCEMENT. Organizes, processes and tracks all complaints and code violations. Offers mobile, pen-enabled software applications that allows code enforcement inspectors to supply and receive timely, accurate information while working in the field.

   BUSINESS LICENSES. Generates various types of licenses, assesses fees and penalties, processes renewals and offers contractor licensing and certification.

   PLANNING AND ZONING. Manages planning and zoning projects through review and approval processes. Enables user to track reviews, create meeting and project documents, generate notice letters and specify project conditions.

   TAX BILLING AND COLLECTIONS. Provides flexible billing and collections for single or multiple taxing entities. Uses property information from HTE's Land Management database and information updated from appraisal district or assessor's office to process tax bills. Automatically calculates penalties, interest, collection fees and discounts and maintains special payment plans.

   PARKS AND RECREATION APPLICATIONS. Offers automation and management of parks and recreational facilities by government organizations. Maintains schedules of parks or facility use and manages membership and mailing lists. Application modules available include activity registration and tournament scheduling.

PUBLIC SAFETY SYSTEMS

     The Public Safety applications offer police, fire and rescue entities and other emergency personnel a complete public safety solution through an integrated suite of applications which provide immediate in-the-field access to vital information. Such dispatch information includes locations, equipment and personnel response recommendations and current status of events or incidents. Applications allow for mobile collection of incident data mandated by state and federal regulatory agencies and promote greater safety of public service personnel. Critical communication links for rapid information dissemination in emergency situations are facilitated by the integration of mobile data computers, Emergency-911 operations, state and federal computers, and alarm panels.


   COMPUTER AIDED DISPATCH IV ("CAD IV"). Combines state-of-the-art computer aided dispatch software to integrate the needs of mobile communications environments and three tier client/server technology to provide dispatchers with up to 30 live task areas for dispatch, incident and unit status, database inquiry and National Crime Information Center access. Also provides integrated mapping. CAD IV functions independently or with HTE's CRIMES Management System, FIRES Management System and Emergency Medical Services applications to provide a complete public safety solution.


   COMPUTER AIDED DISPATCH III ("CAD III"). Provides quick, accurate equipment and personnel response recommendations and tracks the status of police, fire and emergency medical service unit responses. Provides routing, hazard, and hydrant information, address verification and duplicate call detection. Interfaces with Emergency-911 phone systems and state computer systems.

   CRIMES MANAGEMENT. Tracks details for uniform crime reporting. Links all related information concerning victim, suspect, property, and evidence without redundant data entry. Includes extensive narrative and cross-referencing capabilities, automatic warnings for active warrants and a master name index. Provides mobile, pen-enabled software application that allows police officers to easily supply and receive timely, accurate information related to accidents, incidents, warrants, arrests and dispatch.

   CRACKDOWN. Provides investigative tool for law enforcement intelligence units, narcotics investigators and organized crime bureaus by offering event-oriented investigation history with automatic cross referencing. Supports direct connection to National Crime Information Center to state systems. Protects sensitive information while allowing multiple authorized users access to the application.

   FIRES MANAGEMENT. Tracks fire or emergency medical service incidents. Automatically audits data for accuracy and consistency and adheres to regulatory requirements. Accommodates organizations that do not have state-mandated reporting requirements.

   FIRE RESOURCES ACTIVITY TRACKING. Tracks both scheduled and emergency activities for resources such as personnel, equipment, hydrants and emergency transportation units.

   FIRE PREVENTION. Records fire prevention information about commercial, industrial and multi- family dwellings. Maintains information such as hydrant location, shutoffs for utilities, location of hazardous materials and emergency contact information.

   EMERGENCY MEDICAL SERVICES. Tracks all information related to incidents involving emergency medical response and adheres to state reporting standards. Integrates with HTE's FIRES Management, Computer Aided Dispatch, and Accounts Receivable applications to provide a complete emergency medical services solution.

   MOBILE DATA SYSTEMS. Works with other HTE mobile-enabled public safety software applications and the mobile data network to provide wireless communication between field personnel and the dispatch center. Provides direct access to information in state and federal law enforcement databases.

   INTEGRATED MAPPING. Provides custom digitized pictorial reference of an agency's jurisdiction by displaying streets and major land features on individual workstations.

   CASE MANAGEMENT. Provides a centralized system for managing municipal court cases, including event tracking and payment collection.

   CITATION MANAGEMENT. Centralizes citation entry, maintenance and payment collection.

UTILITY SYSTEMS

     The Company offers a suite of integrated products designed to handle a full range of utility services including electric, water and gas. The flexibility of these programs lets customers tailor applications to meet specific business needs. HTE's Customer Information System ("CIS") is capable of interfacing with software systems which run on open systems platforms and with various databases, including Oracle for engineering purposes such as plant maintenance.

   CUSTOMER INFORMATION SYSTEM. Facilitates electric, water and gas utility services by automating tasks such as customer location maintenance, meter reading maintenance, bill processing, delinquencies, penalties, refunds and write-offs. Accommodates requirements of public, private and cooperative utilities. Interfaces with other HTE software applications such as INFISYS to provide a complete utility solution.

   CONTINUING PROPERTY RECORDS. Offers multiple depreciation methods, mass asset records and detailed asset reporting. Provides construction assembly standards, estimating, costing and unitization through an interface to HTE's Work Orders/Facility Management application. Acts as a subsidiary ledger for asset accounts in HTE's accounting software.

   WORK ORDERS/FACILITY MANAGEMENT. Provides a complete facility management and maintenance solution by offering complaint tracking and request processing. Allows departments to send or receive requests, schedule jobs and track costs.

   DISTRIBUTION MANAGEMENT. Tracks detailed information related to utility equipment. Links meters and transformers to calculate fault currents and transformer loads in conjunction with CIS.

   CONTRACT MANAGEMENT. Directs and handles customer calls and integrates information with CIS and Work Orders/Facility Management to improve customer service operations.

HTE'S LAYERED SOFTWARE ARCHITECTURE

     The Company's layered software architecture isolates the application logic from the graphical user interface and the database. While the layered architecture enables the Company's products to run on a variety of platforms, most of the Company's customers have selected the IBM AS/400 platform.

                        APPLICATION BASED ARCHITECTURE

                                    USER INTERFACES
                           /bullet/ HTE Graphical User Interface
                           /bullet/ Internet Browser
                           /bullet/ Character Based Interface

                                    BUSINESS LOGIC
                           /bullet/ HTE Applications
                           /bullet/ Adapter Code

 DATABASE MANAGEMENT SYSTEMS               OPERATING SYSTEMS
/bullet/ IBM DB2/400                      /bullet/ AIX (server)
/bullet/ Oracle                           /bullet/ HPUX (server)
/bullet/ Datagate                         /bullet/ OS/400 (server)
                                          /bullet/ Windows/Windows 95 (client)
                                          /bullet/ Windows NT (client, server*)



                                    HARDWARE
                          /bullet/  Hewlett-Packard 9000
                          /bullet/  Siemens
                          /bullet/  IBM RS/6000
                          /bullet/  IBM AS/400
                          /bullet/  INTEL*
----------------
* under development

     This approach permits application code containing the business logic to operate across all supported platforms such as the Hewlett-Packard, Siemens, IBM RS/6000 and AS/400 in their native runtime environments. Applications can be implemented on multiple platforms with no loss of functionality. Additionally, the applications operate on systems running databases such as IBM DB2/400, Oracle and Datagate. Currently, the client workstation software provides a graphical user interface to the Company's applications. The applications may be deployed on a variety of client operating systems, including Microsoft Windows, Windows 95, Windows NT and IBM OS/2. The Company's layered software architecture requires that only the adapter code layer, and not the application code, be reconfigured to enable HTE applications to operate on additional platforms, databases, or operating systems. This layered architecture allows customers to protect their investments in information systems while positioning them to adapt to emerging operating systems, high performance servers and databases. Also, the scalability of the Company's applications allows users to extend their systems to accommodate facility expansion. The Company is currently developing adapter code for HTE server application implementation on the Intel platform using the Windows NT operating system. The Company's architecture also allows for easy implementation of an Internet-based browser interface. In addition, the Company is currently developing its next generation of applications based upon a three tiered object oriented approach. This approach utilizes existing database and server code while utilizing a Windows NT-based application server.

CUSTOMER SERVICE

     HTE offers a range of services, including implementation support, customer support, education and training and professional consulting services. The Company continues to devote substantial resources toward improvements in customer service and has recently implemented a new Customer Care Program.

     IMPLEMENTATION SUPPORT PROGRAM. HTE offers its customers an Implementation Support Program with an initial system order or with a significant upgrade to an existing system. The Implementation Support Program provides a variety of project management and consulting services to assist in implementation and deployment of HTE's enterprise solutions. The Company offers a variety of site-specific technical and consulting services to assist in all phases of the implementation process. HTE may also provide assistance in integrating its products with the customer's existing software.

     CUSTOMER SUPPORT PROGRAM. For ongoing support, HTE offers its customers a Comprehensive Support Program. The Company provides product enhancements and updates that maintain a customer's software and documentation. The
Comprehensive Support Program also includes hotline telephone support, which is available 24 hours per day, seven days per week. As a separately priced option, customers can extend this support to personal computers, networks and hardware systems. Recently, the Company expanded this service to include a Customer Care Program whereby customers are called at predetermined time schedules to identify needs for service, support or new product offerings.

     Through its HTE User Group ("HUG"), the Company involves its customers and end-users to help identify new functions and product features that offer the greatest benefit. The Company believes that HUG seminars assist the Company in the development and support of products.

     EDUCATION AND TRAINING. HTE offers education and training services that provide customers with a formalized program to ensure that applications are implemented and utilized in an efficient and cost-effective manner. Customers are also offered a variety of software installation, technical support and user training services, both on-site and in HTE's training centers. Customized education and training programs are also available to meet a customer's specific development needs. Education and training services are priced separately.

     PROFESSIONAL CONSULTING SERVICES. The Company offers professional consulting services that extend beyond standard maintenance contracts. These services include project management, hardware and software installation, classroom education, on-site training, conversion planning and programming services. Additional services include custom applications analysis, design, development, training and deployment for most of HTE's applications.

CUSTOMER CASE STUDIES

     BEND, OREGON. The city of Bend was seeking to increase efficiencies and provide better service to residents with a system that would bring true enterprise-wide integration to its financial systems. City officials were having difficulty managing budgets and accurately forecasting expenditures since the previous system was structured such that each department maintained its own books and records. Few users had confidence in the information systems and with financial forecasts. The installation of HTE's financial and utility systems in 1989 has enabled departments real-time access to budget information and has provided the capability to estimate projections within a few percentage points. City officials may now provide accurately calculated budget figures instead of rough approximations. The system has provided Bend with the ability to provide its citizens better services in a cost-effective manner and is attributed with helping Bend decrease its tax rate by approximately 50% since 1988. Additionally, although the population of Bend has doubled in the last decade, only three people have been added to the city finance staff. HTE has been able to provide true value to its customers with proven, integrated solutions. Recently, the city of Bend purchased a full complement of public safety services.

     ALBANY/DOUGHERTY COUNTY, GEORGIA. For five days during the floods of 1994 in Southwest Georgia, the Albany/Dougherty County Communications Center was inundated with over 2,500 Emergency-911 calls a day, a 450% increase over normal call loads. The computer aided dispatch system recently installed by HTE was able to handle the enormous surge in call volume. The software application automatically provided Albany/Dougherty County with quick, accurate equipment and personnel response recommendations and tracked the status of all calls for service. On-line routing, hazard and pre-arrival information enabled dispatchers to quickly handle all types of calls, regardless of severity. The historical average call time of approximately two to three minutes was dramatically reduced to 30 seconds with HTE's system, a feature that ultimately helped save lives during this crisis situation.


     CLARK COUNTY, NEVADA. Clark County, one of the most aggressive areas of building in the country, needed an integrated land management system to track planning, zoning, public works, permitting and inspection. Builders and contractors starting a new project had to communicate with at least five departments, and the County was operating, with no integration, on various PC networks and mainframes. Since zoning did not share information with planning, it was possible to apply for a restaurant building permit in a land parcel that was zoned as residential. HTE helped eliminate such confusion and reduce excess work by installing a truly integrated, time-saving solution. Currently, nearly 1,200 requests for inspections are received daily, at least 30% of which are now made on an automated voice response system which is integrated with the database. Callers may now retrieve specific inspection information. Additionally, the system integrates with the power company, providing faster meter installation for new builders and contractors. Redundancies have now been minimized and information exchange between departments is easily administered with HTE's total community service solution.


SALES AND MARKETING

     The Company sells its products in North America through a direct sales force. As of February 15, 1997, the Company had 48 full-time and two part-time employees in its sales organization, including sales representatives, pre-sale consultants, telemarketers, sales management, proposal specialists, product demonstrators and systems hardware specialists. The Company employs a variety of business development and marketing techniques to communicate directly with current and prospective customers. These techniques include exhibiting at trade shows, holding seminars for clients and prospective clients on technology and industry issues, marketing through targeted mail campaigns and publishing SOLUTIONS Magazine (a semi-annual Company publication).

     The Company is currently implementing a new sales strategy which includes sophisticated prospect development and sales cycle management processes. HTE uses a combination of electronic prospective client databases, computer aided telemarketing and field sales methodologies to identify potential candidates for its Total Enterprise Solution systems. The Company believes this process accounts for a large percentage of the Company's new accounts and lessens the time spent by field sales representatives prospecting unqualified leads. Prospective HTE customers are monitored through a comprehensive prospect management system that segments the sales cycle into several phases, each with multiple measurement points, to assess properly the prospective client base.

     The Company's sales strategy also emphasizes a "regionalization" concept. HTE believes a strong local presence is an important factor in addressing the needs of local governments and establishing long-term relationships. Under the Company's regionalization approach, the Company has decentralized much of its client development, customer service and customer account responsibilities. HTE has regional centers in Boston, Chicago, Houston, Irvine, Orlando and Phoenix. In addition, HTE has local offices in eight other locations across the U.S. and one in Canada.

     A key aspect of the Company's sales and marketing strategy is to build and maintain strong relationships with businesses that the Company believes play a role in the successful marketing of its software products. The Company's customers and potential customers often rely on third-party system integrators to develop, deploy and manage information systems. These providers include software and hardware vendors and technology consulting firms, some of which are active in the selection and implementation of information systems for organizations that comprise the Company's principal customer base. HTE has maintained strategic relationships with companies such as IBM, Hewlett-
Packard, Software Corporation of America, Oracle Corporation and Seagull Software. The Company believes that its marketing and sales efforts are enhanced by the worldwide presence of many of these companies. HTE has conducted several joint marketing and sales programs with these vendors, including seminars, direct mail campaigns and trade show appearances.

CUSTOMERS

     The Company provides fully-integrated, enterprise-wide software solutions to state, city and county governments, utilities, transportation authorities, parks and recreation departments and police, fire and emergency personnel. As of December 31, 1996, the Company had over 1,000 customers, including installations in all 50 U.S. states. The following is a representative list of current licensees and users of one or more of the Company's applications.

                                                          NUMBER OF       FINANCIAL      COMMUNITY       PUBLIC
                                            CUSTOMER     APPLICATIONS    MANAGEMENT       SERVICE        SAFETY     UTILITY
  CUSTOMER NAME                             SINCE          PURCHASED       SYSTEMS        SYSTEMS        SYSTEMS    SYSTEMS
-----------------------------------------  ------------- ------------    ----------      ---------       -------    -------
 Amherst Police Dept., MA                       7/89            7                                        /bullet/

 Amtrack Police National Railroad,
  Philadelphia, PA                              9/93            6                                        /bullet/

 Atlantic City, NJ                              9/96            4                         /bullet/

 Berkeley, CA                                   2/91           14         /bullet/        /bullet/

 Billings, MT                                  10/89           10         /bullet/        /bullet/

 Burlington Electric Dept., VT                  9/86           13         /bullet/        /bullet/                   /bullet/

 Cocoa Beach, FL                                3/94           14         /bullet/        /bullet/       /bullet/    /bullet/

 Coos County, OR                               12/92            2         /bullet/

 Cortez, CO                                     1/95           17         /bullet/        /bullet/       /bullet/     /bullet/

 Davis, CA                                      2/90           17         /bullet/        /bullet/                    /bullet/

 Enstar Natural Gas Company,
  Anchorage, AK                                10/94            4         /bullet/                                    /bullet/

 Escambia County Utilities Authority, FL        7/82           16         /bullet/                                    /bullet/

 Eureka Police and Fire Dept., CA               8/88           16                                        /bullet/

 Fargo, ND                                      9/96           10         /bullet/        /bullet/

 Government of Bahamas, Nassau, BA             10/93            5         /bullet/        /bullet/

 Guelph Hydro, Ontario, CN                     12/94           14         /bullet/

 Kansas Highway Patrol, KS                      7/94            2         /bullet/

 Kauai County, HI                               8/90            9         /bullet/                                    /bullet/

 Kissimmee Utility Authority, FL                4/87           12         /bullet/                                    /bullet/

 Laredo, TX                                     3/88           25         /bullet/                       /bullet/     /bullet/

 Manassas Police Dept., VA                      3/90           12                                        /bullet/

 Middlesex County, NJ                          11/96            9         /bullet/     /bullet/

 Naperville, IL                                 8/90           20         /bullet/                       /bullet/     /bullet/

 Roswell, NM                                    7/95           31         /bullet/     /bullet/          /bullet/     /bullet/

 Yuma, AZ                                       3/96           16         /bullet/     /bullet/

     No customer accounted for more than 5% of total revenues for the period ended December 31, 1996.

PRODUCT DEVELOPMENT

     HTE's product development efforts are focused on the enhancement of its existing products and expansion of its enterprise system. At February 15, 1997, HTE had 22 full-time employees in product development.


     HTE plans to continue to enhance its applications to suit the evolving needs of the public sector market. In particular, HTE intends to develop additional functionality on existing application modules and to create new modules. Additionally, HTE seeks to improve and expand its object development environment, with two fundamental objectives: (i) continued user empowerment with an emphasis on ease-of-use and (ii) increased flexibility to modify base products in order to suit specific customer requirements. The Company incorporates a System Change Program whereby if the development of a custom feature for a particular client is practical or in demand, such a feature will be deployed within the next version of the Company's software. The Company believes that HUG seminars assist the Company in development and sale of products. All product development enhancements of applications, regardless of scope, are created using HTE's published guidelines for standards and conventions.


     HTE plans to continue to add new products and services, both through internal development and potential acquisitions, to leverage the Company's core technologies and expertise. In the development of new applications, the Company intends to strive to allow customers to utilize existing systems while at the same time allowing customers to take advantage of advances in network systems, platforms, database and other relevant technologies. The Company's gross development expenditures were $5.0 million, $3.8 million, and $5.7 million for the nine months ended December 31, 1996, and for the years ended March 31, 1995 and 1996, respectively.

COMPETITION

     The Company faces competition from a variety of software vendors that offer products and services similar to those offered by the Company and from companies offering to develop custom software. Certain competitors have greater technical, marketing and financial resources than the Company. The Company also competes with in-house management information services staffs. The Company believes competitive differentiators in the public sector market are functionality, product flexibility, ease of implementation in adapting product to individual customers' needs without custom programming, enterprise product breadth, individual product features, service reputation and price.

     The Company believes the market is highly fragmented with a large number of competitors that vary in size, primary computer platforms and overall product scope. Within its markets, the Company competes from time to time with (i) custom software and services providers such as Andersen Consulting, KPMG Peat Marwick, and Oracle Corporation, (ii) companies which focus on selected segments of the public sector market including PeopleSoft, Inc., Systems Computer & Technology, Inc., J.D. Edwards & Company, Inc. and (iii) a significant number of smaller private companies. Many of these companies do not focus exclusively on the public sector or offer fully-integrated enterprise-wide software applications. There can be no assurance that such competitors will not develop products or offer services that are superior to the Company's products or services or that achieve greater market acceptance.

     The Company could face additional competition as other established and emerging companies enter the Company's public sector software application market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third- parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Further, competitive pressures could require the Company to reduce the price of its software licenses and related services, which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, operating results and financial condition. See "Business-Competition."

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND LICENSES

     The Company regards certain features of its internal operations, software and documentation as confidential and proprietary, and relies on a combination of contract and trade secret laws and other measures to protect its proprietary intellectual property. The Company has no patents and, under existing copyright laws, has only limited protection. The Company believes that, due to the rapid rate of technological change in the computer software industry, trade secret and copyright protection are less significant than factors such as knowledge, ability and experience of the Company's employees, frequent product enhancements and timeliness and quality of support services.

     The Company provides its products to customers under exclusive licenses, which generally are non-transferable and have a perpetual term. The Company generally licenses its products solely for the customer's internal operations and only on designated computers. In certain circumstances, the Company makes enterprise-wide licenses available for select applications. The Company provides source code to its customers for several products and has escrowed its source code for the benefit of all customers. The provision of source code may increase the likelihood of misappropriation or other misuse of the Company's intellectual property. See "Risk Factors-Proprietary Rights, Risks of Infringement and Source Code Release."


     From time to time, the Company licenses software from third-parties for use with its products. Typically, the Company resells such third-party software products as an integrated part of one or more of the applications included in HTE's Total Enterprise Solution. The Company believes that no such license agreement to which it is presently a party is material and that if any such license agreement were to terminate for any reason, the Company would be able to obtain another license or otherwise acquire other comparable technology or software on terms that would not be materially adverse to the Company.


EMPLOYEES

     As of February 15, 1997, the Company employed 307 people, including 45 in sales and marketing, 105 in product development, 67 in customer support and field services, 54 in professional services and 36 in administration. The Company's success will depend in large part upon its ability to continue to attract and retain qualified employees. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company believes that its relations with its employees are good. See
"Risk Factors-Dependence on Key Personnel."

FACILITIES

     The Company is headquartered in Orlando, Florida, where it leases an aggregate of approximately 33,000 square feet. Administrative, marketing, product development and customer support and service operations are located in this space. The Company also leases an aggregate of approximately 8,000 additional square feet of office space in various other locations which are used for sales offices.

     The Company has entered into a lease agreement pursuant to which the Company shall lease a new three story building located in the Heathrow International Business Center, Lake Mary, Florida, containing an aggregate of 87,000 square feet. The Company plans to move its headquarters to this location upon completion of construction, which is anticipated to be no later than June 30, 1997. The initial lease term for the new headquarters expires ten years from the commencement date of the lease, and may be renewed by HTE for up to three consecutive renewal terms of five years each. In connection with the lease, HTE entered into an expansion agreement pursuant to which it may, at its option during the term of the main lease, lease two additional office buildings in the Heathrow Business Center, each of which would contain approximately 27,000 to 40,000 gross square feet of space.

LEGAL PROCEEDINGS

     From time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's results of operations or financial position.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Certain information is set forth below concerning the directors and executive officers of the Company.

NAME                             AGE     POSITION
-----------------------------   ------   --------------------------------------------------------
Dennis J. Harward   .........    40       Chairman of the Board of Directors, President,
                                           Chief Executive Officer and Director
Jack L. Harward  ............    65       Executive Vice President, and Director
L.A. Gornto, Jr.    .........    54       Executive Vice President, Chief Financial Officer
                                           and General Counsel
Daniel E. Catan  ............    41       Vice President-Chief Marketing Officer
Charlotte B. Hill   .........    41       Vice President-Research and Development
Ronald E. Goodrow   .........    45       Vice President-Operations
Susan D. Falotico   .........    34       Vice President-Controller and Chief Accounting Officer
Bernard B. Markey(1)   ......    32       Director
Peter R. Roberts(1)    ......    42       Director

---------
(1) Member of Compensation Committee.

     Mr. Dennis J. Harward founded the Company in 1981 and has served as its President and Chief Executive Officer, Chairman of the Board and a Director since inception of the Company. From 1978 to 1980, he was employed by Southeastern Academy, a private educational institution, where he was responsible for developing its initial management information systems environment and implementing "mid-range" relational database systems. From
1980 through 1981, he was employed as a consultant at an oil and gas company where he was responsible for coordinating large-scale conversion of applications to a relational database environment.

     Mr. Jack L. Harward joined the Company in 1983 and since that time has served as an Executive Vice President and a Director of the Company. Mr. Harward also serves as the Chief Operating Officer of HTE-Bellamy, Ltd., a wholly-owned subsidiary of the Company. From 1978 to 1983, Mr. Harward was employed by Seminole County, Florida, where he served as Information Systems Director. From 1974 to 1978, Mr. Harward was responsible for systems development-information technology management at Pepsi-Cola, Inc., a food and beverage company.

     Mr. L.A. Gornto, Jr. joined the Company in January 1997 and serves as an Executive Vice President, Chief Financial Officer and General Counsel. Since 1988, Mr. Gornto has been engaged in the private practice of law in central Florida and provided legal services to the Company as General Counsel. From 1985 to 1987, Mr. Gornto served as Senior Vice President-Finance and Chief Financial Officer of Jerrico, Inc., formerly a publicly-traded company and holding company of Long John Silvers, a seafood restaurant chain. From 1977 to 1985, he was engaged in the private practice of law and also served as a management consultant. From 1968 to 1977, he served as Executive Vice President and Chief Financial Officer and a director of Red Lobster Restaurants, a seafood restaurant chain and formerly a subsidiary of General Mills, Inc. Mr. Gornto is an attorney-at-law and certified public accountant licensed in the states of Florida and Georgia and holds an L.L.M. degree from Emory University School of Law.

     Mr. Daniel E. Catan joined the Company in July 1996 and currently serves as Vice President-Chief Marketing Officer. From 1991 to 1996, he was employed by Atlanta Centennial Olympic Properties as its Vice President of Marketing, where he was responsible for creating sponsorship packages to raise revenues for the 1996 Summer Olympic Games. Mr. Catan was also responsible for managing the sales negotiation and sponsor support departments. From 1977 to 1991, he was employed by IBM Corporation, a computer manufacturer, in its Sales, Marketing and Business Management department where he was responsible for developing sales personnel, managing field business units, creating its software and services business unit and national cross-industry strategies and producing the launch of the AS/400 system in the Southeast.

     Ms. Charlotte B. Hill joined the Company in February 1997 and currently serves as its Vice President-Research and Development. From 1979 to 1996, Ms. Hill was employed by IBM Corporation, and ISSC, a wholly-owned subsidiary of IBM. During the period 1991 to 1996, Ms. Hill served as a Consulting and Services Executive responsible for profit and loss, revenue growth, strategy development, and management of field systems integration. From 1984 to 1992, Ms. Hill served in various sales and technical management capacities.


     Mr. Ronald E. Goodrow joined the Company in 1988, and currently serves as its Vice President-Operations. From 1987 to 1988, he was employed by GCC Beverage Corporation, where he was Vice President of Information Systems. From 1980 to 1987, he was Vice President of Dynamic Control Corporation (Baxter Travenol), a healthcare company.


     Ms. Susan D. Falotico joined the Company in 1995 and currently serves as Vice President-Controller and Chief Accounting Officer. From 1988 to 1995, Mrs. Falotico served as Controller of the Newtrend Division of EDS, Inc., a systems integration company, where she headed the Financial Accounting and Corporate Planning Department. From 1986 to 1988, Ms. Falotico was a Financial Analyst for ISI, a division of Mars, Inc., a food company, where she was responsible for monthly financial reporting and for coordinating a $70 million budget.

     Mr. Bernard B. Markey, a Director of the Company since 1995, has been employed since 1988 with Meridian Venture Partners, a privately-held venture capital fund and has been a General Partner of the fund since 1995. Mr. Markey also serves on the Board of Directors for several privately-held companies.


     Mr. Peter R. Roberts, a Director of the Company since 1994, has served since 1993 as a Managing Director of BancBoston Ventures, Inc., a subsidiary of First National Bank of Boston, a commercial bank. From 1989 to 1993, Mr. Roberts was a Managing Director of BancBoston Capital, Inc. in the London office. Mr. Roberts also serves on the Board of Directors for several privately-held companies.

     The Company's Board of Directors currently consists of four directors. Jack L. Harward is the father of Dennis J. Harward. There are no other family relationships among the Company's executive officers and directors. The Company's directors do not currently receive any cash compensation for service on the Board of Directors but may be reimbursed for certain expenses in connection with attendance at Board of Directors meetings or other meetings on the Company's behalf.

     Effective upon consummation of this offering, the Board of Directors will consist of three classes, each of whose members will serve for a staggered three-year term. The Board will consists of two Class I Directors, Messrs. Markey and Roberts, one Class II Director, Jack L. Harward, and one Class III Director, Dennis J. Harward. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Director and Class III Director will expire upon the election and qualification of successor directors at the annual meetings of shareholders to be held in 1997, 1998 and 1999, respectively.


BOARD COMMITTEES

     The Board of Directors has established a Compensation Committee consisting of Messrs. Markey and Roberts, to establish the compensation of officers of the Company and to administer the Executive Incentive Plan. Following the completion of this offering, the Board of Directors will have an Audit

Committee, which will review the results and scope of the audit and other services provided by the Company's independent certified public accountants.


     Officers of the Company serve at the direction of the Board of Directors, subject to the terms of any employment agreements with the Company. See "-Executive Compensation" and "-Employment Agreements and Change in
Control Agreements."


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dennis J. Harward, Chairman of the Board, President and Chief Executive Officer, and Jack L. Harward, Executive Vice President, of the Company, participated in deliberations of the Company's Board of Directors concerning executive officer compensation during 1994. Since 1995, the compensation of the Company's executive officers has been determined by the Compensation Committee of the Board of Directors.

EXECUTIVE COMPENSATION


     The following table sets forth the compensation paid or accrued by the Company with respect to services rendered during the nine months ended December 31, 1996 and the fiscal years ended March 31, 1996, and 1995, respectively, to the Chief Executive Officer and to each of the four other most highly compensated executive officers of the Company as of December 31, 1996 (the "Named Executive Officers").


                          SUMMARY COMPENSATION TABLE


                                                                                        LONG-TERM
                                                           ANNUAL COMPENSATION(1)      COMPENSATION
                                                         --------------------------- --------------
                                                                                          AWARDS
                                                                                     --------------
                                                                                        SECURITIES
                                            FISCAL                                      UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                 YEAR(2)       SALARY        BONUS(3)        OPTIONS(4)       COMPENSATION
----------------------------------------   -----------   -----------   -----------   --------------      --------------
Dennis J. Harward                           12/31/96      $150,000       $62,157             -            $   3,190(5)
 Chairman of the Board of Directors,         3/31/96       175,000        78,794                              2,250
 President and Chief Executive Officer       3/31/95       175,000        20,000                              2,250

Jack L. Harward                             12/31/96      $106,875       $38,487             -            $   5,820(5)
 Executive Vice President                    3/31/96       142,550        73,980                              2,250
                                             3/31/95       130,000        20,000                              1,950
Daniel E. Catan                             12/31/96      $ 75,000       $21,750         1,000              $75,576(6)
 Vice President-Chief
 Marketing Officer(7)

Ronald E. Goodrow                           12/31/96      $ 90,000       $26,100             -            $   5,080(5)
 Vice President-Operations                   3/31/96       120,000        45,698                              3,680
                                             3/31/95       120,000           -0-                              3,680
Susan D. Falotico                           12/31/96      $ 71,250       $11,245                          $   1,820(5)
 Vice President-Controller                   3/31/96        16,240           635
 and Chief Accounting Officer(8)

----------------

(1) The amounts reflected in the above table do not include any amounts for perquisites and other personal benefits extended to the Named Executive Officers. The aggregate amount of such compensation for each Named Executive Officer is less than 10% of the total annual salary and bonus.


(2) The compensation for each Named Executive Officer shown for the fiscal year ended December 31, 1996 reflects compensation payable for his or her employment during the nine-months ended December 31, 1996. On a full calendar year basis, the Named Executive Officers current base salaries are:
    Dennis J. Harward, $200,000; Jack L. Harward, $142,500; Daniel E. Catan, $150,000; Ronald E. Goodrow, $120,000; and Susan D. Falotico, $90,000.

(3) The Company has had a policy of granting discretionary annual bonuses to its executive officers and employees based primarily on certain performance criteria. The Board of Directors intends to continue this policy in the future. See "-Annual Incentive Compensation Bonuses."

(4) See the table under "Stock Options Granted in the Nine Months Ended December 31, 1996" below for additional information concerning these options.


(5) Represents matching contributions to the accounts of the Named Executive Officers under the Company's 401(k) savings plan made on a calendar year basis for the 12-month periods ended December 31, 1996, December 31, 1995, and December 31, 1994, respectively.

(6) Represents $46,276 for relocation moving expenses and $29,300 for commissions.

(7) Mr. Catan's employment began July 1, 1996.

(8) Ms. Falotico's employment began December 29, 1995.

OPTION GRANTS, EXERCISES AND FISCAL YEAR-END VALUES


     The following table sets forth information with respect to grants of options to purchase shares of Common Stock during the nine months ended December 31, 1996 to the Named Executive Officers. The amounts shown as potential realizable values on the options are based on assumed annualized rates of appreciation in the price of the Common Stock of 0%, 5% and 10% over the term of the options, as set forth in rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock. There can be no assurance that the potential realizable values reflected in this table will be achieved.


        STOCK OPTION GRANTS IN THE NINE MONTHS ENDED DECEMBER 31, 1996


                                                                                                          POTENTIAL REALIZABLE
                                                                                                             VALUE AT ASSUMED
                                                                                                            ANNUAL RATES OF
                                                                                                               STOCK PRICE
                                                                                                            APPRECIATION FOR
                              INDIVIDUAL GRANTS                                                              OPTION TERM(1)
                       ----------------------------------------------------------------------------     ---------------------------
                                                  PERCENT OF TOTAL
                       NUMBER OF SECURITIES      OPTIONS GRANTED TO       EXERCISE OR
                       UNDERLYING OPTIONS            EMPLOYEES             BASE PRICE    EXPIRATION
NAME                     GRANTED(#)                  IN 12/31/96           ($/SHARE)       DATE          0%($)    5%($)      10%($)
----------------------- ----------------------- --------------------- ------------- ----------------     ----   --------   ---------
Daniel E. Catan  ......        53,000                 100%                 $1.81         6/30/01          $-     $26,523    $58,609

----------------
(1) The Company determined that the Common Stock had a fair market value of $1.81 per share on the date of grant.

     The following table sets forth information concerning the value of unexercised options as of December 31, 1996 held by the Company's executive officers. No options were exercised during 1996.

                             YEAR-END OPTION VALUES

                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                               UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
NAME                            OPTIONS AT YEAR-END               AT YEAR-END
-----------------------   ----------------------------   ----------------------------
                           EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE(1)
Daniel E. Catan  ......          -/53,000                       -/$94,800

----------------
(1) The Company determined that the Common Stock had a fair market value of $3.60 per share on December 31, 1996.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS


     Effective February 1997, the Company entered into employment agreements with Dennis J. Harward, the Company's President, Chief Executive Officer and Chairman of the Board and Jack L. Harward, the Company's Executive Vice President. These agreements with Messrs. D. Harward and J. Harward provide for base salaries of $250,000 and $142,500, respectively, to be reviewed annually by the Board of Directors. Each of the agreements is for a term of three years, which automatically renews for successive one-year periods. The executive may resign upon 60 days written notice and upon such resignation the Company will pay to the executive any unpaid base salary, any accrued but unpaid incentive compensation through the effective date of resignation and a pro rata portion of the incentive compensation for such period. The agreements also provide that, upon the termination of the executive's employment for death, mental or physical incapacity, illness or disability, the Company will pay to the executive any unpaid base salary, any accrued but unpaid incentive compensation through the date of termination and a pro rata portion of the incentive compensation for such period. The Company has the right to terminate the agreements for "Cause" (as defined), and shall be obligated to pay to the executive base salary to the date of termination. In the event either executive is terminated without Cause, the Company must pay to such executive any unpaid base salary, any accrued but unpaid incentive compensation through the date of termination and the executive's base salary for a period of 12 months as well as continue to provide the executive with incentive compensation and the other benefits under the agreement for the same period. Additionally, upon termination without Cause the Company must pay to each executive a single lump sum payment equal to the value of the portion of his benefits under any savings, pension, profit sharing or deferred compensation plans. These agreements also provide that Messrs. D. Harward and J. Harward may receive stock options pursuant to the Company's Executive Incentive Plan. Each of the employment agreements provide that, during the term of the agreement, and for two years thereafter, the executives shall not engage in or have any interest in any business that competes with the Company in the U.S., Canada or any foreign market where the Company markets or sells its applications or its services (i.e. any business that engages in the development and/or marketing of software applications in the public sector marketplace). Additionally, the agreements provide that the executives shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information, as defined therein, pertaining to the business of the Company. Further, while each executive is employed by the Company and for a two-year period after the termination of the executive's employment with the Company for any reason, the executive shall not, (i) hire or attempt to hire any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, or (ii) solicit any of the actual or targeted prospective clients of the Company, in connection with any business competitive with the business of the Company or (iii) disclose the names and addresses of such clients. At any time, the executives have the right to resign and terminate the agreement upon 60 days notice. Upon such resignation, the Company must pay to such executive any unpaid base salary and any accrued but unpaid incentive compensation through the date of resignation.

     Effective February 1997, the Company also entered into severance agreements with Dennis J. Harward and Jack L. Harward. The severance agreements will become effective on, and provide for continued employment or retention following, a "Change in Control" (as defined in the agreement) of HTE. Such agreements generally provide that upon (i) termination by HTE of the executive's employment for any reason other than death, mental or physical incapacity, illness or disability or "Cause" (as defined), (ii) termination by the executive for "Good Reason" (generally defined as the diminution of the executive's duties or other breach by HTE of the agreement) or (iii) termination by the executive during a 30-day period commencing one year after the Change in Control, he will receive, in addition to base salary, bonus and other compensation accrued through the date of termination, a lump sum cash payment equal to 2.5 times his then-existing base salary and incentive compensation provided however that, in the event of a Change in Control, such severance provision shall not apply to an executive who votes any shares in favor of any such Change in Control.

     Effective as of January 16, 1997 the Company entered into an employment agreement with L.A. Gornto, Jr. Pursuant to the agreement, Mr. Gornto has agreed to make himself available on a full-time basis to serve as the Company's Executive Vice President, Chief Financial Officer and General Counsel. The agreement is for a term of one year and automatically renews for successive one-year periods. Either party may terminate this agreement upon 60 days prior notice to the other. The agreement provides for an annual salary of $75,000 for up to 16 hours per week of services and for additional independent contractor payments based on hourly rates for additional, primarily legal, services. The Company anticipates that Mr. Gornto will devote substantially his full business time to the Company's affairs. The agreement also provides that Mr. Gornto shall be reimbursed for all reasonable expenses incurred by him in the performance of his duties. Mr. Gornto has waived participation in the Company's annual executive bonus compensation plan. However, Mr. Gornto is eligible to receive stock option grants pursuant to the Company's Executive Incentive Plan. During the term of the agreement, and for one year thereafter, Mr. Gornto shall not engage in or have any interest in any business that competes with the Company in the U.S., Canada or any foreign market where the Company markets or sells its applications or its services. Additionally, the agreement provides that Mr. Gornto shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information, as defined therein, pertaining to the business of the Company.

     The Company has also entered into employment agreements with Daniel E. Catan, Vice President-Chief Marketing Officer, Charlotte B. Hill, Vice President, Research and Development, Ronald E. Goodrow, Vice President-Operations and Susan D. Falotico, Vice President, Controller and Chief Accounting Officer. The Company's agreements with Mr. Catan, Ms. Hill, Mr. Goodrow and Ms. Falotico provide for base salaries of $150,000, $135,000, $120,000 and $90,000, respectively, with each eligible for incentive compensation payments based on performance and for Mr. Catan commissions on certain sales. Each of the agreements is for a term of one year, which automatically renew for successive one-year periods. Either party may terminate this agreement upon 60 days prior notice to the other. The agreements also provide that, upon the termination of the executive's employment for death, the Company will pay to the executive any unpaid base salary and any accrued but unpaid incentive compensation through the date of termination. In the event an executive is terminated without Cause (as defined), the Company will pay to such executive any unpaid base salary, any accrued but unpaid incentive compensation through the date of termination, and in certain circumstances, additional payment of salary and benefits for up to six months after the date of termination. These agreements also provide that the executives may receive stock options pursuant to the Executive Incentive Plan. Each of the agreements provide that, during the term of the agreement, and for one year thereafter, the executive shall not engage in or have any interest in any business that competes with the Company in the United States, Canada or any foreign market where the Company markets or sells its applications or its services. Additionally, the agreements provide that the executive shall not at any time disclose or misuse any confidential information pertaining to the business of the Company. Further, while each executive is employed by the Company and for a one year period after the termination of the executive's employment with the Company for any reason, for the executive shall not, directly or indirectly, (i) hire or attempt to hire any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, (ii) solicit any of the actual or targeted prospective clients of the Company or (iii) disclose the names and addresses of such clients. Upon resignation, the Company shall pay to such executive any unpaid base salary and any accrued but unpaid incentive compensation through the date of resignation.

ANNUAL INCENTIVE COMPENSATION BONUSES

     The Company has an incentive compensation bonus program for its executive officers pursuant to which distributions may be made annually based on the Company's earnings and on each participating officer's contributions to the Company's profits and other corporate goals. Distributions are made from a pool, the amount of which is established by the Company's Board of Directors. Individual distributions from the pool are determined by the Company's Compensation Committee and are generally based on a percentage of the participating officer's base salary.


1997 EXECUTIVE INCENTIVE COMPENSATION PLAN

     The Executive Incentive Plan was adopted by the Board of Directors in January 1997. The purpose of the Executive Incentive Plan is to attract and retain key employees and consultants of the Company, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

     The Executive Incentive Plan authorizes the grant of stock options (incentive and nonstatutory), stock appreciation rights ("SARs") and restricted stock to employees and consultants of the Company subject to adjustment capable of contributing to the Company's performance. The Company has reserved an aggregate of 954,000 shares of Common Stock for grants under the Executive Incentive Plan. Incentive stock options may be granted only to employees eligible to receive them under the Internal Revenue Code of 1986, as amended. Nonstatutory options to purchase 567,100 shares of Common Stock were granted on February 7, 1997 at an exercise price of $9.43 per share. Of the options issued, 116,600 were immediately vested, 106,000 vest over a four-year period and 344,500 vest over a five-year period.

                              CERTAIN TRANSACTIONS


     On November 1, 1996, the Company acquired all of the outstanding common stock of Bellamy by paying cash of $375,000, issuing notes totaling $300,000 and by issuing 63,600 shares of Class C Common Stock of the Company (see Note 7 of Notes to Consolidated Financial Statements). Such notes are included in notes payable to related parties on the accompanying consolidated balance sheet as of December 31, 1996, since the former owners are now employees of the Company. The notes bear annual interest at 10% and are payable in annual installments totaling $60,000, $90,000 and $150,000 on November 1, 1997, 1998 and 1999,
respectively. The Company currently proposes to repay such notes with proceeds from this offering. See "Use of Proceeds."

     In November 1994, BancBoston Ventures, Inc. purchased 1,090,316 shares of Redeemable Preferred Stock of the Company for an aggregate purchase price of $2.0 million. Mr. Roberts, a Director of the Company, is a Managing Director of BancBoston Ventures, Inc. As of March 1995, Meridian Venture Partners purchased 545,158 shares of Redeemable Preferred Stock of the Company for an aggregate purchase price of $1.0 million. Mr. Markey, a Director of the Company, is a General Partner of Meridian Venture Partners. In June 1996, Meridian Venture Partners purchased 134,021 shares of Redeemable Preferred Stock of the Company for an aggregate purchase price of $246,545.

     On October 31, 1994, HTE acquired all the outstanding stock of HTE-Public Safety Corporation, Inc. ("PSC") from the two majority stockholders of HTE, Dennis Harward and Jack Harward, in exchange for 272,420 shares of HTE's Class A Common Stock issued to Jack Harward and a note in the principal amount of $500,000 (which was paid in full prior to March 31, 1995) issued to Dennis Harward. On October 24, 1994, HTE acquired all the outstanding stock of HTE-Public Safety Illinois, Inc. ("PSI") from Dennis Harward and Jack
Harward in exchange for 544,840 shares of HTE's Class A Common Stock. Since
HTE, PSC and PSI were all under common control, the acquisitions have been accounted for in the same manner as a pooling-of-interests. The $500,000 paid Dennis Harward arising from the PSC acquisition has been recorded as a return of capital in the accompanying consolidated financial statements.

     During the 12 months ended March 31 1996, the Company advanced $169,270 to Dennis Harward and $93,105 to Jack Harward. During the nine month period ended December 31, 1996, the Company advanced $1,194 to Jack Harward. These advances were evidenced by unsecured, non-interest bearing notes and had no specified maturity date. As of December 31, 1996, the notes were forgiven by the Company. See Note 8 of Notes to Consolidated Financial Statements.


     Mr. Gornto, the Company's Executive Vice President, Chief Financial Officer and General Counsel has performed certain legal services for the Company. Mr. Gornto was paid approximately $109,270, $30,120 and $106,160 for services rendered during the nine month period ended December 31, 1996 and the 12 month periods ended March 31, 1996 and March 31, 1995, respectively.

                       PRINCIPAL AND SELLING SHAREHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 15, 1997 (after giving retroactive effect to the Recapitalization) and as adjusted to reflect the sale of the Common Stock offered hereby, by (i) each shareholder who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each Named Executive Officer of the Company who holds any shares, (iii) each director of the Company who holds any shares and (iv) all executive officers and directors of the Company as a group.



                                              SHARES                               SHARES BENEFICIALLY
                                         BENEFICIALLY OWNED                                OWNED
                                         PRIOR TO OFFERING(3)                         AFTER OFFERING
                                      ------------------------  NUMBER OF       -------------------------
                                                                SHARES BEING
NAME OF BENEFICIAL OWNER(1)(2)         NUMBER       PERCENT     OFFERED         NUMBER         PERCENT(4)
------------------------------------- ------------ ---------- --------------    ------------ ------------
Dennis J. Harward  ..................   1,976,423      36.8%      110,000      1,866,423       24.9%
Jack L. Harward.   ..................   1,362,577      25.4       110,000      1,252,577       16.7
BancBoston Ventures, Inc.   .........   1,090,316      20.3       220,000        870,316       11.6
 175 Federal Street, 10th Floor
 Boston, Massachusetts 02110
Meridian Venture Partners(5)   ......     679,178      12.7       110,000        569,178        7.6
 259 Radnor Chestor Road-Suite 140
 Radnor, Pennsylvania 19087
L.A. Gornto, Jr.(6)   ...............      79,500       1.4             -         79,500        1.1
Ronald E. Goodrow(7)  ...............      79,500       1.4             -         79,500        1.1
Daniel E. Catan(8) ..................      53,000         *             -         53,000          *
All executive officers and directors
 as a group (9 persons)(9)  .........   5,187,995      96.7                    4,770,494       63.8

----------------
  *  Less than one percent.

(1) Except as otherwise noted, and subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to all securities owned by such person.

(2) Unless otherwise noted, the address of each person or entity listed is H.T.E., Inc., 390 North Orange Avenue, Suite 2000, Orlando, Florida 32801.

(3) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof either from the exercise of options or from the conversion of a security.

(4) Does not reflect the possible exercise of the Underwriters' over-allotment option.

(5) Bernard B. Markey, a director of the Company, Robert E. Brown, Jr., Esq. and Raymond R. Rafferty, Jr. serve as the general partners of this Pennsylvania limited partnership and hold in the aggregate an approximately 1% partnership interest.

(6) Includes 26,500 shares of Common Stock that Mr. Gornto may acquire within 60 days upon the exercise of stock options.

(7) Includes 53,000 shares of Common Stock that Mr. Goodrow may acquire within 60 days upon the exercise of stock options.

(8) Includes 53,000 shares of Common Stock that Mr. Catan may acquire within 60 days upon exercise of stock options.


(9) See footnotes (1) through (8).

                         DESCRIPTION OF CAPITAL STOCK


GENERAL

     The Company's Board of Directors and shareholders have approved the Amended Articles and the Amended and Restated Bylaws ("Bylaws") to become effective upon this offering. The following summary description relating to the capital stock does not purport to be complete and is qualified in its entirety by reference to the Amended Articles and Bylaws of the Company which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. Upon consummation of the offering, (i) the authorized capital stock of the Company will consist of 25,000,000 shares of common stock, $.01 par value ("Common Stock"), and 5,000,000 shares of "blank check" preferred stock, $.01 par value ("Preferred Stock") and (ii) there will be 7,313,651 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. See "Prospectus Summary-The Recapitalization."


COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding.

PREFERRED STOCK


     The Board of Directors has the authority without further action by the stockholders to issue up to 5,000,000 shares of Preferred Stock in one or more series. The Board of Directors is authorized to establish from time to time the number of shares to be included in and the designation of, any such series, to determine or alter the rights, preferences, privileges and restrictions thereof without further action by the shareholders. The Board of Directors of the Company has not designated any new series of Preferred Stock. Satisfaction of any dividend preferences of outstanding Preferred Stock, if any, would reduce the amount of funds available for the payment of dividends on Common Stock. Also, the holders of Preferred Stock, if any, would normally be entitled to receive a preference payment in the event of any liquidation or other dissolution or winding up of the Company before any payment is made to the holders of Common Stock. In addition, any outstanding shares of Preferred Stock having conversion rights would potentially increase the number of shares of Common Stock outstanding.


REGISTRATION RIGHTS


     Following the consummation of the offering, BancBoston Ventures, Inc. and Meridian Venture Partners (the "Investors") will hold 870,316 and 569,178 shares of Common Stock, respectively, and will be entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of the Registration Rights Agreement between the Company and the Investors, after the earlier of (i) the third anniversary of the date of the Registration Rights Agreement or (ii) the closing of this offering, subject to certain limitations, the Investors have the right to require the Company to file a registration statement under the Securities Act in order to register the sale of all or any part of its shares of Common Stock (such right is defined as a "Demand Right"). See "Shares Eligible For Future Sale." The Investors, as a group, are entitled to demand that the Company register their shares of Common Stock on three occasions at the Company's expense, provided that such demand for registration on Form S-1 is made by the Investors for at least 25% of the registrable securities, or at least 15% of the registrable securities for demand on any other form. Additionally, the Investors, Dennis J. Harward and Jack L. Harward have the right, subject to certain limitations, to include their shares in any offering initiated by the Company whether for its own account or for other shareholders (such right is defined as a "Piggyback Right"). The Company may in certain circumstances defer such registrations, and the underwriters with respect to such sale have the right, subject to certain limitations, to limit the number of shares included in such registrations. In the event that the Company proposes to register the sale of any of its securities under the Securities Act, the Company is required to promptly give the Investors and such other shareholders written notice, at which point the Investors and such other shareholders will have ten days to make a written request of the Company to include their shares of Common Stock in such registration, subject to the underwriter's right to limit such shares and certain other limitations. Generally, the Company is required to bear the expense of all such registrations except for transfer taxes.

     In addition, the Company intends to file a registration statement under the Securities Act approximately 180 days after the effective date of this offering covering the shares of Common Stock reserved for issuance under the Executive Incentive Plan.


ANTI-TAKEOVER EFFECTS OF FLORIDA LAW, CHARTER PROVISIONS, UNISSUED STOCK

     Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. Certain provisions of Florida law, the Company's Amended Articles and Bylaws, may deter or frustrate a takeover attempt of the Company that a shareholder might consider in its best interest, including attempts that might result in a premium over the market price for the shares held by shareholders. The Company is subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law, unless the corporation has elected to opt out of such provisions in its articles or bylaws. The Company is subject to the "affiliated transactions" and "control-share acquisition" provisions of the Florida Business Corporation Act (the "FBCA"). These provisions require, subject to certain exceptions, that an "affiliated transaction" be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder" or by a majority of disinterested directors. Additionally, voting rights are conferred on "control shares" acquired in specified control share acquisitions generally only to the extent conferred by resolution approval by the shareholders, excluding holders of shares defined as "interested shares."

     In addition, certain provisions of the Company's Amended Articles or Bylaws provide that (i) commencing with the consummation of this offering, any action required or permitted to be taken by the shareholders of the Company may be effected only at an annual or special meeting of shareholders, and not by written consent of the shareholders, (ii) any meeting of shareholders may be called only by the Chairman of the Board, or upon the affirmative vote of at least a majority of the members of the Board of Directors or upon the written demand of the holders of not less than 50% of the votes entitled to be cast at a special meeting, and (iii) an advance notice procedure must be followed for the nomination of directors and for other shareholder proposals to be considered at annual meetings of shareholders. In general, notice of intent to nominate a director or to raise business at such meetings must be received by the Company not less than 60 nor more than 90 days before the meeting, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the shareholder submitting the proposal. The affirmative vote of at least a majority of the directors or the holders of at least 662/3% of the voting power of the Company's voting stock is required to alter, amend or repeal, or adopt any provision inconsistent with, the Bylaw provisions described in this paragraph.


     The directors of the Company are subject to the "general standards for directors" provisions set forth in the FBCA. These provisions provide that in discharging his or her duties and determining what is in the best interests of the Company, a director may consider such factors as the director deems relevant, including the long-term prospects and interests of the Company and its shareholders and the social, economic, legal or other effects of any proposed action on the employees, suppliers or customers of the Company, the community in which the Company operates and the economy in general. Consequently, in connection with any proposed action, the Board of Directors is empowered to consider interests of other constituencies in addition to the Company's shareholders, and directors who take into account these other factors may make decisions which are less beneficial to some, or a majority, of the shareholders than if the law did not permit consideration of such other factors. The Board of Directors is divided into three classes, with the directors of each class to be elected for staggered terms of three years and to serve until their successors are duly elected and qualified or until their earlier resignation, death or removal from office.


     ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Company's Articles of Incorporation provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 days nor more than 180 days prior to the first anniversary of the date of the Company's notice of annual meeting for the previous year's annual meeting. However, if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than 30 calendar days earlier than the date contemplated by the previous year's notice of annual meeting, such notice by the shareholder must be delivered or received not later than the close of business on the fifth day following the date on which notice of the date of the annual meeting is given to shareholders or made public, whichever first occurs. The Company's Amended Articles also specify certain requirements for a shareholder's notice to be in proper written form. These provisions may preclude shareholders from bringing matters before the shareholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.


     CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK. Upon consummation of this offering, the Company will be authorized to issue additional Common Stock and up to five million shares of preferred stock in one or more series, having terms fixed by the Board of Directors without shareholder approval, including voting, dividend or liquidation rights that could be greater than or senior to the rights of holders of Common Stock. The existence of authorized but unissued and unreserved shares of Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management. Issuance of shares of Common Stock or Preferred Stock could also be used as an anti-takeover device. The Company has no current intentions or plans to issue any such shares of Common Stock or Preferred Stock. See "Description of Capital Stock."

LIMITED LIABILITY AND INDEMNIFICATION


     Under the FBCA, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) a director's breach of, or failure to perform, those duties constitutes (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made, (4) in a derivative proceeding, conscious disregard for the best interest of the corporation or willful misconduct, or (5) in a non-derivative proceeding, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as a director, whether or not the corporation would have the power to indemnify him against such liability under the FBCA.


     The Amended Articles of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Co.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, the Company will have 7,313,651 shares of Common Stock outstanding (assuming no exercise of the Underwriters' overallotment option or outstanding options). Of these shares, the 2,500,000 shares sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by an existing "affiliate" of the Company, as that term is defined by the Securities Act, which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act. The remaining 4,813,651 outstanding shares are "restricted shares" (as defined in Rule 144). Without consideration of the contractual restrictions described below, the remaining restricted shares will be transferable, pursuant to Rule 144, beginning 90 days after the date of this Prospectus and following the expiration of the applicable Rule 144 holding period.

     The Selling Shareholders and certain of the Company's executive officers (who collectively will own approximately 4.6 million shares of Common Stock subsequent to this offering) have agreed with the Underwriters not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the closing of this offering (the "Lockup Period") without the prior written consent of Volpe Brown Whelan & Company, LLC. Upon expiration of the Lockup Period, the shares held by such persons will be eligible for sale in the public market pursuant to Rule 144. See "Underwriting." Approximately 112,000 of the remaining shares will be eligible for resale, pursuant to Rule 144, 90 days after this offering, and approximately 63,000 shares will be eligible for resale pursuant to Rule 144 in November 1997.

     In general, under Rule 144, if one year has elapsed since the later of the date of acquisition of restricted shares from the Company or any affiliate of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock or the average weekly trading volume of the Company's Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of acquisition of restricted shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     In addition, the holders of approximately 4.6 million shares of Common Stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act subject to certain limitations. See "Description of Capital Stock-Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradeable without restriction under the Securities Act (except for shares purchased by affiliates) immediately upon the effectiveness of such registration.


     The Company is unable to predict the effect that sales of Common Stock made under Rule 144, pursuant to future registration statements or otherwise, may have on any then prevailing market price for shares of the Common Stock. Nevertheless, sales of a substantial amount of the Common Stock in the public market, or the perception that such sales could occur, could materially adversely affect the market price of the Common Stock as well as the Company's ability to raise additional capital through the sale of its equity securities.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Shareholders have agreed to sell to each of the underwriters named below (the "Underwriters"), and each of such Underwriters, for whom Volpe Brown Whelan & Company, LLC and Janney Montgomery Scott Inc. (together, the "Representatives") are acting as representatives, has agreed severally to purchase from the Company and the Selling Shareholders, the respective number of shares of Common Stock set forth opposite its name below. The Underwriters are committed to purchase and pay for all shares if any shares are purchased.



                                                    NUMBER
  UNDERWRITERS                                      OF SHARES
                                                   -----------
Volpe Brown Whelan & Company, LLC   ......
Janney Montgomery Scott Inc.  ............

                                                      --
  Total  .................................
                                                      ==


     The Representatives have advised the Company and the Selling Shareholders that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess
of       per share, of which         may be reallocated to other dealers. After
the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company and the Selling Shareholders as set forth on the cover page of this Prospectus.

     The Company has granted the Underwriters an option for 45 days after the date of this Prospectus to purchase, at the initial public offering price, less the underwriting discounts and commissions as set forth on the cover page of this Prospectus, up to 375,000 additional shares of Common Stock at the same price per share as the Company and the Selling Shareholders receive for the 2,500,000 shares of Common Stock offered hereby, solely to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by each of them, as shown in the foregoing table, bears to the 2,500,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover the over-allotments in connection with the sale of the 2,500,000 shares of Common Stock offered hereby.



     The Selling Shareholders and certain executive officers have agreed not to offer, sell, contract to sell or otherwise dispose of Common Stock or securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock for a period of 180 days following the date of this Prospectus, without the prior written consent of Volpe Brown Whelan & Company, LLC. The Company also has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock for a period of 180 days following the date of this Prospectus without the prior written consent of Volpe Brown Whelan & Company, LLC, except for the granting of options or the issuance of stock pursuant to the Company's existing stock option plans. Volpe Brown Whelan & Company, LLC, in its discretion, may waive the foregoing restrictions in whole or in part, with or without a public announcement of such action. In recent offerings in which it has served as lead manager of underwriters, Volpe Brown Whelan

& Company, LLC has consented to early releases from lock-up agreements only in a limited number of circumstances, after considering all circumstances that it deemed to be relevant. Volpe Brown Whelan & Company, LLC will, however, have complete discretion in determining whether to consent to early releases from the lock-up agreements delivered in connection with this offering, and no assurance can be given that it will not consent to the early release of all or a portion of the shares of Common Stock and options covered by such lock-up agreements.


     The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which the Underwriters have discretionary authority.


     Prior to the offering, there has been no public market for the Common Stock. The initial public offering price of the Common Stock will be determined by negotiations between the Company, the Selling Shareholders and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, were the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuations of companies in related businesses.

     In connection with the offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the offering then they are committed to purchase from the Company and the Selling Stockholders, and in such case may purchase Common Stock in the open market following completion of the offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 375,000 shares, by exercising the Underwriters' over-allotment option referred to above. In addition, Volpe Brown Whelan & Company, LLC, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the offering), for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.


     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities that may be incurred in connection with the offering, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The foregoing contains a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to the copy of the Underwriting Agreement that is on file as an exhibit to the Registration Statement of which this Prospectus is a part.

                                 LEGAL MATTERS


     The validity of the Common Stock offered hereby will be passed upon for the Company by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., Orlando, Florida. Certain legal matters relating to the offering will be passed upon for the Underwriters by Foley & Lardner, Orlando, Florida.


                                    EXPERTS

     The financial statements and schedules included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part. For further information, reference is made to such registration statement, including the exhibits thereto, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the following Regional Offices of the Commission, except that copies of the exhibits may not be available at certain of the Regional Offices: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of all or any part of such material may be obtained from the Commission at 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy, information statements, and registration statements and other information filed electronically with the Commission.

     The Company is not presently a reporting company and does not file reports or other information with the Commission. However, on the effective date of the Registration Statement, the Company will become a reporting company. Further, the Company will register its securities under the Securities Exchange Act of 1934 ("Exchange Act"). Accordingly, the Company will become subject to the additional reporting requirements of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Commission. In addition, after the completion of this offering, the Company intends to furnish its shareholders with annual reports containing audited financial statements and such interim reports, in each case as it may determine to furnish or as may be required by law.

                         H.T.E., INC. AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS

                                                                                          PAGE
                                                                                         ------
Report of Independent Certified Public Accountants   .................................   F-2
Consolidated Balance Sheets as of March 31, 1996 and December 31, 1996 ...............   F-3
Consolidated Statements of Operations for the years ended March 31, 1995 and 1996,
 and the nine months ended December 31, 1996 and (unaudited) 1995   ..................   F-6
Consolidated Statements of Stockholders' Deficit for the years ended March 31, 1996
 and 1995 and the nine months ended December 31, 1996   ..............................   F-7
Consolidated Statements of Cash Flows for the years ended March 31, 1995 and 1996
 and the nine months ended December 31, 1996 and (unaudited) 1995   ..................   F-8
Notes to Consolidated Financial Statements  ..........................................   F-10

NOTE:

     After the stock split discussed in Note 1 to H.T.E., Inc.'s consolidated financial statements is effected, we expect to be in a position to render the following audit report.

April 7, 1997,              Arthur Andersen LLP
 Orlando, Florida

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To H.T.E., Inc.:

     We have audited the accompanying consolidated balance sheets of H.T.E., Inc. (a Florida corporation) and subsidiaries as of March 31 and December 31, 1996, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years ended March 31, 1995 and 1996, and the nine months ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of H.T.E., Inc. and subsidiaries as of March 31 and December 31, 1996, and the results of their operations and their cash flows for the years ended March 31, 1995 and 1996, and the nine months ended December 31, 1996, in conformity with generally accepted accounting principles.

Orlando, Florida
 [date]

                         H.T.E., INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                     AS OF MARCH 31 AND DECEMBER 31, 1996

                                                                                                   PRO FORMA
                                                                                                   UNAUDITED
                                                               MARCH 31,        DECEMBER 31,      DECEMBER 31,
                                                                   1996             1996              1996
                                                              --------------   ---------------   --------------
                                                                                                    (NOTE 16)
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents   ..............................     $  387,550       $  740,263        $  307,721
 Trade accounts receivable, less allowance of $300,000 and
  $520,000 for doubtful accounts at March 31 and
  December 31, 1996, respectively (Note 5)   ..............     11,578,553       16,767,214        16,767,214
 Deferred income taxes (Note 11)   ........................        736,590          666,855           666,855
 Other current assets  ....................................        470,309          515,470           515,470
                                                                ----------       ----------        ----------
   Total current assets   .................................     13,173,002       18,689,802        18,257,260
                                                                ----------       ----------        ----------
COMPUTER EQUIPMENT, FURNITURE AND
 FIXTURES, net (Note 2)   .................................      1,384,737        1,592,323         1,592,323
                                                                ----------       ----------        ----------
OTHER ASSETS:
 Computer software development costs, net of accumulated
 amortization of $4,828,824 and $6,312,312 at March 31
 and December 31, 1996, respectively  .....................      3,239,387        3,656,533         3,656,533
 Other intangible assets, net of accumulated amortization
 of $22,347 and $61,625 at March 31 and December 31,
 1996, respectively (Note 3) ..............................         89,388          725,667           725,667
 Deposits  ................................................         54,780          116,474           116,474
                                                                ----------       ----------        ----------
                                                                 3,383,555        4,498,674         4,498,674
                                                                ----------       ----------        ----------
                                                               $17,941,294      $24,780,799       $24,348,257
                                                                ==========       ==========        ==========

        The accompanying notes are an integral part of these consolidated balance sheets.

                         H.T.E., INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                      AS OF MARCH 31 AND DECEMBER 31, 1996
                                  (CONTINUED)

                                                                                                      PRO FORMA
                                                                                                      UNAUDITED
                                                                   MARCH 31,       DECEMBER 31,      DECEMBER 31,
                                                                       1996            1996              1996
                                                                  -------------   ---------------   --------------
                                                                                                       (NOTE 16)
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)
CURRENT LIABILITIES:
 Accounts payable .............................................    $2,047,102       $2,845,208        $2,845,208
 Accrued liabilities ..........................................     2,941,406        3,413,121         3,413,121
 Line of credit (Note 5)   ....................................     1,970,000        2,306,182         2,306,182
 Deferred revenue .............................................     6,845,748       10,377,888        10,377,888
 Current portion of long-term debt (Note 4)  ..................        75,000                -                 -
 Current portion of obligations under capital leases
  (Note 12)  ..................................................        31,568           31,367            31,367
 Current portion of notes payable to related parties
  (Note 3)   ..................................................        50,000           60,000            60,000
 Current portion of deferred lease commitment (Note 12)  ......       128,113           66,082            66,082
                                                                   ----------       ----------        ----------
   Total current liabilities  .................................    14,088,937       19,099,848        19,099,848
                                                                   ----------       ----------        ----------
LONG-TERM LIABILITIES:
 Notes payable to related parties, less current portion
  (Note 3)   ..................................................             -          240,000           240,000
 Obligations under capital leases, less current portion
  (Note 12)  ..................................................        33,426           10,433            10,433
 Deferred lease commitment (Note 12)   ........................        42,886                -                 -
 Deferred income taxes (Note 11) ..............................     1,274,250        1,730,795         1,730,795
                                                                   ----------       ----------        ----------
   Total long-term liabilities   ..............................     1,350,562        1,981,228         1,981,228
                                                                   ----------       ----------        ----------
COMMITMENTS AND CONTINGENCIES
 (Notes 6, 7, 10 and 12)
MANDATORILY REDEEMABLE PREFERRED
 STOCK, 7% cumulative convertible preferred stock
 (including accrued dividends of $267,918 and $432,542 at
 March 31 and December 31, 1996, respectively), $.0002
 par value, 2,000,000 shares authorized, 1,635,474 and
 1,769,494 shares issued and outstanding at March 31 and
 December 31, 1996, respectively (liquidation preference of
 $3,246,000 at December 31, 1996) (Note 6).....................     3,054,033        4,303,213                 -
                                                                   ----------       ----------        ----------

        The accompanying notes are an integral part of these consolidated balance sheets.

                         H.T.E., INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                      AS OF MARCH 31 AND DECEMBER 31, 1996
                                  (CONTINUED)

                                                                                                 PRO FORMA
                                                                                                 UNAUDITED
                                                              MARCH 31,       DECEMBER 31,      DECEMBER 31,
                                                                  1996            1996              1996
                                                              -------------   ---------------   -------------
                                                                                                  (NOTE 16)
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIT)-(CONTINUED)
MANDATORILY REDEEMABLE CLASS C COMMON
 STOCK, $.0002 par value, 200,000 shares authorized,
 63,600 shares issued and outstanding at December 31,
 1996 (Note 7)   ..........................................             -           118,714               -
                                                               ----------        ----------      ----------
STOCKHOLDERS' EQUITY (DEFICIT) (Note 8):
 Common stock-
  Class A, $.0002 par value, 4,000,000 shares authorized,
   3,527,528 and 3,530,557 shares issued and outstanding
   at March 31 and December 31, 1996, respectively  .......           666               666               -
  Class B, $.01 par value, 200,000 shares authorized, none
   issued and outstanding   ...............................             -                 -               -
  Common Stock, $.01 par value, 25,000,000 authorized,
   5,363,651 shares issued and outstanding on a pro
   forma basis  ...........................................             -                 -          53,637
 Additional paid-in capital  ..............................       223,724           228,724       4,165,138
 Accumulated deficit   ....................................      (514,253)         (946,755)       (946,755)
 Cumulative translation adjustment ........................             -            (4,839)         (4,839)
                                                               ----------        ----------      ----------
                                                                 (289,863)         (722,204)      3,267,181
 Notes receivable from stockholders (Note 8)   ............      (262,375)                -               -
                                                               ----------        ----------      ----------
   Total stockholders' equity (deficit) ..................       (552,238)         (722,204)      3,267,181
                                                               ----------        ----------      ----------
                                                              $17,941,294       $24,780,799     $24,348,257
                                                               ==========        ==========      ==========

        The accompanying notes are an integral part of these consolidated balance sheets.

                         H.T.E., INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED MARCH 31, 1995 AND 1996,
       AND THE NINE MONTHS ENDED DECEMBER 31, 1996 AND (UNAUDITED) 1995

                                                  YEAR ENDED                        NINE MONTHS ENDED
                                           -------------------------------   --------------------------------
                                            MARCH 31,        MARCH 31,        DECEMBER 31,      DECEMBER 31,
                                                1995             1996             1995              1996
                                           --------------   --------------   ---------------   --------------
                                                                             (UNAUDITED)
REVENUES:
 Software licenses .....................     $9,808,075       $11,150,854      $ 6,551,753       $ 9,139,411
 Professional services   ...............      3,666,000         6,203,099        4,527,750         5,586,480
 Hardware ..............................        921,069         6,157,367        4,788,147         7,434,828
 Maintenance and other   ...............      5,311,357         6,689,274        4,805,310         6,527,655
                                             ----------       -----------      -----------       -----------
   Total revenues  .....................     19,706,501        30,200,594       20,672,960        28,688,374
                                             ----------       -----------      -----------       -----------
EXPENSES:
 Cost of software licenses  ............      1,280,000         3,396,000        2,646,722         2,401,452
 Cost of professional services .........      3,452,610         5,029,403        3,823,151         3,222,951
 Cost of hardware  .....................        718,933         4,821,588        3,741,000         5,890,302
 Cost of maintenance and other .........      3,246,483         3,118,119        2,316,806         2,215,984
 Research and development   ............      2,005,679         3,490,919        2,586,000         3,729,217
 Sales and marketing  ..................      3,828,839         4,666,000        3,312,000         5,227,782
 General and administrative ............      4,218,922         5,040,896        3,640,000         4,394,089
                                             ----------       -----------      -----------       -----------
  Total operating expenses  ............     18,751,466        29,562,925       22,065,679        27,081,777
                                             ----------       -----------      -----------       -----------
INCOME (LOSS) FROM OPERATIONS  .........        955,035           637,669       (1,392,719)        1,606,597
OTHER EXPENSES:
 Interest (Notes 4, 5, 7 and 12)  ......        103,536           127,143           70,117           191,212
                                             ----------       -----------      -----------       -----------
INCOME (LOSS) BEFORE PROVISION FOR
 INCOME TAXES   ........................        851,499           510,526       (1,462,836)        1,415,385
PROVISION (BENEFIT) FOR INCOME TAXES
 (Note 11)   ...........................        139,262           211,183         (605,113)          581,683
                                             ----------       -----------      -----------       -----------
NET INCOME (LOSS)  .....................        712,237           299,343         (857,723)          833,702
ACCRETION AND ACCRUAL OF DIVIDENDS
 ON MANDATORILY REDEEMABLE
 PREFERRED STOCK   .....................        (83,990)         (183,928)        (137,946)       (1,002,635)
                                             ----------       -----------      -----------       -----------
NET INCOME (LOSS) ATTRIBUTABLE TO
 COMMON STOCKHOLDERS  ..................     $  628,247       $   115,415      $  (995,669)      $  (168,933)
                                             ==========       ===========      ===========       ===========
PRO FORMA ADJUSTMENT TO PROVISION
 FOR INCOME TAXES (Note 11) ............        248,738                 -                -                 -
                                             ----------       -----------      -----------       -----------
PRO FORMA NET INCOME (LOSS)
 ATTRIBUTABLE TO COMMON
 STOCKHOLDERS   ........................     $  379,509       $   115,415      $  (995,669)      $  (168,933)
                                             ==========       ===========      ===========       ===========
PRO FORMA NET INCOME (LOSS)
 PER COMMON AND COMMON
 EQUIVALENT SHARE  .....................     $     0.11       $      0.05      $     (0.16)      $      0.15
                                             ==========       ===========      ===========       ===========
PRO FORMA WEIGHTED AVERAGE COMMON
 AND COMMON EQUIVALENT SHARES
 OUTSTANDING ...........................      4,311,280         5,480,974        5,480,974         5,480,974
                                             ==========       ===========      ===========       ===========

         The accompanying notes are an integral part of these consolidated statements.

                        H.T.E., INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
               FOR THE YEARS ENDED MARCH 31, 1996 AND 1995 AND
                   THE NINE MONTHS ENDED DECEMBER 31, 1996

                                                                   CLASS A
                                        COMMON STOCK            COMMON STOCK          ADDITIONAL
                                  ------------------------  ------------------------   PAID-IN
                                    SHARES      AMOUNT         SHARES       AMOUNT      CAPITAL
--------------------------------- --------- ----------      ---------      ---------  ----------
BALANCE, March 31, 1994 .........      --      $ 1,647       816,200      $154       $ 142,748
 Exchange of stock due to
   recapitalization (Note 6) ....      --       (1,647)    2,575,800       486           1,161
 Stockholder distribution in
   connection with PSC
   combination (Note 3) .........      --           --           --       --          (143,909)
 Stockholder distributions  .....      --           --           --       --             --
 Accretion of mandatorily
   redeemable preferred stock to
   redemption value .............      --           --           --       --             --
  Accrual of mandatorily
   redeemable preferred stock
   dividends ....................      --           --           --       --             --
 Net income .....................      --           --           --       --             --
                                   --------- ----------  ------------ ---------   -------------
BALANCE, March 31, 1995 .........      --           --    3,392,000       640            --
                                   --------- ----------  ------------ ---------   -------------
 Issuance of common stock  ......      --           --      135,528        26          223,724
 Accretion of mandatorily
   redeemable preferred stock to
   redemption value .............      --           --           --       --             --
 Accrual of mandatorily
   redeemable preferred stock
   dividends ....................      --           --           --       --             --
 Advances on notes receivable
   from stockholders ............      --           --           --       --             --
 Net income .....................      --           --           --       --             --
                                   --------- ----------  ------------ ---------   -------------
BALANCE, March 31, 1996 .........      --           --    3,527,528       666          223,724
                                   --------- ----------  ------------ ---------   -------------
 Issuance of common stock  ......      --           --        3,029       --             5,000
 Accretion of mandatorily
   redeemable preferred stock to
   redemption value .............      --           --           --       --             --
 Accrual of mandatorily
   redeemable preferred stock
   dividends ....................      --           --           --       --             --
 Advances on notes receivable
   from stockholders ............      --           --           --       --             --
 Forgiveness of notes receivable
   from stockholders ............      --           --           --       --             --
 Cumulative translation
   adjustment ...................      --           --           --       --             --
 Net income .....................      --           --           --       --             --
                                   --------- ----------  ------------ ---------   -------------
BALANCE, December 31, 1996  .....      --      $    --    3,530,557      $666        $ 228,724
                                   ========= ==========  ============ =========   =============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                         NOTES
                                                     CUMULATIVE       RECEIVABLE
                                     ACCUMULATED     TRANSLATION         FROM
                                       DEFICIT       ADJUSTMENT      STOCKHOLDERS        TOTAL
                                     -----------     -----------     ------------        -----
BALANCE, MARCH 31, 1994 .........     $(735,197)         $--             $--         $(590,648)
 Exchange of stock due to
   recapitalization (Note 6) ....            --           --              --                --
 Stockholder distribution in
   connection with PSC
   combination (Note 3) .........      (356,091)          --              --          (500,000)
 Stockholder distributions  .....      (166,627)          --              --          (166,627)
 Accretion of mandatorily
   redeemable preferred stock to
   redemption value .............       (26,072)          --              --           (26,072)
  Accrual of mandatorily
   redeemable preferred stock
   dividends ....................       (57,918)          --              --           (57,918)
 Net income .....................       712,237           --              --           712,237
                                   -------------- --------------  --------------- -------------
BALANCE, March 31, 1995 .........      (629,668)          --              --          (629,028)
                                   -------------- --------------  --------------- -------------
 Issuance of common stock  ......            --           --              --           223,750
 Accretion of mandatorily
   redeemable preferred stock to
   redemption value .............        26,072           --              --            26,072
 Accrual of mandatorily
   redeemable preferred stock
   dividends ....................      (210,000)          --              --          (210,000)

                                F-7

                                                                         NOTES
                                                     CUMULATIVE       RECEIVABLE
                                     ACCUMULATED     TRANSLATION         FROM
                                       DEFICIT       ADJUSTMENT      STOCKHOLDERS        TOTAL
                                     -----------     -----------     ------------        -----
 Advances on notes receivable
   from stockholders ............            --             --         (262,375)       (262,375)
 Net income .....................       299,343             --               --         299,343
                                   -------------- --------------  ---------------   -------------
BALANCE, March 31, 1996 .........      (514,253)            --         (262,375)       (552,238)
                                   -------------- --------------  ---------------   -------------
 Issuance of common stock  ......            --             --               --            5,000
 Accretion of mandatorily
   redeemable preferred stock to
   redemption value .............      (838,011)            --               --         (838,011)
 Accrual of mandatorily
   redeemable preferred stock
   dividends ....................      (164,624)            --               --         (164,624)
 Advances on notes receivable
   from stockholders ............            --             --           (1,194)          (1,194)
 Forgiveness of notes receivable
   from stockholders ............      (263,569)            --          263,569              --
 Cumulative translation
   adjustment ...................            --          (4,839)             --           (4,839)
 Net income .....................       833,702             --               --          833,702
                                   --------------  -------------    -------------    -------------
BALANCE, December 31, 1996  .....     $(946,755)        $(4,839)       $     --        $(722,204)
                                   ==============  ==============   =============    =============

The accompanying notes are an integral part of these consolidated statements.

                        H.T.E., INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED MARCH 31, 1995 AND 1996,
       AND THE NINE MONTHS ENDED DECEMBER 31, 1996 AND (UNAUDITED) 1995
                                  (NOTE 15)

                                                           YEAR ENDED                    NINE MONTHS ENDED
                                                 -----------------------------    -----------------------------
                                                    MARCH 31,       MARCH 31,      DECEMBER 31,     DECEMBER 31,
                                                      1995            1996             1995             1996
                                                 -------------- --------------  --------------- ---------------
                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss) ..........................    $    712,237    $    299,343     $  (857,723)     $   833,702
 Adjustments to reconcile net income (loss) to
   net cash provided by (used in) operating
   activities--
     Depreciation and amortization ............       1,209,931       2,971,525        2,373,893       1,764,931
  Accretion of mandatorily redeemable Class C
    common stock charged to interest expense ..             --             --              --              6,682
  Foreign currency translation loss ...........             --             --              --             (4,839)
  Loss on disposal of computer equipment,
    furniture and fixtures ....................         76,371            2,989            2,989           6,462
  Gain on forgiveness of account payable  .....             --         (210,264)             --              --
  Deferred income taxes .......................        120,007          144,988              --          237,014
 Changes in operating assets and liabilities--
     Decrease (increase) in assets--
         Trade accounts receivable, net  ......     (3,642,366)      (5,049,254)      (6,211,573)     (5,064,542)
   Other current assets .......................        (67,843)        (334,341)        (112,670)        (43,034)
   Deposits ...................................        (59,072)          30,148         (173,698)        (61,694)
  Increase (decrease) in liabilities--
       Accounts payable .......................        233,672        1,096,170        1,566,212         674,944
   Accrued liabilities ........................      1,070,493          775,147          (70,956)        471,715
   Deferred revenue ...........................      1,905,243          339,799        2,724,453       3,403,736
   Deferred lease commitment ..................       (155,538)        (170,641)        (127,936)       (104,917)
                                                 --------------   --------------  --------------- ---------------
    Net cash provided by (used in) operating
      activities ..............................      1,403,135         (104,391)        (887,009)      2,120,160
                                                 --------------   --------------  --------------- ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures .......................       (281,194)        (617,920)        (485,637)       (386,497)
 Proceeds from sale of computer equipment,
   furniture and fixtures .....................         84,279              --              --              --
 Proceeds from sale of investments ............                                             --           118,955
 Acquisition of net assets of
   Programmed-For-Success, Inc. ...............             --           (5,796)          (5,796)           --
 Acquisition of net assets of Bellamy
   Software, Ltd. .............................             --              --              --          (375,000)
 Computer software development costs  .........     (1,728,959)       (2,195,385)     (1,675,766)     (1,555,744)
                                                 --------------   --------------  --------------- ---------------
    Net cash used in investing activities  ....     (1,925,874)       (2,819,101)     (2,167,199)     (2,198,286)
                                                 --------------   --------------  --------------- ---------------

                        H.T.E., INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED MARCH 31, 1995 AND 1996,
       AND THE NINE MONTHS ENDED DECEMBER 31, 1996 AND (UNAUDITED) 1995
                                 (CONTINUED)
                                  (NOTE 15)

                                                 YEAR ENDED                   NINE MONTHS ENDED
                                       ----------------------------    -----------------------------
                                         MARCH 31,       MARCH 31,      DECEMBER 31,     DECEMBER 31,
                                            1995           1996             1995             1996
                                       ------------- --------------  --------------- ---------------
                                                                         (UNAUDITED)
CASH FLOWS FROM FINANCING
  ACTIVITIES:
   Net proceeds from issuance of
    preferred stock  ................     2,786,115              --              --        246,545
 Net proceeds from issuance of
   common stock .....................            --         223,750              --          5,000
 Net proceeds (repayment) under line
   of credit ........................      (204,228)      1,970,000        2,118,822       336,182
 Repayments of long-term debt  ......       (75,000)        (75,000)         (75,000)      (82,500)
 Repayments of obligations under
   capital leases ...................      (343,465)       (148,488)        (141,147)      (23,194)
 Net repayments of notes payable to
   related parties ..................       (58,000)        (50,000)             --        (50,000)
 Shareholder distributions ..........      (666,627)             --              --            --
 Advances on notes receivable from
   shareholders .....................            --       (262,375)         (146,666)       (1,194)
                                       ------------- --------------  --------------- ---------------
    Net cash provided by financing
      activities ....................     1,438,795       1,657,887        1,756,009        430,839
                                       ------------- --------------  --------------- ---------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS ..................       916,056      (1,265,605)      (1,298,199)       352,713
CASH AND CASH EQUIVALENTS, beginning
  of period .........................       737,099       1,653,155        1,653,155        387,550
                                       ------------- --------------  --------------- ---------------
CASH AND CASH EQUIVALENTS,
  end of period .....................    $1,653,155     $    387,550     $   354,956       $740,263
                                       =============  ============== ===============  ==============
SUPPLEMENTAL SCHEDULES OF CASH FLOW
  INFORMATION:
   Cash paid for interest ...........    $   103,536    $    127,143     $    68,555       $184,530
 Cash paid for income taxes .........         46,890         160,400         135,600         14,200

The accompanying notes are an integral part of these consolidated statements.

                         H.T.E., INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 MARCH 31, 1995 AND 1996, AND DECEMBER 31, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION

     The accompanying consolidated financial statements include the accounts of H.T.E., Inc. (HTE), a Florida corporation, and its wholly-owned subsidiaries, HTE Public Safety Illinois, Inc. (PSI), a Florida corporation, HTE-Software Management, Inc. (SMI), a Florida corporation, HTE-Programmed For Success, Inc.
(PFS), a Florida corporation, and Bellamy Software Ltd. (Bellamy), a Canadian corporation (collectively, the Company). HTE develops, markets, implements and supports fully- integrated enterprise-wide software applications designed specifically for public sector organizations, including state, county and city governments, other municipal agencies and publicly owned utilities. The Company is also engaged in remarketing IBM hardware systems to run in concert with their application software. The effect of the Company's foreign operations on the accompanying financial statements was immaterial due to the timing of the purchase of Bellamy.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned domestic and foreign subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

     The accompanying statement of operations and cash flows for the nine month period ended December 31, 1995, included herein have been prepared by the Company and are unaudited. The information furnished in the unaudited financial statements referred to above includes all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. These adjustments are all of normal, recurring nature, except for the effect of the change in the estimated life of capitalized computer software development costs.

CHANGE IN FISCAL YEAR

     The Company changed its fiscal year from March 31 to December 31 effective with the year ended December 31, 1996. As a result, the fiscal period ended December 31, 1996, presented herein is a nine-month period.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

COMPUTER EQUIPMENT, FURNITURE AND FIXTURES

     Computer equipment, furniture and fixtures are recorded at cost. Depreciation and amortization are recorded for financial statement purposes on a straight-line basis over the estimated useful lives of the assets. Repair and maintenance costs which do not extend the useful lives of the related assets are expensed as incurred.

                         H.T.E., INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 MARCH 31, 1995 AND 1996, AND DECEMBER 31, 1996
                                  (CONTINUED)
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:-(CONTINUED)


     The estimated useful lives of computer equipment, furniture and fixtures are as follows:

                                                                   YEARS
                                                                  --------
 Computer equipment and furniture under capital leases   ......     6 -10
 Computer equipment  ..........................................     3 -10
 Office furniture and fixtures   ..............................     3 -10
 Leasehold improvements    ....................................     6 -10

     Depreciation and amortization expense related to computer equipment, furniture and fixtures of $199,865, $220,672 and $242,165, is included in general and administrative expenses on the accompanying statements of operations for the years ended March 31, 1995 and 1996, and the nine months ended December 31, 1996, respectively.

COMPUTER SOFTWARE DEVELOPMENT COSTS

     All costs incurred to establish the technological feasibility of a computer software product to be sold, leased or otherwise marketed are charged to research and development as incurred. Technological feasibility of a computer software product is established when the Company has completed all planning, designing, coding and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features and technical performance requirements.

     Costs of producing product masters incurred subsequent to establishing technological feasibility are capitalized and are amortized on a straight line basis once the product is available for general release to customers. Such capitalized costs are reported at the lower of unamortized cost or net realizable value.

     The Company ceases capitalization of computer software costs when the product is available for general release to customers. Costs of maintenance and customer support is charged to expense when the related revenue is recognized or when those costs are incurred, whichever occurs first.

     Effective April 1, 1995, management changed the estimated useful life of capitalized computer software development costs from 60 months to 36 months. The effect of this change in accounting estimate was to reduce net income by approximately $798,000, net of the related tax benefit of $532,000, or $.15 per share for the year ended March 31, 1996.

     Amortization expense related to computer software development costs of $1,010,066, $2,728,506 and $1,483,488 is included in cost of software license fees in the accompanying statements of operations for the years ended March 31, 1995 and 1996, and the nine months ended December 31, 1996, respectively.

                         H.T.E., INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 MARCH 31, 1995 AND 1996, AND DECEMBER 31, 1996
                                  (CONTINUED)
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:-(CONTINUED)


OTHER INTANGIBLE ASSETS

     Other intangible assets consisted of the following as of March 31, 1996, and December 31, 1996:

                                            MARCH 31,      DECEMBER 31,
 DESCRIPTION                                   1996            1996
----------------------------------------   ------------   --------------
 Goodwill    ...........................     $111,735        $401,001
 Customer list  ........................            -         386,291
                                             --------        --------
                                              111,735         787,292
 Less- Accumulated amortization   ......      (22,347)        (61,625)
                                             --------        --------
                                             $ 89,388        $725,667
                                             ========        ========


     Goodwill represents amounts paid in excess of the fair market value of net tangible and identifiable intangible assets purchased in the acquisitions of SMI and Bellamy and is amortized using the straight- line method over a period of 60 months. The customer list represents an identifiable intangible asset purchased in connection with the acquisition of Bellamy and is amortized over a period of 60 months. Amortization expense related to the other intangible assets of $22,347 and $39,278 is included in general and administrative expenses in the accompanying statements of operations for the year ended March 31, 1996 and the nine months ended December 31, 1996, respectively. There was no amortization expense related to the other intangible assets for the year ended March 31, 1995.

DEFERRED REVENUE AND REVENUE RECOGNITION

     Deferred revenue represents advance payments by customers for license fees, maintenance fees and custom contract service fees. Revenue from software license fees is recognized when a contract has been executed, the product has been shipped, all significant contractual obligations related to the license fees have been satisfied, uncertainty surrounding customer acceptance becomes insignificant and collection of the related receivable is probable. Maintenance fees are deferred and recognized ratably over the service period. Professional services include system planning and implementation, project management and training and education services and are recognized as the work is performed. Hardware sales are recognized upon shipment.

INCOME TAXES

     The Company accounts for income taxes using an asset and liability approach in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which the related deferred tax assets or liabilities are expected to be settled or realized. Income tax expense consists of the taxes payable for the current period and the change during the period in deferred tax assets and liabilities.

                         H.T.E., INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 MARCH 31, 1995 AND 1996, AND DECEMBER 31, 1996
                                  (CONTINUED)
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:-(CONTINUED)


SIGNIFICANT CONCENTRATIONS

     Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable from governmental entities. To minimize this risk, the Company generally requires a significant cash deposit upon contract signing. In addition, the Company maintains reserves for potential credit losses.

     Substantially all of the Company's hardware revenues are derived from the sale of IBM AS/400 systems in connection with the Company's Industry Re-marketing agreement with IBM. Any change in this relationship could potentially have an adverse effect on the Company's financial performance.

FOREIGN CURRENCY TRANSLATION

     The functional currency of the Company's foreign subsidiary is the Canadian dollar. The financial statements of the Company's foreign affiliates have been translated into U.S. dollars in accordance with SFAS No. 52. Accordingly, assets and liabilities of foreign operations are translated at period-end rates of exchange, with any resultant translation adjustments reported as a separate component of stockholders' equity. Income statement accounts are translated at average exchange rates for the period and gains and losses from foreign currency transactions are included in net income.

PRO FORMA NET INCOME (LOSS) PER SHARE

     Pro forma net income (loss) per common share is determined by dividing net income (loss), as adjusted for the effects of the assumed conversion of the mandatorily redeemable Class C common stock as of the date it was first issued, by the pro forma weighted average number of common and common equivalent shares outstanding during the period. Common share equivalents are computed using the treasury stock method and consist of common stock which may be issuable upon the exercise of outstanding common stock options, when dilutive.

     The pro forma weighted average number of common and common equivalent shares outstanding during the period assumes the conversion of the mandatorily redeemable preferred stock and mandatorily redeemable Class C common stock into Class A common stock as of the date the preferred stock and Class C common stock were first issued. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, stock issued and common stock options granted by the Company during the 12 months preceding the initial filing date have been included in the calculation of pro forma weighted average common and common equivalent shares outstanding, using the treasury stock method based on the initial public offering price of $12.00, as if the stock and options were outstanding for all periods presented.

     All share and per share information in the financial statements have been adjusted to give effect to the 53-to-1 common stock split and par value restatement which will become effective concurrent with the effectiveness of the registration statement.

                         H.T.E., INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 MARCH 31, 1995 AND 1996, AND DECEMBER 31, 1996
                                  (CONTINUED)
1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:-(CONTINUED)


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial assets and liabilities, including cash and cash equivalents, accounts receivable, accounts payable, notes payable to related parties and line of credit at March 31, 1996, and December 31, 1996, approximate fair value because of the short maturity of these instruments. The carrying amounts of the Company's long-term debt approximates fair value at March 31, 1996, based on quoted market prices for the same or similar issues.

NEWLY ISSUED ACCOUNTING STANDARDS

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS 123 was adopted during the nine-month period ending December 31, 1996. SFAS 123 requires that the Company's financial statements include certain disclosures about stock-based employee compensation arrangements and permits the adoption of a change in accounting for such arrangements. Changes in accounting for stock-based compensation are optional and the Company decided to adopt only the disclosure requirements.

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121). SFAS 121 was adopted during the nine-month period ended December 31, 1996. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The impact of adopting this statement did not have a material impact upon the Company's results of operations or financial position.

RECLASSIFICATIONS

     Certain prior-year balances have been reclassified in order to conform to the current-period financial statement presentation.

                         H.T.E., INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 MARCH 31, 1995 AND 1996, AND DECEMBER 31, 1996
                                  (CONTINUED)


2. COMPUTER EQUIPMENT, FURNITURE AND FIXTURES:

     COMPUTER EQUIPMENT, FURNITURE AND FIXTURES CONSISTED OF THE FOLLOWING AS OF MARCH 31, 1996, AND December 31, 1996:

                                             MARCH 31,        DECEMBER 31,
                                                1996             1996
                                            ---------------   --------------
 Computer equipment and furniture under
 capital leases  ........................     $    98,702     $    98,702
 Computer equipment    ..................       2,215,787       2,786,854
 Office furniture and fixtures  .........         549,720         655,729
 Leasehold improvements   ...............          96,526          96,526
                                              -----------     -----------
                                                2,960,735       3,637,811
 Less- Accumulated depreciation
 and amortization   .....................      (1,575,998)     (2,045,488)
                                              -----------     -----------
                                              $ 1,384,737     $ 1,592,323
                                              ===========     ===========

     Included in accumulated depreciation and amortization is $20,877 and $30,190 as of March 31, 1996, and December 31, 1996, respectively, of accumulated amortization related to computer equipment and furniture under capital leases.

3. BUSINESS COMBINATIONS:

     ON OCTOBER 31, 1994, HTE ACQUIRED ALL THE OUTSTANDING STOCK OF HTE PUBLIC SAFETY CORPORATION, Inc. (PSC) from the two majority stockholders of HTE in exchange for 272,420 shares of HTE's Class A common stock issued to one of the stockholders and a note payable of $500,000 (which was paid in full prior to March 31, 1995) issued to the other stockholder. HTE also acquired all the outstanding stock of PSI from the two majority stockholders of HTE in exchange for 544,840 shares of HTE's Class A common stock. Since HTE, PSC and PSI were all under common control, the acquisitions have been accounted for in the same manner as a pooling-of-interests. The $500,000 paid to one of the stockholders arising from the PSC acquisition has been recorded as a return of capital in the accompanying consolidated financial statements. In connection with the acquisition, the accounts and operations of PSC were merged into HTE and PSC was dissolved. PSI continues to operate as a wholly-owned subsidiary of HTE.

     Since the acquisitions of PSC and PSI have been accounted for in the same manner as a pooling-of-interests, the accompanying consolidated statements of income include the results of operations of PSC and PSI as if these companies had been acquired on March 31, 1994. Revenues and net income (loss) of the separate companies for the period preceding the acquisition (April 1, 1994, through October 31, 1994) were as follows:

                                      HTE                  PSC             PSI               COMBINED
                              -----------------------   -------------   ------------   -----------------------
 Revenues   ...............       $6,415,476            $2,148,325        $ 745,653           $9,309,454
 Net income (loss)   ......         (432,071)              431,695         (450,654)            (451,030)


     The above revenue and net income (loss) amounts reflect the elimination of all intercompany transactions which are eliminated in consolidation in the accompanying statements of income.

                         H.T.E., INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 MARCH 31, 1995 AND 1996, AND DECEMBER 31, 1996
                                  (CONTINUED)
3. BUSINESS COMBINATIONS:-(CONTINUED)


     During the year ended March 31, 1995, the Company created SMI as a wholly-owned subsidiary. In February 1995, SMI purchased immaterial net assets of Software Management, Inc. During the year ended March 31, 1996 (within one year of the purchase date), SMI identified certain customer service liabilities in the amount of $111,735 that it was previously unaware of which it had assumed as a result of the net asset purchase. As the identified net assets were stated at fair market value at the date of the original purchase, these additional liabilities were recorded as goodwill.

     During the year ended March 31, 1996, the Company created PFS as a wholly-owned subsidiary. In September 1995, PFS purchased the net assets of Programmed-For-Success, Inc. by paying $5,796 in cash and issuing a note payable for $100,000. The assets purchased consisted of computer equipment, furniture and fixtures, miscellaneous deposits and computer software development costs. The amount recorded as computer software development costs is being amortized over a period of 36 months. As part of the purchase, PFS also assumed various customer service liabilities. Additionally, the Company entered into an employment agreement with the owner of Programmed-For-Success, Inc. for a period of at least one year. As of March 31, 1996, the Company's remaining obligation under the note payable was $50,000, which was paid in September 1996.

     On November 1, 1996, the Company acquired all of the outstanding common stock of Bellamy by paying cash of $375,000, issuing notes payable totaling $300,000 and by issuing 63,600 shares of mandatorily redeemable Class C common stock of the Company (see Note 7) valued at $1.76 per share. The value of the mandatorily redeemable Class C common stock at the acquisition date was determined based on an appraisal of the fair market value of the Company on that date. The assets purchased consisted primarily of investments, accounts receivable and other receivables, computer equipment, furniture and fixtures, prepaid expenses, software development costs, goodwill and other intangible assets. Additionally, the Company assumed various liabilities including accounts payable and accrued expenses, certain customer service liabilities, deferred taxes and bank loan payable. The acquisition has been accounted for as a purchase in the accompanying consolidated financial statements. Accordingly, Bellamy's operating results are included in the consolidated results of operations for the period from acquisition through December 31, 1996. Goodwill of $289,266 was recognized in connection with the purchase. Revenues, net income and earnings per share presented on a pro forma basis, as if the entities had combined at the beginning of each period presented, are as follows:

                                MARCH 31,       DECEMBER 31,
                                  1996             1996
                               --------------   --------------
 Revenues    ...............   $33,223,964      $29,244,736
 Net income  ...............       148,479          750,432
 Earnings per share   ......   $      0.03      $      0.14

     The notes payable issued in connection with the Bellamy acquisition are included in notes payable to related parties on the accompanying consolidated balance sheet as of December 31, 1996, since the former owners are now employees of the Company. The notes bear interest at 10 percent per annum and are payable in annual installments totaling $60,000, $90,000 and $150,000 on November 1, 1997, 1998 and 1999, respectively.

                         H.T.E., INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 MARCH 31, 1995 AND 1996, AND DECEMBER 31, 1996
                                  (CONTINUED)


4. LONG-TERM DEBT:

     At March 31, 1996, long-term debt consisted of installment notes payable maturing August 1996. The notes, which bear interest at 8 percent per annum, are payable in annual installments of $75,000 and are collateralized by HTE's common stock. These notes were repaid in full during the period ended December 31, 1996.

5. LINE OF CREDIT:

     Through August 1996, the Company had a $3,000,000 revolving line of credit with a commercial bank. The line was increased to $4,000,000 in September 1996 and is collateralized by the Company's trade accounts receivable and intangible assets. The line of credit bears interest at the bank's prime rate (8.25 percent at December 31, 1996) plus 1.5 percent and can be used, within specific limits, for letters of credit and working capital. At March 31, 1996, and December 31, 1996, respectively, borrowings of $1,970,000 and $2,030,000 were outstanding under the line of credit. The line of credit was refinanced with a different bank subsequent to December 31, 1996 (See Note 14). The line of credit contains financial covenants which require the Company to maintain certain financial ratios. As of December 31, 1996, the Company was in compliance with all financial covenants.

6. MANDATORILY REDEEMABLE PREFERRED STOCK:

     Effective October 31, 1994, the Company's stockholders authorized a recapitalization of the Company (the Recapitalization). As a result of the Recapitalization, the Company authorized 200,000 shares of mandatorily redeemable preferred stock. The preferred stock has full voting rights and is convertible into common stock at any time based on a formula defined in the Company's Articles of Incorporation that results in a 1:1 conversion rate as of March 31 and December 31, 1996. Annual dividends, which are cumulative, are computed at 7 percent per annum and totaled $267,918 and $432,542 as of March 31 and December 31, 1996, respectively. The dividends have not been paid and are reflected as an increase in the preferred stock and accumulated deficit. The preferred stock may be "put" to the Company at the holder's option at any time after November 9, 1999, or earlier upon the occurrence of certain events as more fully described in the Articles of Incorporation and the Securities Purchase Agreement. Upon exercise of the put, the Company would be required to repurchase the shares of preferred stock at a price based on the greater of (1) the liquidation preference, (2) the fair value of the Company or (3) a formula based on a multiple of earnings adjusted for debt, capital loan obligations, and cash and cash investments. In the event of a qualified public offering, as defined in the Articles of Incorporation, (a Qualified IPO), all outstanding shares of preferred stock automatically convert into shares of common stock as discussed above and the put option will no longer be in effect. In addition, dividends and accretion will cease. For the year ended March 31, 1996, and the nine months ended December 31, 1996, the amount of accretion related to the preferred stock totaled $(26,072) and $838,011, respectively, which is reflected as an increase (decrease) in mandatorily redeemable preferred stock, with the offset going to accumulated deficit. The accretion related to the preferred stock was determined based on the liquidation preference as of March 31, 1996, and the formula value as of December 31, 1996.

                         H.T.E., INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 MARCH 31, 1995 AND 1996, AND DECEMBER 31, 1996
                                  (CONTINUED)


7. MANDATORILY REDEEMABLE CLASS C COMMON STOCK:

     On November 1, 1996, the Company issued 1,200 shares of Class C Common Stock as partial consideration in connection with the acquisition of Bellamy (see Note 3). Class C common stock is convertible into Class A common stock in the event of a Qualified IPO. At such time, all outstanding shares of Class C common stock shall automatically convert into shares of Class A common stock based on a 1:1 conversion rate.

     In the event the Company does not complete a Qualified IPO by November 1, 2000, the Class C common stock may be put to the Company at a cost of approximately $375 per share. As of December 31, 1996, the amount of accretion related to the Class C common stock totaled $6,682 and is reflected as a component of interest expense in the accompanying consolidated statement of operations for the nine months ended December 31, 1996, with an increase to mandatorily redeemable Class C common stock.

8. STOCKHOLDERS' EQUITY (DEFICIT):

     Effective with the recapitalization, the company authorized 200,000 shares each of Class A common stock, Class B common stock and Class C common stock. Class A common stock has full voting rights. Class B common stock has a par value of $.01 per share and no voting rights. Class C common stock has a par value of $.01 per share and no voting rights. Pursuant to the Recapitalization, the common stock issued and outstanding under the previous capital structure was exchanged for newly authorized shares of Class A common stock.

     During the periods ended March 31, 1996, and December 31, 1996, the Company made advances to its principal shareholders under notes receivable. The notes receivable from stockholders were unsecured, non-interest bearing and had no specified maturity date. Effective December 31, 1996, notes receivable from stockholders of $263,569 were forgiven by the Company. The notes receivable from stockholders have been classified as an increase to stockholders' deficit in the accompanying consolidated balance sheet as of March 31, 1996. The forgiveness of the notes receivable from stockholders was reflected as an increase to the accumulated deficit as of December 31, 1996.

9. EMPLOYEE STOCK OPTIONS:

     On July 1, 1996, the Company granted options to an employee to purchase up to 53,000 shares of the Company's Class A common stock. The options are exercisable beginning January 1, 1997 at $1.81 per share, which approximates the fair market value of the stock at the date of grant. The options expire the earlier of five years from the date of grant or seven months from the employee's date of termination. The Company determined there would be no material effect on the amount of compensation expense recorded in the accompanying consolidated statements of operations had the Company adopted the accounting treatment prescribed under SFAS 123 for the year ended March 31, 1996, and the nine months ended December 31, 1996.

                         H.T.E., INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 MARCH 31, 1995 AND 1996, AND DECEMBER 31, 1996
                                  (CONTINUED)


10. EMPLOYEE RETIREMENT PLAN:

     The Company has established an employee retirement savings plan that covers substantially all employees who have met certain service and age requirements. Employees may contribute from 2 percent to 10 percent of their annual compensation to the plan as limited by Internal Revenue Service regulations. The Company will match contributions up to 3 percent of each individual's compensation. Contributions made by the Company totaled $242,596, $277,314, and $278,362 for the years ended March 31, 1995 and 1996, and for the nine months ended December 31, 1996, respectively. These contributions are included in salaries and related expenses in the accompanying statements of income.

11. INCOME TAXES:

     THE PROVISION FOR INCOME TAXES IS AS FOLLOWS FOR THE YEARS ENDED MARCH 31, 1995 AND 1996, AND FOR the nine months ended December 31, 1996:

                     MARCH 31,      MARCH 31,      DECEMBER 31,
                       1995           1996            1996
                     ------------   ------------   --------------
 Current:
  Federal   ......     $ 19,255       $ 40,275       $ 284,030
  State  .........            -         25,920          60,639
                       ---------      ---------      ----------
                         19,255         66,195         344,669
                       ---------      ---------      ----------
 Deferred:
  Federal   ......      102,467        123,797         221,953
  State  .........       17,540         21,191          15,061
                       ---------      ---------      ----------
                        120,007        144,988         237,014
                       ---------      ---------      ----------
                       $139,262       $211,183       $ 581,683
                       =========      =========      ==========

     Included in the current federal portion of the provision for income taxes for the nine months ended December 31, 1996, are foreign taxes of $33,059 arising from the operations of Bellamy.

     The provision for income taxes differs from the amount computed by applying the U.S. federal corporate tax rate of 34 percent to income before provision for income taxes for the years ended March 31, 1995 and 1996, and for the nine months ended December 31, 1996, as follows:

                                                           MARCH 31,      MARCH 31,      DECEMBER 31,
                                                             1995           1996            1996
                                                           ------------   ------------   --------------
 U.S. federal income tax rate   ........................        34.00%         34.00%          34.00%
  Deferred taxes recorded in connection with change in
 tax status from S corporation to C corporation   ......       (45.30)             -               -
  Portion of year taxed as an S corporation    .........        16.08              -               -
  State taxes    .......................................         3.63           3.63            3.63
  Effect of graduated rates  ...........................         3.71              -               -
  Meals and entertainment    ...........................         2.83           2.40            2.87
  Other    .............................................         1.40           1.34             .59
                                                              -------        -------         -------
 Effective tax rate    .................................        16.35%         41.37%          41.09%
                                                              =======        =======         =======

     Prior to the business combinations that occurred on October 31, 1994, PSC and PSI were S corporations. Concurrent with the business combinations, PSC and PSI changed from an

                         H.T.E., INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 MARCH 31, 1995 AND 1996, AND DECEMBER 31, 1996
                                  (CONTINUED)
11. INCOME TAXES:-(CONTINUED)

S corporation to a C corporation. As reflected above, the provision for income taxes for the year ended March 31, 1995, includes the effects of recording deferred taxes in connection with the change in tax status from S corporation to C corporation and excludes the benefit for the loss incurred during the portion of the year PSC and PSI were taxed as S corporations. Had PSC and PSI been C corporations at the beginning of the year ended March 31, 1995, the provision for income taxes included in the statement of operations would have been approximately $388,000.

     Deferred income taxes consisted of the following as of December 31, 1996:

                                                        CURRENT       NONCURRENT         TOTAL
                                                        -----------   --------------   -------------
 Tax assets:
  Cumulative change in tax accounting method   ......     $33,897      $         -     $    33,897
  Accrued liabilities  ..............................     431,334                -         431,334
  Allowance for doubtful accounts  ..................     195,676                -         195,676
  Deferred lease commitment  ........................           -           24,867          24,867
  Other    ..........................................       6,965            9,810          16,775
                                                          -------      -----------     -----------
   Total assets  ....................................     667,872           34,677         702,549
                                                          -------      -----------     -----------
 Tax liabilities:
  Basis difference in fixed assets    ...............           -         (203,626)       (203,626)
  Capitalized software development costs    .........                   (1,393,810)     (1,393,810)
  Other intangible assets    ........................           -         (168,036)       (168,036)
  Other    ..........................................      (1,017)               -          (1,017)
                                                          -------      -----------     -----------
   Total liabilities   ..............................      (1,017)      (1,765,472)     (1,766,489)
                                                          -------      -----------     -----------
 Net deferred tax asset (liability)   ...............    $666,855      $(1,730,795)    $(1,063,940)
                                                          =======      ===========     ===========

     Deferred income taxes consisted of the following as of March 31, 1996:

                                                        CURRENT       NONCURRENT         TOTAL
                                                        -----------   --------------   -------------
 Tax assets:
  Cumulative change in tax accounting method   ......    $135,587      $         -     $   135,587
  Accrued liabilities  ..............................     480,037                -         480,037
  Allowance for doubtful accounts  ..................     112,890                -         112,890
  Deferred lease commitment  ........................           -           64,347          64,347
  Alternative minimum tax (AMT) credit
 carryforward    ....................................           -           80,202          80,202
  Other    ..........................................       8,076            5,606          13,682
                                                         ---------     -----------     -----------
   Total assets  ....................................     736,590          150,155         886,745
                                                         ---------     -----------     -----------
 Tax liabilities:
  Basis difference in fixed assets    ...............           -         (205,423)       (205,423)
  Capitalized software development costs    .........           -       (1,218,982)     (1,218,982)
                                                         ---------     -----------     -----------
   Total liabilities   ..............................           -       (1,424,405)     (1,424,405)
                                                         ---------     -----------     -----------
 Net deferred tax asset (liability)   ...............    $736,590      $(1,274,250)    $  (537,660)
                                                         =========     ===========     ===========

                         H.T.E., INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 MARCH 31, 1995 AND 1996, AND DECEMBER 31, 1996
                                  (CONTINUED)


12. COMMITMENTS AND CONTINGENCIES:

CAPITAL LEASES

     Computer equipment and furniture are leased under capital leases with terms of up to 60 months. Under the terms of the leases, the Company is required to provide maintenance and insurance on the leased property. Minimum future payments on the obligations under capital leases are as follows as of December 31, 1996:

 YEAR ENDING DECEMBER 31,                                                     AMOUNT
---------------------------------------------------------------------------   ----------
 1997    ..................................................................   $ 37,404
 1998    ..................................................................      8,015
                                                                              --------
 Total payments   .........................................................     45,419
 Less-Portion applicable to interest at rates ranging from 4 percent to 17
 percent    ...............................................................     (3,619)
                                                                              --------
 Obligations under capital leases   .......................................     41,800
 Less-Current portion   ...................................................    (31,367)
                                                                              --------
                                                                              $ 10,433
                                                                              ========

OPERATING LEASES

     The Company leases office space, furniture, automobiles and equipment under certain long-term noncancelable operating lease agreements with varying terms and conditions.

     Future aggregate minimum rental payments under these agreements are as follows as of December 31, 1996:

 YEAR ENDING DECEMBER 31,        AMOUNT
---------------------------   ------------
 1997    ..................    $ 794,766
 1998    ..................      240,156
 1999    ..................       30,836
                               ----------
                              $1,065,758
                               ==========

     Additionally, the Company leases its main office space under a seven-year, noncancelable operating lease which began in April 1990. The Company expenses the total estimated cash payments on a straight-line basis over the life of the lease. The cumulative difference between the amount expensed and the amount actually paid is recorded as deferred lease commitment on the accompanying consolidated balance sheets at March 31, 1996, and December 31, 1996. As of December 31, 1996, the future minimum rental payments under this agreement totaled $275,946.

     Rent expense under operating leases totaled approximately $911,000, $1,179,000 and $967,000 for the years ended March 31, 1995 and 1996, and for the nine months ended December 31, 1996, respectively.

NEW LEASE

     In April 1996, the Company entered into a lease agreement for office space under a 10-year, noncancelable operating lease to begin on or around May 1, 1997. The lease agreement also provides

                         H.T.E., INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 MARCH 31, 1995 AND 1996, AND DECEMBER 31, 1996
                                  (CONTINUED)

12. COMMITMENTS AND CONTINGENCIES:-(CONTINUED)

the Company with three renewal options to extend the lease term five years each. The Company intends to recognize expense related to this lease on a straight-line basis over the life of the lease.

     Future aggregate minimum rental payments under this agreement are as follows as of December 31, 1996:

 YEAR ENDING DECEMBER 31,       AMOUNT
---------------------------   -------------
 1997    ..................    $  561,069
 1998    ..................       839,304
 1999    ..................       975,712
 2000    ..................     1,064,236
 2001    ..................     1,074,396
 Thereafter    ............     5,901,847
                               -----------
                              $10,416,564
                               ===========

PRODUCT ROYALTY AGREEMENTS

     The Company has entered into several product royalty agreements with various entities who have sold their application rights or product designs to the Company. The majority of these agreements are similar in nature in that they each state that royalties shall be paid on the basis of applicable license fee revenues collected by the Company. However, each agreement may have a different percentage upon which the product royalty is based. The Company accrues these product royalties as the applicable license fee revenues are recognized. The Company has recorded $371,542 and $369,949 as accrued liabilities for product royalties as of March 31, 1996, and December 31, 1996, respectively. Royalty expense was approximately $352,000, $163,000 and $263,000 for the years ended March 31, 1995 and 1996, and for the nine months ended December 31, 1996, respectively, and is included in cost of software license fees. As discussed further below, royalty expense for the year ended March 31, 1996, was reduced due to the forgiveness of an account payable which was offset against royalty expense in that year.

     During the year ended March 31, 1996, an account payable for outstanding product royalties under an application development agreement with IBM, which totaled $210,264 as of March 31, 1995, was forgiven. In consideration of this forgiveness of debt, the agreement was amended to provide for a 5 percent royalty on software license fees of the "work orders" application for a period of two years beginning April 1996 and a 10 percent royalty on software license fees of the "courts" application for a period of three years beginning April 1996. This forgiveness was recorded as a reduction in royalty expense in the accompanying consolidated statement of operations for the year ended March 31, 1996.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

     Effective February 1997, the Company entered into employment agreements with Dennis J. Harward, the Company's President, Chief Executive Officer and Chairman of the Board and Jack L. Harward, the Company's Executive Vice President. Each of the agreements is for a term of three years, and automatically renews for successive one-year periods. In the event either executive is terminated

                         H.T.E., INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 MARCH 31, 1995 AND 1996, AND DECEMBER 31, 1996
                                  (CONTINUED)

12. COMMITMENTS AND CONTINGENCIES:-(CONTINUED)

without "Cause," the Company must pay to such executive any unpaid base salary, any accrued but unpaid incentive compensation through the date of termination and continue to pay the executive's base salary for a period of 12 months as well as continue to provide the executive with incentive compensation and the other benefits under the agreement for the same period. Additionally, upon termination "without cause" the Company must pay to each executive a single lump sum payment equal to the value of the portion of his benefits under any savings, pension, profit sharing or deferred compensation plans.

     The Company has also entered into severance agreements with Dennis J. Harward and Jack L. Harward that will become effective on, and provide for continued employment or retention following, a "Change in Control" (as defined) of the Company. Such agreements generally provide that upon (i) termination by the Company of the executive's employment for any reason other than death, mental or physical incapacity, illness, disability or "Cause"
(as defined), (ii) termination by the executive for "Good Reason"
(generally defined as the diminution of the executive's duties or other breach by the Company of the agreement), or (iii) termination by the executive during a 30-day period commencing one year after the Change in Control, he will receive, in addition to base salary, bonus and other compensation accrued through the date of termination, a lump sum cash payment equal to 2.5 times his then-existing base salary and incentive compensation.

PRODUCT LIABILITY

     The Company markets to its customers complex, mission-critical, enterprise-wide applications. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although the Company has not experienced any significant product liability claims to date, the sale and support of software by the Company may entail the risk of such claims, which may be substantial. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

13. LITIGATION:

     The Company is involved in various legal actions arising in the normal course of business, as both a claimant and a defendant. While it is not possible to determine with certainty the outcome of these matters, in the opinion of management, the eventual resolution of these claims and actions outstanding will not have a material adverse effect on the Company's financial position or operating results.

14. SUBSEQUENT EVENTS:

     On January 16, 1997, the company refinanced its existing line of credit
(LOC) with a commercial bank in which the bank agreed to make available a principal amount equal to a percentage of qualified accounts receivable not to exceed $6,000,000. The LOC extends through June 30, 1998, at which time the entire unpaid principal balance and any accrued interest is payable in full. In accordance with the

                         H.T.E., INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 MARCH 31, 1995 AND 1996, AND DECEMBER 31, 1996
                                  (CONTINUED)

14. SUBSEQUENT EVENTS:-(CONTINUED)

agreement, the LOC bears interest at the bank's prime rate plus 1.25 percent and is collateralized by the Company's accounts receivable, inventory, intangible assets and equipment.

     The Company's 1997 Executive Incentive Compensation Plan (the
"Executive Incentive Plan") was adopted by the Board of Directors in January 1997. The purpose of the Incentive Plan is to attract and retain key employees and consultants of the Company, to provide an incentive for them to achieve long-range performance goals and to enable them to participate in the long-term growth of the Company. The Incentive Plan authorizes the grant of stock options (incentive and nonstatutory), stock appreciation rights and restricted stock subject to adjustment to employees and consultants of the Company, capable of contributing to the Company's performance. The Company has reserved an aggregate of 954,000 shares (subject to adjustment for stock splits and similar capital changes) of Common Stock for grants under the Executive Incentive Plan. Incentive stock options may be granted only to employees eligible to receive them under the Internal Revenue Code of 1986, as amended. Options to purchase 567,100 shares of Common Stock were granted on February 7, 1997, at an exercise price of $9.43 per share. Of the options issued, 116,600 were immediately vested, 106,000 vest over a 4 year period and 344,500 vest over a 5 year period.

15. SUPPLEMENTAL NONCASH TRANSACTIONS:

     The Company includes depreciation on computer equipment used in the process of producing product masters in the costs capitalized as computer software development costs. During the years ended March 31, 1995 and 1996, and the nine months ended December 31, 1996, depreciation of $67,144, $86,043 and $88,367, respectively, was capitalized as computer software development costs.

     During the year ended March 31, 1996, the Company capitalized $52,900 of computer, furniture and fixtures acquired under capital lease obligations.

     During the year ended March 31, 1996 (within one year of the purchase date (see Note 3)), SMI identified certain customer service liabilities in the amount of $111,735 that the Company was previously unaware it had assumed as a result of the net asset purchase. As the identified net assets were stated at fair market value at the date of the original purchase, these additional liabilities were recorded as goodwill.

     During the year ended March 31, 1996, PFS purchased the net assets of Programmed-For-Success, Inc. (the PFS Acquisition). PFS paid $5,796 in cash and issued a note payable of $100,000 in connection with the PFS Acquisition. During the nine months ended December 31, 1996, the Company purchased all of the outstanding common stock of Bellamy (the Bellamy Acquisition). The Company paid $375,000 in cash, issued notes payable with an aggregate value of $300,000 and issued 63,600 shares of mandatorily redeemable Class C common stock with a value of $112,032 in connection with the Bellamy Acquisition.

                         H.T.E., INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 MARCH 31, 1995 AND 1996, AND DECEMBER 31, 1996
                                  (CONTINUED)

15. SUPPLEMENTAL NONCASH TRANSACTIONS:-(CONTINUED)


     The acquisitions had the following noncash effects for the year ended March 31, 1996, and the nine months ended December 31, 1996:

                                                                     MARCH 31,      DECEMBER 31,
                                                                       1996            1996
                                                                     ------------   --------------
 Investments   ...................................................     $       -       $ 118,955
 Trade accounts receivable    ....................................             -         124,119
 Other current assets   ..........................................             -           2,127
 Computer equipment, furniture and fixtures  .....................        19,840         158,083
 Computer software development costs   ...........................       130,160         256,523
 Other intangible assets   .......................................             -         386,291
 Goodwill established due to recognition of deferred income taxes
 (included in other intangible assets)    ........................             -         289,266
 Deposits   ......................................................           611               -
 Accounts payable    .............................................             -        (123,162)
 Deferred revenue    .............................................       (44,815)       (128,404)
 Notes payable to related parties   ..............................      (100,000)       (300,000)
 Long-term debt   ................................................             -          (7,500)
 Deferred income taxes (long-term liability)    ..................             -        (289,266)
 Mandatorily redeemable Class C common stock    ..................             -        (112,032)

16. UNAUDITED PRO FORMA INFORMATION:

     The Company's board of directors authorized management to prepare and file a registration statement with the U.S. Securities and Exchange Commission on Form S-1 to pursue an initial public offering of the Company's Common Stock. In connection with this offering, the Company will complete a recapitalization pursuant to which (i) all outstanding shares of Redeemable Preferred Stock, Class A Common Stock and Class C Common Stock will be split 53-for-one and exchanged simultaneously on a one-for-one basis for shares of the Company's newly authorized Common Stock, (ii) the Company will pay in cash all accrued dividends on the Redeemable Preferred Stock to the date of the stock splits and exchanges described above and (iii) following the exchanges described above, the Redeemable Preferred Stock, Class A Common Stock, Class B Common Stock and Class C Common Stock will be cancelled, retired and eliminated from the shares the Company is authorized to issue.

     The accompanying unaudited pro forma consolidated balance sheet as of December 31, 1996, is based on the Company's historical balance sheet as of December 31, 1996, as adjusted to reflect the conversion of the Company's mandatorily redeemable preferred stock, mandatorily redeemable Class C common stock and Class A common stock to shares of the Company's newly authorized Common Stock and the related payment of accrued dividends as if the transactions had occurred as of December 31, 1996.

Photo of Six people

* Industry expertise
* Proven Products
* Integrated, cost-effective systems
* Commitment to long term partnerships
* Dependability

[HTE LOGO]
More Than Software....

       NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR BY THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                                 ------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ------
Prospectus Summary   ..................    3
Risk Factors   ........................    6
The Company ...........................   12
Use of Proceeds   .....................   12
Dividend Policy   .....................   12
Capitalization ........................   13
Dilution ..............................   14
Selected Financial Data ...............   15
Management's Discussion and Analysis
 of Financial Condition and
 Results of Operations  ...............   17
Business ..............................   24
Management  ...........................   39
Certain Transactions ..................   46
Principal and Selling Shareholders  ...   47
Description of Capital Stock  .........   48
Shares Eligible for Future Sale  ......   52
Underwriting   ........................   53
Legal Matters  ........................   55
Experts  ..............................   55
Additional Information  ...............   55
Index to Financial Statements ......... F-1


                                 ------------

       UNTIL        , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,500,000 SHARES
                                ----------------
                                    HTE LOGO


                                   H.T.E., INC.

                                  COMMON STOCK

                                  ------------

                                   PROSPECTUS

                                       , 1997

                                  ------------


                          VOLPE BROWN WHELAN & COMPANY
                          JANNEY MONTGOMERY SCOTT INC.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:


Securities and Exchange Commission registration fee  ....................................    $11,326
NASD filing fee  ........................................................................      4,238
Nasdaq National Market listing fee ......................................................     25,000
Printing and engraving expenses .........................................................    100,000
Accounting fees and expenses ............................................................    250,000
Legal fees and expenses   ...............................................................    150,000
Fees and expenses (including legal fees) for qualifications under state securities laws        2,500
Registrar and Transfer Agent's fees and expenses .......................................       2,500
Miscellaneous ...........................................................................    154,436
                                                                                             --------
  Total .................................................................................   $700,000
                                                                                             ========



     All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq listing fee are estimated.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant has authority under the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Articles of Incorporation provide that the Registrant shall indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. The Registrant is also entering into an agreement with each of its directors and certain of its officers wherein it is agreeing to indemnify each of them to the fullest extent permitted by law. In general, Florida law permits a Florida corporation to indemnify its directors, officers, employees and agents, and persons serving at the corporation's request in such capacities for another enterprise against liabilities arising from conduct that such persons reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

     The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws or state or Federal environmental laws.


     At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought from the Registrant, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification from the Registrant by any officer or director.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In November 1996, the Company issued an aggregate of 1,200 shares of Class C Common Stock as part of its purchase of Bellamy Software, Ltd., an Alberta, Canada corporation ("Bellamy").

     In June 1996, Meridian Venture Partners purchased 2528.69 shares of redeemable preferred stock of the Company for an aggregate purchase price equal to $246,545.

     In April 1996, the Company issued in the aggregate 57.14 shares of Class A Common Stock to certain individuals. In March 1996, the Company issued in the aggregate 2557.14 shares of Class A Common Stock to certain individuals. In each case, the consideration paid for the shares was $87.50 per share.

     Pursuant to the November 1994 reorganization of the Company, (i) BancBoston Ventures, Inc. purchased 20,572 shares of redeemable preferred stock of the Company for an aggregate purchase price of $2,000,000, (ii) Meridian Venture Partners purchased 10,286 shares of redeemable preferred stock of the Company for an aggregate purchase price of $1,000,000, (iii) Dennis J. Harward received
(x) 37,291 shares of Class A Common Stock of the Company in exchange for all of the shares of HTE common stock owned by him prior to the reorganization and all of the shares of common stock of HTE-Public Safety Illinois, Inc. owned by him prior to the stock purchase by HTE, and (y) $500,000 evidenced by a promissory note in exchange for the common stock of HTE-Public Safety Corporation owned by him prior to the stock purchase by HTE; and (iv) Jack L. Harward received 26,709 shares of Class A Common Stock of the Company in exchange for (x) all of the shares of HTE common stock owned prior to the reorganization, (y) all of the shares of HTE-Public Safety Corporation owned by him prior to the merger of HTE-Public Safety Corporation with and into the Company, and (z) all of the shares of HTE-Public Safety Illinois, Inc. owned by him prior to the stock purchase by HTE.

     The issuance of such shares pursuant to each of the above described transactions was exempt from the registration requirements of the Securities Act, as amended, pursuant to the exemption set forth in Section 4(2).

     The issuance of shares of the Company's newly authorized common stock pursuant to the Recapitalization (see "Prospectus Summary-The
Recapitalization") will be exempt from the registration requirements of the Securities Act pursuant to the exemption set forth in Section 3(a)(9) thereof.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


EXHIBIT      DESCRIPTION
---------   ----------------------------------------------------------------------------------------------
   1.1       Proposed form of Underwriting Agreement*
   3.1       Registrant's Form of Amended Articles of Incorporation*
   3.2       Registrant's Form of Amended and Restated Bylaws*
   5.1       Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. as to the validity of the Common Stock being registered**
  10.1       Registrant's 1997 Executive Incentive Compensation Plan*
  10.2       [Intentionally deleted]
  10.3       Catan Option Agreement**
  10.4       Registration Rights Agreement**
  10.5       Form of Stock Option Agreement**
  10.6       Form of Indemnification Agreement between the Registrant and each of its directors and certain executive officers*
  10.7       Form of Employment Agreement for Dennis Harward and Jack Harward**

EXHIBIT      DESCRIPTION
---------   -------------------------------------------------------------------------------------------------
10.8         Form of Employment Agreement for L.A. Gornto, Jr**
10.9         Form of Employment Agreement for certain other employees**
10.10        Form of Severance Agreement**
10.11        Lease Agreement (Heathrow International Business Center Lake Mary, Florida)**
11           Statement re computation per share earnings*
21           Subsidiaries of Registrant*
23.1         Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. (included in its opinion to be filed as Exhibit 5.1)**
23.2         Consent of Arthur Andersen LLP**
24.1         Reference is made to the Signatures section of this Registration Statement as originally filed for the Power of Attorney contained therein*
27.1         Financial Data Schedule*
27.2         Financial Data Schedule*


----------------


 * Previously filed.

** Filed herewith.

     (b) Financial Statement Schedules:

     All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.


ITEM 17. UNDERTAKINGS


     (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registration of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

       (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

       (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on April 4, 1997.


                                 H.T.E., INC.


                                 By: /s/ DENNIS J. HARWARD
                                     -------------------------------------
                                     Dennis J. Harward
                                     Chairman of the Board, Director

                                     President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        SIGNATURES                                TITLE                            DATE
-----------------------------   --------------------------------------------   ---------------
/s/ DENNIS J. HARWARD            Chairman of the Board of Directors             April 4, 1997
-----------------------------      President and Chief Executive Officer
Dennis J. Harward                  and Director (principal executive officer)

/s/ JACK L. HARWARD              Executive Vice President and Director          April 4, 1997
-----------------------------
Jack L. Harward

/s/ L.A. GORNTO, JR.             Executive Vice President,                      April 4, 1997
-----------------------------      Chief Financial Officer
L.A. Gornto, Jr.                   (principal financial officer)


/s/ SUSAN D. FALOTICO            Vice President, Controller                     April 4, 1997
-----------------------------      Chief Accounting Officer
Susan D. Falotico                  (chief accounting officer)

/s/ BERNARD B. MARKEY            Director                                       April 4, 1997
-----------------------------
Bernard B. Markey

/s/ PETER R. ROBERTS             Director                                       April 4, 1997
-----------------------------
Peter R. Roberts

                               INDEX TO EXHIBITS


                                                                                              SEQUENTIALLY
EXHIBIT                                                                                          NUMBERED
NUMBER       DESCRIPTION                                                                           PAGE
---------   ------------------------------------------------------------------------------   --------------
   5.1       Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. as to
              the validity of the Common Stock being registered
  10.3       Catan Option Agreement
  10.4       Registration Rights Agreement
  10.5       Form of Stock Option Agreement
  10.7       Form of Employment Agreement for Dennis Harward and Jack Harward
  10.8       Form of Employment Agreement for L.A. Gornto, Jr
  10.9       Form of Employment Agreement for certain other employees
 10.10       Form of Severance Agreement
 10.11       Lease Agreement (Heathrow International Business Center Lake Mary, Florida)
  23.2       Consent of Arthur Andersen LLP